As filed with the Securities and Exchange Commission on September 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULGENT GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	81-2621304
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4978 Santa Anita Avenue

Temple City, CA 91780

(626) 350-0537

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ming Hsieh

Chief Executive Officer

Fulgent Genetics, Inc.

4978 Santa Anita Avenue

Temple City, CA 91780

(626) 350-0537

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott M. Stanton, Esq. Sara L. Terheggen, Esq. Lisa H. Abbot, Esq. Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, CA 92130 (858) 720-5100	B. Shayne Kennedy, Esq. Drew Capurro, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 (714) 540-1235

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	$50,000,000	$5,035

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of shares the underwriters have the option to purchase.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2016

                 Shares

Common Stock

This is the initial public offering of shares of common stock of Fulgent Genetics, Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price will be between $         and $         per share. We have applied to list our common stock on the NASDAQ Global Market under the symbol “FLGT.”

We have granted the underwriters a 30-day option to purchase up to              additional shares from us at the initial public offering price, less the underwriting discounts and commissions.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Fulgent Genetics, Inc.
Per Share	$	$	$
Total	$	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters expect to deliver the shares to purchasers on or about                     , 2016.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse		Piper Jaffray

Raymond James

BTIG

The date of this prospectus is                     , 2016.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. We and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and neither we, nor the underwriters take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Until                     , 2016 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights selected information included in this prospectus and does not contain all of the information you should consider in making an investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the financial statements and the related notes included in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included in this prospectus.

The information in this prospectus reflects the completion of the Reorganization, as defined and described below, which will occur immediately prior to closing this offering. Pursuant to the Reorganization, Fulgent Therapeutics LLC will become a wholly owned subsidiary of Fulgent Genetics, Inc., a holding company and the issuer of common stock in this offering. Unless the context otherwise requires, (i) the term “Fulgent LLC” refers to Fulgent Therapeutics LLC, (ii) the term “Fulgent Inc.” refers to Fulgent Genetics, Inc. and (iii) the terms “Fulgent,” the “company,” “we,” “us” and “our” refer, for periods prior to completion of the Reorganization, to Fulgent LLC and, for periods after completion of the Reorganization, to Fulgent Inc. and its consolidated subsidiary after giving effect to the Reorganization. See “—Pharma Split-Off and Reorganization” for additional information.

Overview

We are a rapidly growing technology company with an initial focus on offering comprehensive genetic testing to provide physicians with clinically actionable diagnostic information they can use to improve the overall quality of patient care. We have developed a proprietary technology platform that integrates sophisticated data comparison and suppression algorithms, adaptive learning software, advanced genetic diagnostics tools and integrated laboratory processes. This platform allows us to offer a broad and flexible test menu while maintaining accessible pricing, high accuracy and competitive turnaround times. We believe our current test menu offers more genes for testing than our competitors in today’s market, which enables us to provide expansive options for test customization and clinically actionable results. Our current test menu includes more than 18,000 single-gene tests and more than 200 pre-established, multi-gene, disease-specific panels that collectively test for more than 7,500 genetic conditions, including various cancers, cardiovascular diseases and neurological disorders.

Genetic testing has experienced significant growth in recent years. As this trend continues, we believe genetic testing will become a more accepted part of standard medical care and the knowledge of a person’s unique genetic makeup will begin to play a more important role in the practice of medicine. The advent of next generation sequencing, or NGS, technology, a relatively new genetic testing technique that enables millions of DNA fragments to be sequenced in parallel, has dramatically lowered the cost and improved the quality of genetic testing, contributing to increased adoption. According to GrandView Research, the size of the global NGS genetic testing market, which includes presequencing, sequencing and data analysis, is estimated to be approximately $4.0 billion in 2016, including approximately $1.4 billion in the United States, and is expected to reach approximately $10.5 billion by 2022, including approximately $3.6 billion in the United States.

While adoption of genetic testing has increased in recent years, we believe widespread utilization has been limited in large part because of certain barriers to adoption that exist in today’s market. Among these barriers are that genetic testing can be prohibitively expensive, only a limited number of genetic tests are currently reimbursable, certain genetic conditions cannot be diagnosed due to the limited scope of genetic analysis, genetic testing can be an inefficient process and the interpretation of genetic results can be cumbersome and time-consuming. We believe a significant market exists for a genetic testing option that provides broad genetic coverage and the flexibility to customize tests for individual patient needs, while maintaining accuracy and affordability.

We have developed a proprietary technology platform that we believe enables us to overcome many of the challenges facing our industry today. Our technology platform includes proprietary gene probes, advanced database algorithms, adaptive learning software and proprietary laboratory management systems. Together, the elements of our technology platform enable us to provide tests at a low cost to us and accessible price points to our customers, offer a broad test menu and continually expand and improve our proprietary genetic reference library. In addition, our technology platform allows us to offer customers the ability to design customized tests tailored to their specifications using our expansive library of genes, and we believe this flexibility increases efficiency and the utility of the genetic data we produce. Further, our gene probes, when combined with our proprietary genetic reference library and publicly available genetic databases, support our ability to sequence DNA regions that we believe laboratories using commercial probes cannot and improve the detection rate of our test data. In turn, we believe this enables us to produce clinically actionable results physicians can use to improve care for their patients.

Our existing customer base consists primarily of hospitals and medical institutions, which are frequent and high-volume users of genetic tests and which typically pay us directly for our tests. We believe our relationships with these customers provide an avenue for further growth as we seek to deepen these relationships and drive increased ordering. We believe the key to further penetrating our existing customer base and expanding into new customer markets is to continue to focus on delivering a superior test menu while maintaining affordable prices. In order to offer our customers affordable price points, we continue to enhance our technology platform to develop tests that we can perform at a low internal cost.

Our headquarters are located in Temple City, California, where we have our corporate offices and a laboratory certified under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, accredited by the College of American Pathologists, or CAP, and licensed by the State of California Department of Public Health, or CA DPH. We have assembled a highly qualified team of 55 employees as of September 1, 2016, including 26 individuals with a PhD or other advanced degree and personnel with expertise in a number of fields important to our business, such as bioinformatics, genetics, software engineering, laboratory management and sales and marketing. We have relied upon this team to develop our proprietary technology platform and differentiated business model, which we believe have driven our commercial success to date and provide us with significant opportunity for future growth.

Our Technology Platform

Through our technology-driven approach, we have developed a system of proprietary tools and processes that we believe enable us to overcome many of the challenges facing our industry today. The key features of our technology platform include:

•	Proprietary gene probes. We have developed technologies to design and formulate proprietary gene probes that we produce in our laboratory and use to perform our genetic tests. Our proprietary gene probes are specifically engineered to generate genetic data that is optimized for our software, which enables us to rapidly incorporate new genes into our test menu, develop new panels of disease-specific tests, customize tests for our customers and, we believe, more effectively enrich the targeted genes to improve the quality of the sequenced data we produce.

•	Advanced database algorithms. Our advanced data comparison algorithms measure DNA sequences from patient specimens against genetic data available from the broader scientific community and our own proprietary reference library of genetic information, which enables us to rapidly and effectively detect pathogenic mutations. Our advanced data suppression algorithms reduce irrelevant noise in the genetic data we analyze to improve the efficiency and speed of our data analysis while reducing the need for manual curation.

•	Adaptive learning software. We have developed software that automatically incorporates the data from each completed test into our expansive genetic reference library, enabling it to continuously evolve and, by leveraging the capabilities of our gene probes, improve the speed and effectiveness of curation and reporting. Our adaptive learning software also communicates with our integrated laboratory systems, which leads to increasing efficiency and effectiveness.

•	Proprietary laboratory information management systems. We have developed proprietary laboratory information management systems that provide the backbone by which we efficiently manage workflow, monitor quality and ensure the fidelity of information generation and analytics for reporting to our customers. The result is a highly connected platform that allows us to process tests and information in an efficient manner.

Our Solution

After launching our first commercial genetic tests in 2013, our tests covered more than 1,000 genes in 100 panels by the first quarter of 2014 and more than 10,000 genes in over 170 panels by the end of 2015. Today, we have further expanded our test menu to offer more than 18,000 single-gene tests and more than 200 panels that collectively test for more than 7,500 genetic conditions, including various cancers, cardiovascular diseases and neurological disorders. We offer tests at competitive prices, averaging approximately $1,400 per billable test delivered in the six months ended June 30, 2016, and with competitive turnaround times. Our volume has grown rapidly since our commercial launch, with over 13,000 billable tests delivered to over 600 total customers as of June 30, 2016. We delivered 6,852 billable tests in 2015 compared to 966 billable tests delivered in 2014, and we delivered 5,209 billable tests in the six months ended June 30, 2016 compared to 2,762 billable tests delivered in the six months ended June 30, 2015. We have experienced compound quarterly growth of 19.5% in the number of billable tests delivered from the first quarter of 2015 through the second quarter of 2016. Further, approximately 86% of our test billings that were generated and due in 2015 were paid during that period. We recorded revenue and net loss of $9.6 million and $8.3 million in 2015, respectively, and revenue and net loss of $7.4 million and $5.1 million in the six months ended June 30, 2016, respectively.

We believe our commercial success to date has been driven by the benefits provided by our technology platform, which include the following:

•	Low cost per billable test. Our technology platform enables us to perform each test and deliver its results at a low cost to us and an attractive price to our customers, which we believe encourages repeat ordering from existing customers and attracts new customers. We believe our low cost per billable test will also facilitate the process for establishing reimbursement from third-party payors at a level adequate for us to achieve profitability with this payor group.

•	Broad and flexible test menu. Our technology platform has allowed us to incorporate, to our knowledge, thousands more genes into our portfolio than any of our competitors’ portfolios. Our technology platform also allows us to provide a flexible and customizable test menu for our customers. We offer single-gene tests on over 18,000 genes, as well as deletion/duplication analysis and site-specific tests. If customers desire a broader test, we offer more than 200 pre-established, multi-gene panels that focus on various genetic conditions. These panels can be adjusted up or down to include more or fewer genes, or customers can design their own panels to their exact specifications.

•	Expansive and growing genetic library. Using our proprietary gene probes and testing processes, we are able to capture large amounts of genetic information on each test we perform, which has allowed us to develop a proprietary reference library of expansive genetic information. This reference library is automatically curated by our adaptive learning software, supplemented by manual curation by our team of highly trained professionals, which adds to and improves upon the information available in public genetic databases to develop what we believe is a more reliable catalog of genetic information.

Our Strategy

We aim to be a leading provider of genetic information and other diagnostic tools to physicians for disease prediction and prognosis, as well as for pharmacogenomic purposes. Our strategy for long-term growth is to focus on the following key drivers of our business:

•	grow our customer base;

•	further broaden our test menu;

•	increase the global presence of our business;

•	maintain our low-cost operations;

•	develop relationships with payors by focusing on established genetic testing markets;

•	pursue additional opportunities in pharmacogenomics and drug discovery; and

•	leverage our technology platform into other diagnostic modalities.

Risks Affecting Us

Our business is subject to a number of risks and uncertainties, including those highlighted under “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•	our industry is subject to rapidly changing technology and new and increasing amounts of scientific data, and if we fail to keep pace with these technological advances, we may be unable to compete effectively and our business and prospects could suffer;

•	we are an early-stage company with a limited operating history, which may expose us to enhanced risks and increase the difficulty of evaluating our business and prospects;

•	we have a history of losses, and we may never be able to achieve or sustain profitability;

•	if we are not able to grow our customer base and increase demand for our tests from existing and new customers, our commercial success would be limited;

•	we face intense competition, which is likely to intensify further as existing competitors devote additional resources to, and new participants enter, the market, and if we cannot compete successfully, we may be unable to increase our revenue or achieve or grow profitability;

•	we will need to invest in and expand our infrastructure and hire additional skilled personnel in order to support our anticipated growth, and our failure to effectively manage any future growth could jeopardize our business;

•	we have limited experience marketing and selling our tests, and our commercial success will depend in part upon our ability to grow our sales and marketing team and generate sales using this relatively small internal and developing team;

•	we conduct business in a heavily regulated industry, and any changes in applicable laws, regulations or the enforcement discretion of the U.S. Food and Drug Administration, or FDA, or violations of laws or regulations by us, could adversely affect our business, prospects, results of operations or financial condition;

•	if we fail to comply with applicable federal, state, local and foreign laboratory licensing requirements, we could lose the ability to perform our tests or experience disruptions to our business;

•	we currently own no patents related to our technology platform and rely upon trade secret protection, non-disclosure agreements and invention assignment agreements to protect our proprietary information, which may not be effective to protect our proprietary technologies and other information;

•	our ability to achieve profitability depends upon our ability to collect payment for the tests we deliver to hospitals and medical institutions, which we may not be able to do successfully;

•	if third-party payors do not provide coverage and adequate reimbursement for our tests, our commercial success could be limited;

•	if our sole laboratory facility becomes inoperable, if we are forced to vacate the facility or if we are unable to obtain additional laboratory space as and when needed, we would be unable to perform our tests and our business would be harmed;

•	we are exposed to additional business, regulatory, political, operational, financial and economic risks related to our international operations;

•	actual or attempted security breaches, loss of data and other disruptions could compromise sensitive information related to our business or to patients or prevent us from accessing critical information, any of which could expose us to liability and adversely affect our business and our reputation; and

•	the loss of any member of our senior management team could adversely affect our business.

Recent Developments

In May 2016, Fulgent LLC completed a transaction with Xi Long USA, Inc., or Xi Long, an independent investor, and certain members of Fulgent LLC. In this transaction, (i) Xi Long acquired 4,618,421 Class D-1 preferred units and 5,644,737 Class D common units from certain existing members of Fulgent LLC for an aggregate purchase price of approximately $12.0 million, which units were required to be redeemed by Fulgent LLC in exchange for its issuance to Xi Long of an equivalent number of Class D-2 preferred units, and (ii) Fulgent LLC sold an additional 5,131,579 Class D-2 preferred units to Xi Long for gross proceeds of approximately $15.2 million. Fulgent LLC incurred issuance costs of $185,000 for the transaction, resulting in net proceeds to Fulgent LLC of approximately $15.0 million.

Pharma Split-Off and Reorganization

On April 4, 2016, Fulgent LLC separated its former pharmaceutical business, or the Pharma Business, from the business described in this prospectus. We refer to this separation as the “Pharma Split-Off.” Since completion of the Pharma Split-Off, Fulgent LLC has not pursued any aspect of the Pharma Business and, except as described in this prospectus, neither Fulgent LLC nor Fulgent Inc. is associated with the Pharma Business. The operating results of the Pharma Business have been reported as discontinued operations for all periods presented in the consolidated financial data included in this prospectus.

Immediately prior to completion of this offering, Fulgent LLC will become our wholly owned subsidiary in a transaction we refer to as the “Reorganization.” As a result of the Reorganization, the holders of all equity interests in Fulgent LLC immediately prior to the Reorganization will constitute all of our stockholders immediately following the Reorganization and immediately prior to completion of this offering. Following the Reorganization, we will be a holding company with no material assets other than 100% of the equity interests in Fulgent LLC, which we will manage as its Manager. Fulgent LLC’s authorized, issued and outstanding equity interests are referred to as “shares” in its operating agreement, but are referred to as “units” in this prospectus.

See “Pharma Split-Off and Reorganization” for additional information.

Corporate and Other Information

Fulgent Therapeutics LLC was initially formed in June 2011 as a California corporation and converted to a California limited liability company in September 2012. Our initial operations focused on the Pharma Business, and we commenced our genetic testing operations as described in this prospectus in 2013. In October 2015, we recapitalized Fulgent LLC to establish two series of units with economic rights based on our two lines of business at that time. See “Pharma Split-Off and Reorganization” for additional information.

We were incorporated in Delaware on May 13, 2016 to be the issuer in this offering and the holding company of Fulgent LLC. We were incorporated with the name Fulgent Diagnostics, Inc. and changed our name to Fulgent Genetics, Inc. on August 2, 2016.

Our headquarters and laboratory are located at 4978 Santa Anita Avenue, Temple City, California 91780, and our telephone number is (626) 350-0537. Our website address is www.fulgentgenetics.com. The information contained on, or that can be accessed through, our website is not part of and is not incorporated by reference into this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

We own unregistered trademark rights to Fulgent™ and our company name. We have also applied for a registered service mark in the United States for our company logo. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not use the ™ symbol in each instance in which one of our common law trademarks appears in this prospectus, but this should not be construed as any indication that we will not assert, to the fullest extent under applicable law, our rights thereto.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies, including, among others, the following:

•	being permitted to present in this prospectus only two years of audited financial statements and only two years of financial information in the selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including the registration statement of which this prospectus is a part; and

•	exemption from the requirements of holding a non-binding advisory vote on executive compensation and obtaining stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these reduced reporting requirements as an emerging growth company until the last day of our fiscal year following the fifth anniversary of the closing of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or Exchange Act, our annual gross revenue exceeds $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of these reduced reporting requirements in the registration statement of which this prospectus is a part and we may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information disclosed by other public companies that are not emerging growth companies.

The JOBS Act also provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

THE OFFERING

Common stock offered by us	shares.

Underwriters’ option to purchase additional shares	shares.

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Use of proceeds	We estimate the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional shares), assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	Please read “Risk Factors” beginning on page 12 and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Directed share program	At our request, the underwriters have reserved for sale at the initial public offering price up to shares of our common stock, or approximately % of the shares offered by this prospectus, for purchase by our employees and directors and the business and personal associates of our management. Any directed shares purchased by our officers and directors will be subject to the 180-day lock-up restriction described under “Underwriting” in this prospectus. Any other participants in the directed share program will not be subject to any lock-up arrangements with any underwriter with respect to the directed shares sold to them. The number of shares of common stock available for sale to the general public in this offering will be reduced by the number of shares sold pursuant to the directed share program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Proposed NASDAQ Global Market symbol	“FLGT”

The number of shares of our common stock to be outstanding immediately after this offering is based on             shares of our common stock issued and outstanding as of June 30, 2016, after giving effect to the exchange of all outstanding units of Fulgent LLC on such date for             shares of our common stock in the Reorganization immediately prior to completion of this offering, and excludes the following:

•	shares of our common stock issuable upon exercise of options with a weighted-average exercise price of $ per share, which, prior to completion of the Reorganization, were exercisable for 4,478,000 common units of Fulgent LLC with a weighted-average exercise price of $0.09 per unit and were outstanding as of June 30, 2016;

•	shares of our common stock issuable upon exercise of options with a weighted-average exercise price of $ per share, which, prior to completion of the Reorganization, were exercisable for common units of Fulgent LLC with a weighted-average exercise price of $ per unit and were issued after June 30, 2016;

•	shares of our common stock issuable upon settlement of restricted stock units, which, prior to completion of the Reorganization, were outstanding with respect to 500,000 common units of Fulgent LLC and were issued after June 30, 2016; and

•	shares of our common stock that will be reserved for future issuance under our 2016 Omnibus Incentive Plan, or the 2016 Plan, which we will adopt prior to completion of this offering.

Unless otherwise indicated, all information in this prospectus, including the above summary information about the offering, reflects and assumes the following:

•	the completion of the Reorganization, which includes the exchange of all outstanding units of Fulgent LLC for shares of our common stock, the conversion of all outstanding options to acquire common units of Fulgent LLC into options to acquire shares of our common stock and the conversion of all outstanding restricted share units relating to common units of Fulgent LLC into restricted stock units relating to shares of our common stock, immediately prior to completion of this offering;

•	no exercise of outstanding options to acquire common units of Fulgent LLC, all of which are unexercisable until completion of the Reorganization immediately prior to closing this offering; and

•	no exercise by the underwriters of their option to purchase up to additional shares of our common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The tables below summarize the consolidated financial and other data of Fulgent LLC for the periods presented. Following the Reorganization, Fulgent LLC will be considered our predecessor for accounting purposes and its financial statements will be our historical financial statements. The summary consolidated statements of operations data of Fulgent LLC for the years ended December 31, 2014 and 2015 are derived from Fulgent LLC’s audited consolidated financial statements included in this prospectus. The summary consolidated statements of operations data of Fulgent LLC for the six months ended June 30, 2015 and 2016 and the summary consolidated balance sheet data as of June 30, 2016 are derived from Fulgent LLC’s unaudited condensed consolidated financial statements included in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited financial statements and we have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in these financial statements.

The following summary consolidated financial and other data should be read together with “Pharma Split-Off and Reorganization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in this prospectus. Historical results are not necessarily indicative of the results that may be expected in any future period, and interim results are not necessarily indicative of the results that may be expected in the full year or any other period. The summary consolidated financial and other data in this section are not intended to replace the financial statements from which they are derived and are qualified in their entirety by the financial statements and related notes included in this prospectus.

Historical financial information of Fulgent Inc. is included elsewhere in this prospectus, but summary historical financial and other data of Fulgent Inc. have not been presented below, as Fulgent Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented.

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
	(in thousands, except per unit and per share data)
Consolidated Statements of Operations Data:
Revenue	$1,278	$9,576	$3,769	$7,411
Cost of revenue(1)	936	5,069	1,425	2,715

Gross profit	342	4,507	2,344	4,696
Operating expenses:
Research and development(1)	521	4,431	470	1,217
Selling and marketing(1)	581	2,670	477	778
General and administrative(1)	230	2,418	246	2,346

Total operating expenses	1,332	9,519	1,193	4,341

Operating income (loss)	(990)	(5,012)	1,151	355

Interest and other income (expense)	—	27	20	(5,449)
Income (loss) before income taxes	(990)	(4,985)	1,171	(5,094)
Provision for income taxes	—	—	—	—

Income (loss) from continuing operations	(990)	(4,985)	1,171	(5,094)

Income (loss) from discontinued operations(2)	(3,293)	(3,329)	(1,299)	41

Net loss	(4,283)	(8,314)	(128)	(5,053)

Basic and diluted loss per common unit:(3)
Continuing operations—Class D common units—profits interests		$(0.21)		$(0.27)

Continuing operations:(3)
Weighted-average Class D common units—profits interests—outstanding—basic and diluted		34,000		32,511

Pro forma loss attributable to common stockholders (unaudited):(4)
Pro forma loss per share attributable to common stockholders (unaudited):(4)
Basic and diluted
Shares used in computing pro forma loss per share attributable to common stockholders (unaudited):(4)
Basic and diluted

(1)	Includes equity-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
	(in thousands)
Cost of revenue	$—	$1,673	$—	$—
Research and development	—	3,241	—	—
Selling and marketing	—	1,569	—	—
General and administrative	—	1,673	—	1,625

Total equity-based compensation expense	$—	$8,156	$—	$1,625

(2)	On April 4, 2016, we completed the Pharma Split-Off. The financial results of the Pharma Business through the separation date of April 4, 2016 are included in Fulgent LLC’s results as discontinued operations for all periods presented. See “—Pharma Split-Off and Reorganization” for additional information.
(3)	See Notes 2 and 10 to Fulgent LLC’s audited consolidated financial statements for the year ended December 31, 2015 and Note 3 to Fulgent LLC’s unaudited condensed consolidated financial statements for the six months ended June 30, 2016, each included in this prospectus, for an explanation of the method used to calculate basic and diluted loss per unit from continuing operations and the weighted-average number of units used in the computation of the per unit amounts.

(4)	See Note 2 to Fulgent LLC’s audited consolidated financial statements for the year ended December 31, 2015 and Note 2 to Fulgent LLC’s unaudited condensed consolidated financial statements for the six months ended June 30, 2016, each included in this prospectus, for an explanation of the method used to calculate basic and diluted pro forma loss per share attributable to common stockholders.

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
Other Operating Data:
Billable tests(1)	966	6,852	2,762	5,209

(1)	Billable tests represent the number of tests delivered in a period for which we bill our customers. We consider the number of billable tests we deliver to be an important indicator of the growth of our business.

	As of June 30, 2016
	Actual (Fulgent LLC)	Pro Forma (Fulgent LLC)(1)	Pro Forma As Adjusted (Fulgent Inc.)(2)	Pro Forma As Further Adjusted (Fulgent Inc.)(3)(4)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$16,060	$11,468	$11,468	$
Total assets	26,778	22,186	22,186
Total liabilities	5,075	5,075	5,075
Accumulated deficit	(54,860)	(54,860)	(54,860)
Total members’ equity	21,703	17,111	—		—
Total stockholders’ equity	—	—	17,111

(1)	The pro forma balance sheet data give effect to the distribution of approximately $4.6 million to Mr. Hsieh as a return of capital contribution that was approved on August 12, 2016 and will be paid before completion of this offering.
(2)	The pro forma as adjusted balance sheet data give effect to the pro forma adjustment described above and the Reorganization.
(3)	The pro forma as further adjusted balance sheet data give effect to the pro forma as adjusted adjustments described above and our issuance and sale in this offering of shares of common stock at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(4)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of our pro forma as further adjusted cash, total assets and total stockholders’ equity by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) each of our pro forma as further adjusted cash, total assets and total stockholders’ equity by approximately $ million, assuming the initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making your decision to invest in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus, including the financial statements and related notes. If any of the events discussed below occurs, we may experience a material and adverse impact on our business, results of operations, financial condition and cash flows, in which case the trading price of our common stock could decline and you could lose all or part of your investment.

Business and Strategy Risks

Our industry is subject to rapidly changing technology and new and increasing amounts of scientific data, and if we fail to keep pace with these technological advances, we may be unable to compete effectively and our business and prospects could suffer.

In recent years, there have been numerous advances in the analysis of large amounts of genomic information and the role of genetics and gene variants in disease diagnosis and treatment. Our industry has been and will continue to be characterized by rapid technological change, increasing amounts of data, frequent introductions of new genetic tests and evolving industry standards, all of which could make our tests obsolete if we are not able to enhance our technologies and tests faster and better than our competitors to maintain our competitive advantage. Our future success will depend on our ability to keep pace with the evolving needs of our customers in a timely and cost-effective manner and to pursue new market opportunities that develop as a result of technological and scientific advances. If we are not able to keep pace with technological advances and increased customer expectations that develop as a result of these advances, we may be unable to sustain or grow our business and our future operations and prospects could suffer.

We are an early-stage company with a limited operating history, which may expose us to enhanced risks and increase the difficulty of evaluating our business and prospects.

We began operations in May 2012 and commercially launched our first genetic tests in 2013. As a result, we have only a limited operating history upon which you can evaluate our business and prospects. Our revenue growth may not increase or even continue, we may not achieve profitability and, if we achieve profitability, we may not be able to sustain it. Our limited operating history makes it difficult to evaluate our current business and inhibits our ability to forecast our future operating results, including revenue, cash flows and profitability. For example, our gross profit during the last three months of 2015 was less than our gross profit in the preceding and subsequent three months. Our limited operating history makes it difficult to determine if these fluctuations reflect seasonality in our performance or are the result of other events. We have encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in the life sciences and technology industries, such as risks related to an evolving and unpredictable business model, management of growth and other uncertainties described in this prospectus. If our assumptions regarding these risks and uncertainties are incorrect or these risks and uncertainties change due to changes in our markets, or if we do not address these risks successfully, our operating and financial results may differ materially from our expectations, and our business may suffer.

We have a history of losses, and we may never be able to achieve or sustain profitability.

We have a history of losses relating to the business described in this prospectus. For the year ended December 31, 2015 and the six months ended June 30, 2016, we recorded a loss from continuing operations of $5.0 million and $5.1 million, respectively. To date, we have generated limited revenue, and we may never achieve revenue sufficient to offset our expenses and achieve or sustain profitability. In addition, we may continue to incur losses in the future, particularly as we focus on growing our business and operations and experience expected increases in expenses related to this growth. Our prior losses and any future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital. Our failure to achieve and sustain profitability in the future would negatively affect our business, financial condition, results of operations and cash flows, and could cause the market price of our common stock to decline.

If we are not able to grow our customer base and increase demand for our tests from existing and new customers, our commercial success would be limited.

To achieve our anticipated revenue growth, we must increase test volume by further penetrating our existing hospital and medical institution customers. In addition, we must grow our customer base beyond hospitals and medical institutions and into additional customer groups, such as individual physicians, other practitioners and research institutions. For example, in 2016, we have contracted with a regional physician services organization based in Southern California and a national health insurance company to become an in-network provider and we have enrolled as a supplier in the Medicare program. We have also established a vendor code with, and started to receive orders from, a national clinical laboratory that orders our tests to fulfill some of the genetic testing orders it receives from certain U.S. government agencies. Establishing these relationships means that we have agreed with the applicable payor or laboratory to provide certain of our tests at negotiated rates, but it does not obligate this laboratory or any physicians to order our tests at any agreed volume or frequency or at all. As a result, these relationships, or any similar relationships we may establish in the future, may not amount to meaningful increases in our customer base, the number of billable tests we sell or our total revenue, or improve our ability to achieve profitability. We may not succeed in facilitating the clinical acceptance and adoption of our tests needed to achieve the increased volumes and customer growth we expect. Because detailed genetic data from tests such as ours have only recently become available at relatively affordable prices, the pace and degree of market acceptance and adoption of these tests is uncertain.

We may fail to expand our customer base and grow our volume of tests delivered for a variety of reasons, including, among others:

•	the genetic testing market generally, and particularly the market for NGS genetic tests, is relatively new and may not grow as predicted or may decline;

•	our efforts to improve our existing tests and develop and launch new tests may be unsuccessful;

•	we may not be able to convince additional hospitals and medical institutions or additional customer groups, such as individual physicians, other practitioners and research institutions, of the utility of our tests and their potential advantages over existing and new alternatives;

•	we may be unsuccessful in demonstrating the benefits of our broad and customizable test menu;

•	genetic testing is expensive and many existing and potential new customers may be sensitive to pricing, particularly if we are not able to maintain low prices relative to our competitors;

•	potential new customers, particularly individual physicians and other practitioners, may not adopt our tests if coverage and adequate reimbursement are not available;

•	negative publicity or regulatory investigations into the actions of companies within our industry could raise doubts about the legitimacy of diagnostics technologies generally, and could result in scrutiny of diagnostic activities by the FDA or other applicable government agencies;

•	our competitors may introduce new tests that cover more genes or that provide more accurate or reliable results at the same or a lower cost than ours; and

•	our efforts to increase our sales force and expand our marketing efforts may fail.

If we are unable to address these and other risks associated with growing our customer base and deepening our relationships with existing companies, we may not achieve our anticipated growth in billable tests and our results of operations would be adversely impacted.

We face intense competition, which is likely to intensify further as existing competitors devote additional resources to, and new participants enter, the market, and if we cannot compete successfully, we may be unable to increase our revenue or achieve or grow profitability.

With the development of NGS, the clinical genetics market has become increasingly competitive, and we expect this competition to further intensify in the future. We face competition from a variety of sources, including, among others:

•	dozens of companies focused on molecular genetic testing services, including specialty and reference laboratories that offer traditional single-gene and multi-gene tests, such as Ambry Genetics, Inc.; Counsyl Inc.; Foundation Medicine, Inc.; GeneDx, a subsidiary of OPKO Health, Inc.; Invitae Corporation; Myriad Genetics, Inc.; and Pathway Genomics Corporation, as well as other commercial and academic laboratories; and

•	established and emerging healthcare, information technology and service companies that may develop and sell competitive tests, which may include informatics, analysis, integrated genetic tools and services for health and wellness.

Additionally, participants in closely related markets, such as prenatal testing and clinical trial or companion diagnostic testing, could converge on offerings that are competitive with the type of tests we perform. Instances where potential competitors are aligned with key suppliers or are themselves suppliers could provide such potential competitors with significant advantages. Further, hospitals, research institutions and eventually individual physicians and other practitioners may also seek to perform at their own facilities the type of genetic testing we would otherwise perform for them. In this regard, continued development of, and associated decreases in the cost of, equipment, reagents and other materials and databases and genetic data interpretation services may enable broader direct participation in genetic testing and analysis and drive down use of third-party testing companies such as ours. Moreover, the biotechnology and genetic testing fields continue to undergo significant consolidation, permitting larger clinical laboratory service providers to increase cost efficiencies and service levels, resulting in more intense competition.

Many of our existing and potential future competitors have longer operating histories, larger customer bases, greater brand recognition and market penetration, substantially greater financial, technological and research and development resources and selling and marketing capabilities, and considerably more experience dealing with third-party payors. As a result, they may be able to respond more quickly to changes in customer requirements or preferences, devote greater resources to the development, promotion and sale of their tests, devote more resources to and obtain more favorable results from third-party payors regarding coverage and reimbursement for their offerings, adopt more aggressive pricing policies for their tests, secure supplies from vendors on more favorable terms or devote substantially more resources to infrastructure and systems development. We may not be able to compete effectively against these organizations.

Additionally, increased competition and cost-saving initiatives on the part of government entities and other third-party payors could result in pricing pressures, which could harm our sales or ability to gain market share and achieve profitability. In addition, competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of NGS for clinical diagnosis and preventative care increases. Further, companies or governments that effectively control access to genetic testing through umbrella contracts or regional preferences could promote our competitors or prevent us from performing certain tests in certain territories. If we are unable to compete successfully against current and future competitors, we may be unable to increase market acceptance and sales volume of our tests, which could prevent us from increasing our revenue or achieving or growing profitability.

We will need to invest in and expand our infrastructure and hire additional skilled personnel in order to support our anticipated growth, and our failure to effectively manage any future growth could jeopardize our business.

To increase the volume of tests that we offer and deliver, we must invest in our infrastructure, including our testing capacity and information systems, enterprise software systems, customer service, billing and collections systems processes and internal quality assurance program, in the near term. We will also need to invest in hiring additional skilled personnel, including biostatisticians, geneticists, software engineers, laboratory directors and specialists, sales and marketing experts and other scientific, technical and managerial personnel to market, process, interpret and validate the quality of results of our genetic tests and otherwise manage our operations. For example, before we deliver a report for any of our genetic tests, the results summarized in the report must be reviewed and approved by a licensed and qualified laboratory director. We currently have only one such laboratory director with all of the required licenses, Dr. Hanlin Gao, who conducts this review and approval for each test we deliver. We are in the process of licensing additional laboratory directors to assist Dr. Gao, and we may need to hire more laboratory directors in the future to further scale our business. If we fail to hire additional personnel or otherwise develop our infrastructure sufficiently in advance of demand or if we fail to generate demand commensurate with our level of investment in our infrastructure, our business, prospects, financial condition and results of operations could be adversely affected. Additionally, although we do not presently have plans to acquire new or expand our existing laboratory space, we may need to do so in the future as our volumes increase and any need to obtain an additional facility or replace our existing facility with a larger one would involve significant challenges.

The time and resources required to implement new systems, to add and train additional skilled personnel and to acquire or expand laboratory space as needed are uncertain. Any future growth we may experience could create a strain on our organizational, administrative and operational infrastructure, including laboratory operations, quality control, customer service, marketing and sales and management. We may not be able to maintain the quality of or expected turnaround times for our tests or satisfy customer demand as it grows. Our ability to manage our growth effectively will also require us to continue to improve our laboratory and other operational, financial and management systems and controls and our reporting processes and procedures, which we may not be able to do.

We have limited experience marketing and selling our tests and our commercial success will depend in part upon our ability to grow our sales and marketing team and generate sales using this relatively small internal and developing team.

We have limited experience marketing and selling our tests, which we began selling in 2013. We may not be able to market or sell our existing tests or any future tests we may develop in order to drive demand sufficient to support our planned growth. We currently sell our tests in the United States through a small internal sales force and outside the United States through one internal sales person and we have historically relied significantly on organic growth and word-of-mouth among our customers to generate interest in our tests. Our ability to maintain and grow sales volume in the future will depend in large part upon our ability to develop and substantially expand our sales team and to increase the scope of our marketing efforts. We intend to aggressively build our sales and marketing team in the near term in order to pursue expansion of our customer base and growth in the volume of tests ordered, which will involve significant time and expense. We may not be able to attract and hire the qualified personnel we need to grow our sales and marketing team as quickly as we intend for various reasons, including intense competition in our industry for qualified personnel. Even if we are able to further develop our sales and marketing team, we have limited experience managing a sales and marketing group and it may not be successful in growing our customer base or increasing penetration into our existing customers.

In addition, our future sales will depend in large part upon our ability to expand our brand awareness, laterally grow our customer base and vertically penetrate our relationships with existing customers by educating the medical community, including existing and potential future customers, about the benefits and the full scale of our offering. We also intend to obtain publication of scientific and medical results in peer-reviewed journals and make presentations at leading industry conferences. We have limited experience with this type of activity and we may not be successful in implementing these initiatives. If we are not able to drive sufficient levels of revenue using our sales and marketing strategies to support our planned growth, our business and results of operations would be negatively affected. Additionally, if we are not able to obtain sufficient clinical information in support of our tests, third-party payors could designate our tests as experimental or investigational and decline to cover and reimburse our tests as a result of such designation.

We also intend to increase our focus on growing our international sales and customer base. Outside the United States, we use and intend to continue to use one internal sales person and may also engage distributors to assist with sales, logistics, education and customer support in the future. We believe identifying, qualifying and engaging distributors with local industry experience and knowledge will be necessary to effectively market and sell our tests outside the United States. We may not be successful in finding, attracting and retaining qualified distributors or we may not be able to enter into distribution arrangements covering desired territories on favorable terms. Sales practices utilized by distributors that are locally acceptable may not comply with sales practices or standards required under U.S. laws that apply to us, which could subject us to additional compliance risks. If our sales and marketing efforts are not successful outside the United States, we may not achieve significant market acceptance for our tests in international markets, which could materially and adversely impact our business operations.

If we are sued for product or professional liability, we could face substantial liabilities that exceed our resources.

Our business depends upon our ability to provide reliable and accurate test results that incorporate rapidly evolving information about the role of genes and gene variants in disease and clinically relevant outcomes associated with those variants. Hundreds of genes can be implicated in some disorders and overlapping networks of genes and symptoms can be implicated in multiple conditions. As a result, a substantial amount of judgment is required in order to interpret the results of each test we perform and produce a report summarizing these results. Errors, such as failures to detect genomic variants with high accuracy, or mistakes, such as failures to completely and correctly identify the significance of gene variants, could subject us to product liability or professional liability claims. A product liability or professional liability claim against us could result in substantial damages and be costly and time-consuming to defend. Although we maintain liability insurance, including for errors and omissions, our insurance may not fully protect us from the financial impact of defending against these types of claims or any judgments, fines or settlement costs arising out of any such claims. Any liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any liability lawsuit could damage our reputation or force us to suspend sales of our tests. The occurrence of any of these events could have a material adverse effect on our business, reputation and results of operations.

Our ability to achieve profitability depends upon our ability to collect payment for the tests we deliver to hospitals and medical institutions, which we may not be able to do successfully.

We are currently focused on providing our tests to hospitals and medical institutions. These customers are typically able to pay for the cost of our tests using funds reimbursed in connection with a patient’s diagnosis related group, or DRG. However, our ability to collect payment for the tests we perform is subject to a number of risks, many of which are not within our control, including risks of default or bankruptcy by the party responsible for payment and other risks associated with payment collection generally. Further, healthcare policy changes that influence the way healthcare is financed or other changes in the market that impact payment rates by institutional or non-institutional customers could affect our collection rates. For example, because reimbursement under a DRG is typically provided at a fixed amount intended to cover all services provided to the patient, the cost of our tests may be viewed to limit the profitability of the billing institution. If we are unable to convince hospitals and medical institutions of the value and benefit provided by our tests, or if the amount reimbursed under these DRG codes was decreased, these customers may slow, or stop altogether, their purchasing of our tests.

If third-party payors do not provide coverage and adequate reimbursement for our tests, our commercial success could be limited.

Coverage and reimbursement by third-party payors, including managed care organizations, private health insurers and government healthcare programs, such as Medicare and Medicaid, for the types of genetic tests we perform can be limited and uncertain. Although our existing customer base consists primarily of hospitals and medical institutions, from which we typically receive direct payment for ordered tests, we believe our potential for future success is dependent upon our ability to attract new customer groups, including individual physicians and other practitioners. These practitioners may not order our tests unless third-party payors cover and provide adequate reimbursement for a substantial portion of the price of our tests. If we are not able to obtain coverage and an acceptable level of reimbursement for our tests from third-party payors, there would typically be a greater co-insurance or co-payment requirement from the patient for whom the test is ordered or the patient may be forced to pay the entire cost of the test out-of-pocket, which could dissuade practitioners from ordering our tests and, if ordered, could result in delay in or decreased likelihood of our collection of payment, whether from patients or from third-party payors. We believe our ability to increase the number of tests we sell and our revenue will depend on our success in achieving broad coverage and reimbursement for our tests from third-party payors.

Coverage and reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that a test is appropriate, medically necessary and cost-effective. Each payor makes its own decision as to whether to establish a policy or enter into a contract to cover our tests and the amount it will reimburse for a test, and seeking the determination by a payor to cover and the amount it will reimburse for our tests would likely be made on an indication-by-indication basis. In addition, the coding procedure used by all third-party payors with respect to establishing payment rates for various procedures, including our tests, is complex, does not currently adapt well to the genetic tests we perform and may not enable coverage and adequate reimbursement rates for our tests. As a result, obtaining approvals from third-party payors to cover our tests and establishing adequate reimbursement levels is an unpredictable, challenging, time-consuming and costly process and we may never be successful.

To date, we have contracted with a regional physician services organization and a national health insurance company to become an in-network provider. We also recently enrolled as a supplier in the Medicare program, but we have not yet enrolled in any state Medicaid program and we have not obtained any coverage, pricing or reimbursement approvals from any countries outside of the United States. Although becoming an in-network provider or enrolling as a supplier means that we have agreed with these payors to provide certain of our tests at negotiated rates, it does not obligate any physicians to order our tests or guarantee that we will receive reimbursement for our tests from these or any other payors at adequate levels. Thus, these payor relationships, or any similar relationships we may establish in the future, may not result in acceptable levels of reimbursement for our tests or meaningful increases in our physician customer base or the number of billable tests we sell to physicians. We expect to focus on increasing coverage and reimbursement for our current tests and any future tests we may develop. We believe it may take several years to achieve coverage and adequate contracted reimbursement with a majority of third-party payors. However, we cannot predict whether, under what circumstances, or at what payment levels payors will cover and reimburse for our tests. If we fail to establish and maintain broad coverage and reimbursement for our tests, our ability to generate increased revenue and grow our test volume and customer base could be limited and our future prospects and our business could suffer.

If our sole laboratory facility becomes inoperable, if we are forced to vacate the facility or if we are unable to obtain additional laboratory space as and when needed, we would be unable to perform our tests and our business would be harmed.

We perform all of our tests at a single laboratory in Temple City, California. Our laboratory facility could be damaged or rendered inoperable by natural or man-made disasters, including earthquakes, floods, fires and power outages, which could render it difficult or impossible for us to perform our tests for some period of time. The inability to perform our tests or the backlog that could develop if our laboratory is inoperable for even a short period of time could result in the loss of customers or harm to our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Further, if we need to move to a different facility or locate additional laboratory space as our business grows, we may have difficulty locating suitable space in a timely manner, on reasonable terms or at all, and even if acceptable space was available, it would be challenging, time-consuming and expensive to obtain or transfer the licensure and accreditation required for a commercial laboratory like ours and the equipment we use to perform our tests. These challenges could be amplified if we seek to procure laboratory space outside the United States as we seek to expand our international operations. If we are unable to obtain or are delayed in obtaining new laboratory space as needed, we may not be able to provide existing tests or develop and launch new tests, which could result in harm to our business, reputation, financial condition and results of operations.

Ethical, legal and social concerns related to the use of genetic information could reduce demand for our tests.

Genetic testing has raised ethical, legal and social issues regarding privacy and the appropriate uses of the resulting information. Government authorities could, for social or other purposes, limit or regulate the use of genetic information or genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, these concerns may lead patients to refuse to use, or physicians to be reluctant to order, genetic tests even if permissible. These and other ethical, legal and social concerns may limit market acceptance and adoption of our tests or reduce the potential markets for our tests, either of which could have an adverse effect on our business, financial condition and results of operations.

We rely on a limited number of suppliers and, in some cases, a sole supplier, for some of our laboratory instruments and materials and we may not be able to find replacements or immediately transition to alternative suppliers if necessary.

We rely on a limited number of suppliers, or, in the case of Illumina, Inc., a sole supplier, for certain laboratory substances used in the chemical reactions incorporated into our processes, which we refer to as reagents, as well as for the sequencers and various other equipment and materials that we use in our laboratory operations. We do not have long-term agreements with any of our suppliers and, as a result, they could cease supplying these materials and equipment to us at any time or fail to provide us with sufficient quantities of materials that meet our specifications. Our laboratory operations would be interrupted if we encounter delays or difficulties in securing these reagents, sequencers or other equipment or materials or if we need a substitute for any of our suppliers and are not able to locate and make arrangements with an acceptable substitute. Any such interruption could significantly affect our business, financial condition, results of operations and reputation. We rely on Illumina as the sole supplier of the next generation sequencers and associated reagents we use to perform our genetic tests and as the sole provider of maintenance and repair services for these sequencers. Any disruption in Illumina’s operations could impact our supply chain and laboratory operations as well as our ability to conduct our tests.

We believe there are only a few other manufacturers that are currently capable of supplying and servicing the equipment necessary for our laboratory operations, including sequencers and various associated reagents. Transitioning to a new supplier would be time-consuming and expensive, could result in interruptions in or otherwise affect the performance specifications of our laboratory operations or could require that we revalidate our tests. In addition, the use of equipment or materials provided by a replacement supplier could require us to alter our laboratory operations and procedures. In the case of obtaining an alternative supplier for Illumina, replacement sequencers and associated reagents that meet our quality control and performance requirements may not be available on reasonable terms, in a timely manner or at all. If we encounter delays or difficulties in securing, reconfiguring or revalidating the equipment and reagents we require for our tests, our business, financial condition, results of operations and reputation would be adversely affected.

We plan to rely on a third-party for certain portions of our billing and collection processing, which is complex and time-consuming, and any delay in transmitting and collecting claims could have an adverse effect on our future revenue.

We are in the process of engaging a third-party service provider for certain claims processing, billing and collection functions. Billing for our tests is complex, time-consuming and expensive. Depending on the billing arrangement and applicable law, we plan to bill various payors, including customers directly in the case of our hospital and medical institution customers, as well as Medicare, Medicaid, insurance companies and patients, all of which may have different billing requirements. We may face increased risk in our collection efforts, including long collection cycles, which could adversely affect our business, results of operations and financial condition.

Several factors make the billing process complex, including:

•	differences between the list price for our tests and the reimbursement rates of payors;

•	compliance with complex federal and state regulations related to billing government healthcare programs, including Medicare and Medicaid;

•	disputes among payors as to which party is responsible for payment;

•	differences in coverage among payors and the effect of patient co-payments or co-insurance;

•	differences in information and billing requirements among payors;

•	incorrect or missing billing information; and

•	the resources required to manage the billing and claims appeals process.

These billing complexities and the related uncertainty in obtaining payment for our tests could negatively affect our revenue and cash flow, our ability to achieve profitability and the consistency and comparability of our results of operations. In addition, if claims for our tests are not submitted to payors on a timely basis, or if we are required to switch to a different provider to handle our processing and collections functions, it could have an adverse effect on our revenue and our business.

We are exposed to additional business, regulatory, political, operational, financial and economic risks related to our international operations.

Our existing customer base includes international customers, many of which are based in Canada. Approximately $4.5 million and $3.3 million of our revenue came from non-U.S. customers in 2015 and the six months ended June 30, 2016, respectively, and of this, approximately $2.7 million and $1.7 million in the respective periods came from customers located in Canada. Our business strategy includes plans to increase this volume in the near term, from customers in Canada and other geographic markets, including potentially Asia and Europe. We may enter into new geographic markets and increase our presence in existing foreign markets by engaging distributors to conduct physician outreach activities and develop and expand payor relationships outside of the United States.

Doing business internationally involves a number of risks, including, among others:

•	multiple, conflicting and evolving laws and regulations, such as privacy regulations, tax laws, employment laws, regulatory requirements and other government approvals, permits and licenses;

•	logistics and regulations associated with shipping blood or other tissue specimens, including export and import restrictions, infrastructure conditions and transportation delays;

•	limits on our ability to penetrate international markets if we do not conduct our tests locally, including local legal and regulatory requirements that would force us to build additional laboratories or engage in joint ventures or other business partnerships in order to offer our tests in certain countries;

•	failure by us or any distributors we may engage in the future to obtain regulatory approvals for the use of our tests in various countries;

•	complexities and difficulties in obtaining protection for and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor coverage and reimbursement regimes, government payors or patient self-pay systems;

•	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial conditions on demand and payment for our tests and exposure to foreign currency exchange rate fluctuations;

•	natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and

•	regulatory and compliance risks that relate to prohibiting bribery and maintaining accurate information and control over activities that may fall within the purview of the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, or FCPA, or the United Kingdom’s Bribery Act of 2010.

Any of these factors could significantly harm our existing relationships with international customers or derail our international expansion plans and, consequently, our revenue and results of operations.

We may not be successful in developing and marketing new tests, which could negatively impact our performance and prospects.

We believe our future success will depend upon our ability to continue to expand our test offering and develop and sell new tests. For instance, we recently launched a new chromosomal test called CNV+ that is designed to use NGS technology to detect copy number variants with similar or improved results as compared to microarray-based genomic tests. We expect these tests will target customers that are already using microarray-based testing; however, these tests may not be accepted as a replacement for microarray-based tests and they may not be adopted by these customers or at all. We may not be successful in launching or marketing these or any other new tests we may develop or, if we are successful, the demand for our other tests could decrease or may not continue to increase at historical rates due to sales of the new tests.

Our pipeline of new tests is in various stages of development and will be time-consuming and costly to fully develop and introduce, as development and marketing of new tests requires us to conduct research and development and further develop and scale our laboratory processes and infrastructure to be able to analyze increasing amounts of and more diverse data. Further, we may be unable to discover or develop new tests for a variety of reasons, including failure of any proposed test to perform as expected, lack of validation or reference data for the test or failure to demonstrate the utility of the test. Further, any new test we are able to develop may not be launched in a timely manner, meet applicable regulatory standards, successfully compete with other technologies and available tests, avoid infringing the proprietary rights of others, achieve coverage and adequate reimbursement from third-party payors, be susceptible to performance at commercial levels and at reasonable costs, be successfully marketed or achieve sufficient market acceptance for us to recoup our time and capital investment in the development of the test. Any failure to successfully develop and sell new tests could negatively impact our ability to attract and retain customers and our revenue and prospects.

Actual or attempted security breaches, loss of data and other disruptions could compromise sensitive information related to our business or to patients or prevent us from accessing critical information, any of which could expose us to liability and adversely affect our business and our reputation.

In the ordinary course of our business, we and, in the future, a third-party billing and collections provider that we intend to engage, generate, collect and store sensitive data, including protected health information, or PHI, personally identifiable information, intellectual property and proprietary business information and other business-critical information, such as research and development data, commercial information and business and financial information. We manage and maintain the data we generate, collect and store utilizing a combination of on-site systems and managed data center systems. We also communicate sensitive patient data when we deliver reports summarizing test results to our customers, which we deliver via our online encrypted web portal, encrypted email or fax or overnight courier. We face a number of risks related to protecting this information, including loss of access, inappropriate disclosure, unauthorized modification and inability to adequately implement protective controls.

The secure processing, storage, maintenance and transmission of this critical information are vital to our operations and business strategy and we devote significant resources to protecting the confidentiality and integrity of this information. Although we have implemented security measures designed to protect sensitive information from unauthorized access, use or disclosure, our information technology and infrastructure and that of a third-party billing and collections provider that we intend to engage in the future could fail, be inadequate or vulnerable to attacks by hackers or viruses or be breached due to employee error, malfeasance or other disruptions. Any such breach or interruption could compromise our information systems and the information we store could be accessed by unauthorized parties, manipulated, publicly disclosed, lost or stolen. Any such access, manipulation, disclosure or other loss of information could result in legal claims or proceedings and could result in liability or penalties under federal and state laws that protect the privacy of personal information, discussed below under “—We are subject to broad legal requirements regarding the information we test and analyze and any failure to comply with these requirements could result in harsh penalties, damage our reputation and materially harm our business.” Additionally, unauthorized access, manipulation, loss or dissemination could significantly damage our reputation and disrupt our operations, including our ability to perform our tests, analyze and provide test results, bill customers or other payors, process claims for reimbursement, provide customer service, conduct research and development activities, collect, process, and prepare company financial information, conduct education and outreach activities and manage the administrative aspects of our business, any of which could adversely affect our business.

The loss of any member of our senior management team could adversely affect our business.

Our success depends in large part upon the skills, experience and performance of our executive management team and others in key leadership positions, especially Ming Hsieh, our founder and Chief Executive Officer, and Dr. Gao, our Chief Scientific Officer and Lab Director. The continued efforts of these persons will be critical to us as we continue to develop our technologies and test processes and focus on growing our business. If we lose one or more key executives, we could experience difficulties maintaining our operations, including delivering reports to customers after review and approval by a licensed and qualified laboratory director, competing effectively, advancing our technologies, developing new tests and implementing our business strategy. All of our executives and employees, including Mr. Hsieh and Dr. Gao, are at-will, which means that either we or the executive or employee may terminate their employment at any time. We do not carry key man insurance for any of our executives or employees. In addition, we do not have a long-term retention agreement in place with any of our executives or key employees.

We rely on highly skilled personnel in a broad array of disciplines, and if we are unable to hire, retain or motivate these individuals, we may not be able to maintain the quality of our tests or grow effectively.

Our performance, including our research and development programs and laboratory operations, largely depends upon our continued ability to identify, hire, train, motivate and retain highly skilled personnel for all areas of our organization, including biostatisticians, geneticists, software engineers, laboratory directors and specialists, sales and marketing experts and other scientific, technical and managerial personnel. Competition in our industry for qualified executives and other employees is intense and we may not be able to attract or retain the qualified personnel we need to execute our business plan due to high levels of competition for these personnel among our competitors, other life science businesses, universities and public and private research institutions. In addition, our compensation arrangements may not be successful in attracting new employees and retaining and motivating our existing employees. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that could adversely affect our ability to expand our business and support our research and development efforts and our clinical laboratory operations, which would negatively affect our prospects for future growth and success.

Our inability to obtain additional capital in the future when needed and on acceptable terms may limit our ability to execute our business plan.

We expect our capital expenditures and operating expenses to increase over the next several years as we expand our infrastructure, sales and marketing and other commercial operations and research and development activities. We may seek to raise additional capital through securities offerings, credit facilities or other debt financings, asset sales or collaborations or licensing arrangements. Additional funding may not be available to us when needed, on acceptable terms or at all. If we raise funds by issuing equity securities, our stockholders, including investors purchasing common stock in this offering, could experience substantial dilution. Additionally, any preferred equity securities we issue could provide for rights, preferences or privileges senior to those of our common stock, and our issuance of any additional equity securities, or the possibility of such an issuance, could cause the market price of our common stock to decline. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business, and would result in increased fixed payment obligations. In the event that we seek to sell assets or enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms or relinquish or license to a third party our rights to important or valuable technologies or tests we may otherwise seek to develop ourselves. Moreover, we may incur substantial costs in pursuing future capital, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. If we are not able to secure additional funding when needed and on reasonable terms, we may be forced to delay, reduce the scope of or eliminate one or more research and development programs, sales and marketing initiatives or other growth plans or strategies. In addition, we may be forced to work with a partner on one or more aspects of our tests or market development programs, which could lower the economic value of these tests or programs to our company. Any such outcome could significantly harm our business, performance and prospects.

We may acquire businesses or assets, form joint ventures, make investments in other companies or technologies or establish other strategic relationships that could harm our operating results, dilute our stockholders’ ownership or cause us to incur debt or significant expense.

As part of our business strategy, we may pursue acquisitions of complementary businesses or assets, investments in other companies, technology licensing arrangements, joint ventures or strategic relationships, including partnerships with pharmaceutical companies to further develop our pharmacogenomics opportunities. As an organization, we have limited experience with respect to acquisitions, investments or the formation of strategic relationships or joint ventures. If we make acquisitions in the future, we may not be able to successfully integrate the acquired businesses or technologies into our existing business, we could assume unknown or contingent liabilities and we could be forced to record significant write-offs or incur debt as a result of the acquisitions, any of which could harm our operating results. Further, integration of an acquired business or technology could require management and capital resources that otherwise would be available for ongoing development of our existing business. If we pursue partnerships with pharmaceutical companies, our ability to establish and maintain these partnerships could be challenging due to several factors, including competition with other genetic testing companies and internal and external constraints placed on pharmaceutical organizations that limit the number and type of relationships they can establish with companies like ours. Moreover, we may not be able to identify or complete any acquisition, investment, technology license, joint venture or strategic relationship in a timely manner, on a cost-effective basis or at all, and we may not realize the anticipated benefits of any such transaction sufficiently to recoup our costs.

To finance any acquisitions, investments, joint ventures or strategic relationships, we may seek to raise additional funds through securities offerings, credit facilities, asset sales or collaborations or licensing arrangements. Each of these methods of fundraising is subject to a variety of risks, including those discussed above under “—Our inability to obtain additional capital when needed and on acceptable terms in the future may limit our ability to execute our business plan.” Further, additional funds may not be available when needed, on acceptable terms or at all. We may also seek to fund these transactions with issuances of our capital stock, even if the price of our common stock is low or volatile, which would involve the risks associated with capital-raising equity offerings, including dilution to then-existing stockholders and the possible decline of the market price of our common stock. Any inability to fund acquisitions, investments or strategic relationships could cause us to forfeit opportunities that we believe to be promising or valuable, which could harm our prospects.

We depend on our information technology systems and any failure of these systems could harm our business.

We depend on information technology and telecommunications systems for significant elements of our operations, such as our laboratory information management systems, including test validation, specimen tracking and quality control, our bioinformatics analytical software systems, our expansive reference library of information relating to genetic variants and their role in disease, personal information storage, maintenance and transmission, our customer-facing web-based software and customer service, our report production systems and our billing and reimbursement, research and development, scientific and medical data analysis and general administrative activities. In addition, our third-party service providers depend upon technology and telecommunications systems provided by outside vendors. In connection with becoming a public company, we expect to expand and strengthen a number of enterprise software systems that affect a broad range of business processes and functions, including for example, systems handling human resources, financial controls and reporting, customer relationship management, regulatory compliance, security controls and other infrastructure operations.

Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive events. Despite the precautionary measures we have taken to detect and prevent or solve problems that could affect our information technology and telecommunications systems, failures or significant downtime of these systems or those used by our third-party service providers could prevent us from conducting tests, preparing and providing reports to customers, billing payors, handling customer inquiries, conducting research and development activities, maintaining our financial controls and other reporting functions and managing the administrative aspects of our business. Any disruption or loss of information technology or telecommunications systems on which critical aspects of our operations depend could have an adverse effect on our business.

We rely on commercial courier delivery services to transport specimens to our laboratory facility in a timely and cost-efficient manner, and if these delivery services are disrupted, our business would be harmed.

Our business depends on our ability to quickly and reliably deliver test results to our customers. Specimens are typically received within days for analysis at our Temple City, California facility. Disruptions in delivery service, whether due to labor disruptions, bad weather, natural disaster, terrorist acts or threats or for other reasons could adversely affect specimen integrity and our ability to process specimens in a timely manner and service our customers, and ultimately our reputation and our business. In addition, if we are unable to continue to obtain expedited delivery services on commercially reasonable terms, our operating results may be adversely affected.

Regulatory Risks

We conduct business in a heavily regulated industry, and any changes in applicable laws, regulations or the enforcement discretion of the FDA, or violations of laws or regulations by us, could adversely affect our business, prospects, results of operations or financial condition.

The diagnostics industry is highly regulated, and the regulatory environment in which we operate could change significantly and adversely in the future. In particular, the laws and regulations governing the marketing of diagnostic products are evolving, extremely complex and in many instances there are no significant regulatory or judicial interpretations of these laws and regulations. Pursuant to its authority under the federal Food, Drug, and Cosmetic Act, or FDC Act, the FDA has jurisdiction over medical devices, which are defined to include, among other things, in vitro diagnostic products, or IVDs, used for clinical purposes. The tests that we offer are IVDs. Among other things, pursuant to the FDC Act and its implementing regulations, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, marketing and promotion, and sales and distribution of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the import and export of medical devices.

Although the FDA has statutory authority to assure that medical devices, including IVDs, are safe and effective for their intended uses, the FDA has historically exercised its enforcement discretion and not enforced applicable provisions of the FDC Act and regulations with respect to laboratory developed tests, or LDTs, which are a subset of IVDs that are intended for clinical use and designed, manufactured and used within a single laboratory. We believe our tests fall within the definition of an LDT. As a result, we believe our diagnostic tests are not currently subject to the FDA’s enforcement of its medical device regulations and the applicable FDC Act provisions.

Even though we commercialize our tests as LDTs, our tests may in the future become subject to more onerous regulation by the FDA. For example, the FDA may disagree with our assessment that our tests fall within the definition of an LDT and seek to regulate our tests as medical devices. Moreover, pursuant to the Food and Drug Administration Safety and Innovation Act of 2012, or FDASIA, the FDA notified Congress on July 31, 2014 that the FDA intended to issue in 60 days a draft guidance entitled “Framework for Regulatory Oversight of Laboratory Developed Tests (LDTs),” or the Framework Guidance, and a separate draft guidance entitled “FDA Notification and Medical Device Reporting for Laboratory Developed Tests (LDTs),” or the Notification Guidance. On October 3, 2014, the FDA issued the anticipated Framework Guidance and Notification Guidance. The Framework Guidance states that the FDA intends to modify its policy of enforcement discretion with respect to LDTs in a risk-based manner consistent with the existing classification of medical devices. Thus, the FDA plans to begin to enforce its medical device requirements, including premarket submission requirements, for LDTs that have historically been marketed without FDA premarket review and oversight. The FDA states its intention in the Framework Guidance to require registration or listing and adverse event reporting six months after the Framework Guidance is finalized and to publish general LDT classification guidance within 24 months of the date on which the Framework Guidance is finalized. According to the Framework Guidance, the FDA intends to enforce premarket review requirements in a risk-based, phased-in manner, starting with the highest risk LDTs beginning 12 months after the Framework Guidance is finalized, followed by other high risk LDTs in the next four years, and then moderate risk LDTs in the four years after that. Generally, for each category of LDTs, the FDA intends to continue exercising enforcement discretion pending the FDA’s review and consideration of the premarket submissions for devices that are already in use at the time—so long as premarket submissions are timely made. However, for certain categories of the highest risk LDTs (specifically, (i) LDTs with the same intended use as a cleared or approved companion diagnostic; (ii) LDTs with the same intended use as an FDA-approved Class III medical device; and (iii) certain LDTs for determining the safety or efficacy of blood or blood products), the FDA intends to begin enforcing premarket review requirements immediately upon publication of the finalized Framework Guidance for all new LDTs in those categories.

If and when the Framework Guidance and Notification Guidance are finalized, or if the FDA disagrees with our assessment that our tests fall within the definition of an LDT, we could for the first time be subject to enforcement of regulatory requirements such as registration and listing requirements, medical device reporting requirements and quality control requirements. Any new FDA enforcement policies affecting LDTs may result in increased regulatory burdens on our ability to continue marketing our tests and to develop and introduce new tests in the future. Additionally, if and when the FDA begins to actively enforce its premarket submission regulations with respect to LDTs generally or our tests in particular, we may be required to obtain premarket clearance for our tests under Section 510(k) of the FDC Act or approval of a premarket approval application, or PMA. If the FDA disagrees that our tests fall within the definition of an LDT, we may be required to cease marketing our tests until we obtain premarket clearance or premarket approval of our tests. However, the Framework Guidance states that, in the interest of ensuring continuity in the testing market and avoiding disruption of access to tests marketed as LDTs that do not meet the FDA’s definition of LDTs, the FDA intends to apply the same risk-based framework described in the Framework Guidance to any IVD that is offered as an LDT by a CLIA-certified laboratory. Thus, there is a possibility that we would be able to continue selling our tests pending premarket clearance or approval even if the FDA determines they are not LDTs.

The premarket review process may involve, among other things, successfully completing clinical trials. If we are required to conduct premarket clinical trials, whether using prospectively acquired samples or archival samples, delays in the commencement or completion of clinical testing could significantly increase our development costs, delay introduction of any future tests and interrupt sales of our current tests. Many of the factors that may cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to delay or denial of regulatory clearance or approval. The commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the clinical trial. The process for submitting a 510(k) premarket notification and receiving FDA clearance usually takes from three to 12 months, but it can take significantly longer and clearance is never guaranteed. The process for submitting and obtaining FDA approval of a PMA generally takes from one to three years or even longer and approval is not guaranteed. PMA approval typically requires extensive clinical data and can be significantly longer, more expensive and more uncertain than the 510(k) clearance process. Despite the time, effort and expense expended, there can be no assurance that a particular device ultimately will be cleared or approved by the FDA through either the 510(k) clearance process or the PMA process on a timely basis, or at all.

Additionally, the FDA has recently solicited public input and published two draft guidance documents relating to FDA oversight of NGS-based tests. The two draft guidance documents on NGS-based tests describe the FDA’s current thinking and proposed approach regarding the possible use of FDA-recognized standards to support analytical validity, and public human genetic variant databases to support clinical validity, of these tests. While it appears that the FDA is striving to provide a flexible pathway to device clearance or approval for manufacturers seeking to market NGS-based tests, it is unknown how the FDA may regulate such tests in the future and what testing and data may be required to support such clearance or approval. If premarket review is required for some or all of our tests and the FDA requires more extensive testing, such as clinical trials, for example, we could experience significantly increased development costs and delay.

Moreover, there can be no assurance that any cleared or approved labeling claims will be consistent with our current claims or adequate to support continued adoption of and reimbursement for our tests. If premarket review is required for some or all of our tests, the FDA could require that we stop selling our tests pending clearance or approval and conduct clinical testing prior to making submissions to FDA to obtain premarket clearance or approval. If our diagnostic tests are allowed to remain on the market but there is uncertainty about their legal status, if we are required by the FDA to label them as investigational, or if labeling claims the FDA allows us to make are limited, order levels may decline and reimbursement may be adversely affected. As a result, we could experience significantly increased development costs and a delay in generating additional revenue from our tests, or from tests which we may develop.

In addition, while we qualify all materials used in our products in accordance with CLIA regulations and guidelines, the FDA could promulgate regulations or guidance documents impacting our ability to purchase materials necessary for the performance of our products. Should any of the reagents we obtain from suppliers and use in our products be affected by future regulatory actions, our business could be adversely affected, including by increasing the cost of testing or delaying, limiting or prohibiting the purchase of reagents necessary to perform testing with our products.

The FDA enforces its medical device requirements by various means, including inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from an

Untitled Letter or Warning Letter to more severe sanctions such as: fines, injunctions and civil penalties; recall or seizure of products; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

While we believe we are currently in material compliance with applicable laws and regulations as historically enforced by the FDA, the FDA may not agree with our determination, and any determination that we have violated these laws and regulations, or a public announcement that we are being investigated for possible violations, could adversely affect our business, prospects, results of operations or financial condition.

Legislative proposals addressing the FDA’s oversight of LDTs have been introduced by Congress in the past and we expect that new legislative proposals may be introduced from time to time in the future. The likelihood that Congress will pass such legislation and the extent to which such legislation may affect the FDA’s ability to enforce its medical device regulations with respect to certain LDTs is difficult to predict at this time. If the FDA ultimately begins to enforce its medical device requirements with respect to LDTs, our tests may be subject to additional regulatory requirements imposed by the FDA, the nature and extent of which would depend upon applicable final guidance or regulation by the FDA or instruction by Congress. If the FDA imposes significant changes to the regulation of LDTs it could reduce our revenue or increase our costs and adversely affect our business, prospects, results of operations or financial condition. Failure to comply with any applicable FDA requirements could trigger a range of enforcement actions by the FDA, including warning letters, civil monetary penalties, injunctions, criminal prosecution, recall or seizure, operating restrictions, partial suspension or total shutdown of operations and denial of or challenges to applications for clearance or approval, as well as significant adverse publicity.

Any new FDA enforcement policies affecting LDTs or new legislation, regulations or guidance may result in increased regulatory burdens on our ability to continue marketing our products and to develop and introduce new products in the future, which could reduce our revenue or increase our costs and adversely affect our business, prospects, results of operations or financial condition.

If we fail to comply with applicable federal, state, local and foreign laboratory licensing requirements, we could lose the ability to perform our tests or experience disruptions to our business.

We are subject to CLIA, a federal law that established quality standards for all laboratory testing and is intended to ensure the accuracy, reliability and timeliness of patient results. CLIA regulates all facilities that perform laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease or the impairment or assessment of health. CLIA requires that we hold a certificate specific to the laboratory examinations we perform and that we comply with various standards with respect to personnel qualifications, facility administration, proficiency testing, quality control, quality assurance and inspections. CLIA certification is required in order for us to be eligible to bill federal and state healthcare programs, as well as many private third-party payors, for our tests. We have obtained CLIA certification to conduct our tests at our laboratory in Temple City, California. To renew this certification, we are subject to survey and inspection every two years and we may be subject to additional unannounced inspections. Our CLIA certification was last renewed October 23, 2015.

We are also required to maintain a license to conduct testing in the State of California. California laws establish standards for day-to-day operation of our clinical reference laboratory in Temple City, including with respect to the training and skills required of personnel, quality control and proficiency testing requirements. We also maintain out-of-state laboratory licenses to perform testing on specimens from Florida, Maryland and Pennsylvania. In addition to having a laboratory license in New York, our laboratory is required to obtain approval on a test-specific basis by the New York State Department of Health before specific testing is performed on samples from New York. Because our license application is still pending in New York, we are currently prohibited from performing these tests on samples from New York until our license is approved. Other states could adopt similar licensure requirements in the future, which could require us to modify, delay or discontinue our operations in such jurisdictions. We are also subject to regulation in foreign jurisdictions, which we expect will increase as we seek to expand international utilization of our tests or if jurisdictions in which we pursue operations adopt new or modified licensure requirements. Foreign licensure requirements could require review and modification of our tests in order to offer them in certain jurisdictions or could impose other limitations, such as restrictions on the transport of human blood or other tissue necessary for us to perform our tests that may limit our ability to make our tests available outside of the United States. Additionally, complying with licensure requirements in new jurisdictions may be expensive, time-consuming and subject us to significant and unanticipated delays.

Failure to comply with applicable clinical laboratory licensure requirements could result in a range of enforcement actions, including license suspension, limitation or revocation, directed plan of correction, onsite monitoring, civil monetary penalties, civil injunctive suits, criminal sanctions and exclusion from the Medicare and Medicaid programs, as well as significant adverse publicity. Any sanction imposed under CLIA, its implementing regulations or state or foreign laws or regulations governing clinical laboratory licensure, or our failure to renew our CLIA certificate or any other required local, state or foreign license or accreditation, could have a material adverse effect on our business, financial condition and results of operations. In such case, even if we were able to bring our laboratory back into compliance, we could incur significant expenses and lose revenue in and while doing so.

In addition to CLIA requirements, we elect to participate in the accreditation program of CAP. The Centers for Medicare and Medicaid Services, or CMS, has deemed CAP standards to be equally or more stringent than CLIA regulations and has approved CAP as a recognized accrediting organization. Inspection by CAP is performed in lieu of inspection by CMS for CAP-accredited laboratories. Because we are accredited by the CAP Laboratory Accreditation Program, we are deemed to also comply with CLIA. While not required to operate a CLIA-certified laboratory, many private insurers require CAP accreditation as a condition to contracting with clinical laboratories to cover their tests. In addition, some countries outside the United States require CAP accreditation as a condition to permitting clinical laboratories to test samples taken from their citizens. Failure to maintain CAP accreditation could have a material adverse effect on the sales of our tests and the results of our operations.

We are subject to broad legal requirements regarding the information we test and analyze and any failure to comply with these requirements could result in harsh penalties, damage our reputation and materially harm our business.

Our business is subject to federal and state laws that protect the privacy and security of personal health information, including the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, the federal Health Information Technology for Economic and Clinical Health Act, or HITECH, and similar state laws.

The HIPAA privacy, security, and breach notification regulations establish a uniform federal “floor,” but do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI or insofar as such state laws apply to personal information that is broader in scope than PHI as defined under HIPAA. Massachusetts, for example, has a state law that protects the privacy and security of personal information of Massachusetts residents.

Numerous other state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of patient health information. In addition, Congress and some states are considering new laws and regulations that further protect the privacy and security of medical records or medical information. With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, many states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers. Generally, these laws are limited to electronic data and make some exemptions for smaller breaches. Congress has also been considering similar federal legislation relating to data breaches. The Federal Trade Commission and states’ Attorneys General have also brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the Federal Trade Commission Act. In addition to data breach notification laws, some states have enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. We intend to continue to comprehensively protect all personal information and to comply with all applicable laws regarding the protection of such information.

Any failure to implement appropriate security measures to protect the confidentiality and integrity of this information or any breach or other failure of these systems resulting in the unauthorized access, manipulation, disclosure or loss of this information could result in our noncompliance with these laws. Penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly depending on the failure and include civil monetary penalties of up to $1.5 million per violation of the same requirement per calendar year. A single breach incident can result in violations of multiple requirements, resulting in potential penalties in excess of $1.5 million. Additionally, a person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one year of imprisonment. These criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain or malicious harm.

In addition, the interpretation, application and interplay of consumer and health-related data protection laws in the United States, Europe and elsewhere are often uncertain, contradictory and in flux. For example, a new General Data Protection Regulation, or GDPR, and Cybersecurity Directive have been enacted in the European Union and will come into full effect in May 2018. These texts will introduce many changes to privacy and security in the European Union, including stricter rules on consent and security duties for critical industries, including for the health sector. The interpretation of some rules is still unclear, and some requirements may be completed by national legislation. This makes it difficult to assess the impact of these new data protection laws on our business at this time. More generally, foreign laws and interpretations governing data privacy and security are constantly evolving and it is possible that laws may be interpreted and applied in a manner that is inconsistent with our current practices, in which case we could be subject to government-imposed fines or orders requiring that we change our practices. These fines can be very high. For instance, the GDPR introduces fines of up to approximately $22 million or 4% of a group’s worldwide annual turnover for certain infringements. In addition, privacy regulations differ widely from country to country. Complying with these various laws or any new laws or interpretations of their application could involve significant time and substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. We may not be able to obtain or maintain compliance with the diverse privacy and security requirements in all of the jurisdictions in which we currently or plan to do business, and failure to comply with any of these requirements could result in civil or criminal penalties, harm our reputation and materially adversely affect our business.

Complying with numerous statutes and regulations pertaining to our business is expensive and time-consuming and any failure by us, our consultants or commercial partners to comply could result in substantial penalties.

Our operations are subject to extensive federal, state, local and foreign laws and regulations, all of which are subject to change. These laws and regulations currently include, among others:

•	the FDA’s enforcement discretion with respect to LDTs and its expressed intention to begin enforcing the medical device requirements with respect to LDTs in a risk-based manner;

•	CLIA’s and CAP’s regulation of our laboratory activities;

•	federal and state laws and standards affecting reimbursement by government payors, including certain coding requirements to obtain reimbursement and certain changes to the payment mechanism for clinical laboratory services resulting from the Protecting Access to Medicare Act of 2014, or PAMA;

•	HIPAA, which establishes comprehensive federal standards with respect to the privacy and security of PHI, and requirements for the use of certain standardized electronic transactions with respect to transmission of such information;

•	amendments to HIPAA under HITECH, which strengthen and expand HIPAA privacy and security compliance requirements, increase penalties for violators, expand vicarious liability, extend enforcement authority to state attorneys general and impose requirements for breach notification;

•	state laws governing the maintenance of personally identifiable information of state residents, including medical information, and which impose varying breach notification requirements, some of which allow private rights of action by individuals for violations and also impose penalties for such violations;

•	the federal Anti-Kickback Statute, which prohibits knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in return for or to induce a person to refer an individual, or to purchase, lease, order, arrange for, or recommend purchasing, leasing or ordering, any good, facility, item or service that is reimbursable, in whole or in part, under a federal healthcare program. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. A violation of the federal Anti-Kickback Statute can serve as a basis for liability under federal false claims law (as described below);

•	the federal Stark Law, which prohibits a physician from making a referral for certain designated health services covered by the Medicare program, including laboratory and pathology services, if the physician or an immediate family member has a financial relationship with the entity providing the designated health services, and prohibits that entity from billing or presenting a claim for the designated health services furnished pursuant to the prohibited referral, unless an exception applies. If a referring physician does not meet the requirements of a Stark Law exception, then the physician is prohibited from making Medicare and Medicaid referrals to the laboratory and any such referrals will result in overpayments to the laboratory and subject the laboratory to the Stark Law’s penalties;

•	the federal false claims laws, which impose liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government. Actions under the federal False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the federal False Claims Act can result in significant monetary penalties and treble damages. The federal government has used the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of biotechnology companies, including clinical diagnostic laboratories, throughout the country, for example, in connection with their sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws;

•	the federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies, and imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or for a claim that is false or fraudulent;

•	The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively referred to as the “Affordable Care Act,” which established a requirement for providers and suppliers to report and return any overpayments received from government payors under the Medicare and Medicaid programs within 60 days of identification. Failure to identify and return such overpayments exposes the provider or supplier to liability under federal false claims laws;

•	federal criminal statutes under HIPAA that prohibit, among other things, defrauding healthcare programs, willfully obstructing a criminal investigation of a healthcare offense and falsifying or concealing a material fact or making any materially false statements in connection with the payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	other federal and state fraud and abuse laws, such as anti-kickback laws, prohibitions on self-referral, fee-splitting restrictions, insurance fraud laws, anti-markup laws, prohibitions on the provision of tests at no or discounted cost to induce physician or patient adoption and false claims acts, some of which may extend to services reimbursable by any third-party payor, including private insurers;

•	the federal Physician Sunshine Payment Act and various state laws on reporting relationships with healthcare providers and customers, which are applicable to certain manufacturers of covered products, such as kits that require FDA approval or clearance, and could be determined to apply to our LDTs;

•	the prohibition on reassignment of Medicare claims, which, subject to certain exceptions, precludes the reassignment of Medicare claims to any other party;

•	state laws that prohibit other specified practices, such as billing physicians for testing that they order, waiving coinsurance, copayments, deductibles and other amounts owed by patients, business corporations practicing medicine or employing or engaging physicians to practice medicine and billing a state Medicaid program at a price that is higher than what is charged to one or more other payors;

•	the FCPA’s prohibition of, among other things, making improper payments to foreign or non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage;

•	federal, state and local regulations relating to the handling and disposal of regulated medical waste, hazardous waste and biohazardous waste and workplace safety for healthcare employees; and

•	similar foreign laws and regulations that apply to us in the countries in which we operate or may operate in the future.

We have adopted policies and procedures designed to comply with these laws and regulations and, in the ordinary course of our business, we conduct internal reviews of our compliance with these laws and our policies and procedures. Our compliance is also subject to review by applicable government agencies. The growth of our business and our planned expansion outside of the United States and our use of consultants and commercial partners may increase the potential of violating these laws or our internal policies and procedures. Our risk of violating these or other laws and regulations is further increased because of the lack of their complete interpretation by applicable regulatory authorities or the courts, and their provisions are thus open to a variety of interpretations. It is not always possible to identify and deter misconduct by employees, distributors, consultants and commercial partners, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to be in compliance with applicable laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and harm our reputation. If our operations, including the conduct of our employees, distributors, consultants and commercial partners, are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including administrative, civil and criminal penalties, damages, fines, individual imprisonment, exclusion from participation in federal healthcare programs, refunding of payments received by us and curtailment or cessation of our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

Healthcare policy changes, including recently enacted legislation reforming the U.S. healthcare system, could cause significant harm to our business, operations and financial condition.

The Affordable Care Act made a number of substantial changes to the way healthcare is financed both by governmental and private insurers. For example, the Affordable Care Act requires each medical device manufacturer to pay a sales tax equal to 2.3% of the price for which such manufacturer sells its medical devices. The medical device tax has been suspended for 2016 and 2017, but is scheduled to return beginning in 2018. It is unclear at this time when, or if, the provision of our LDTs will trigger the medical device tax if the FDA ends its policy of general enforcement discretion and regulates certain LDTs as medical devices, and it is possible that this tax will apply to some or all of our existing tests or tests we may develop in the future. Additionally, the Affordable Care Act establishes an Independent Payment Advisory Board, or IPAB, to propose reductions to payments in order to reduce the per capita rate of growth in Medicare spending if expenditures exceed certain targets. The expenditure targets for IPAB proposals have not been exceeded at this time, and it is unclear when such targets may be exceeded in the future, when any IPAB-proposed reductions to payments could take effect and how any such reductions would affect reimbursement payments for our tests. The Affordable Care Act also contains a number of other provisions, including provisions governing enrollment in federal and state healthcare programs, reimbursement matters and fraud and abuse, which we expect will impact our industry and our operations in ways that we cannot currently predict.

In April 2014, Congress passed PAMA, which included substantial changes to the way in which clinical laboratory services will be paid under Medicare. Under PAMA, certain clinical laboratories are required to report to CMS, beginning in 2017 and every three years thereafter (or annually for “advanced diagnostic laboratory tests”), private payor payment rates and volumes for their tests. Laboratories that fail to report the required payment information may be subject to substantial civil monetary penalties. We do not believe that our tests meet the current definition of advanced diagnostic laboratory tests, and therefore we believe we will be required to report private payor rates for our tests every three years. As required under PAMA, CMS will use the rates and volumes reported by laboratories to develop Medicare payment rates for laboratory tests equal to the volume-weighted median of the private payor payment rates for the tests. On June 23, 2016, CMS published the final rule implementing the reporting and rate-setting requirements under PAMA. The impact of the new payment system on rates for our tests, including any current or future clinical diagnostic laboratory tests or advanced diagnostic laboratory tests we may develop, is not clear at this time.

We cannot predict whether these or other recently enacted or future healthcare initiatives will be implemented at the federal or state level or how any such legislation or regulation may affect us. For instance, the payment reductions imposed by the Affordable Care Act and the changes to reimbursement amounts paid by Medicare for tests such as ours based on the procedure set forth in PAMA, as well as the expansion of the federal and state governments’ role in the U.S. healthcare industry generally and the social, governmental and other pressures to reduce healthcare costs while expanding individual benefits, could limit the prices we will be able to charge or the amount of available reimbursement for our tests, which would reduce our revenue and have a materially adverse effect on our business, financial condition, results of operations and cash flows.

If we use hazardous materials in a manner that causes contamination or injury, we could be liable for resulting damages.

Our activities require the use of regulated medical waste, hazardous waste and biohazardous waste, including chemicals, biological agents and compounds, blood and other tissue specimens. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have secured. Additionally, we are subject on an ongoing basis to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we typically use outside vendors to dispose of such waste that are licensed or otherwise qualified to handle and dispose of the waste, applicable laws and regulations may hold us liable for damages and fines as a result of others’ actions should contamination of the environment or individual exposure to hazardous substances occur. The cost of compliance with these laws and regulations could become significant and our failure to comply could result in substantial fines or other consequences, either of which could negatively affect our operating results and significantly harm our reputation.

We could be adversely affected by violations of the FCPA and other anti-bribery laws.

Our international operations are subject to various anti-bribery laws, including the FCPA. The FCPA prohibits companies and their intermediaries from offering, making, or authorizing improper payments to non-U.S. or foreign officials for the purpose of obtaining or retaining business or securing any other improper advantage. If we engage independent distributors to sell our tests internationally, we will need to exercise a high degree of vigilance in maintaining, implementing and enforcing our policy against participation in corrupt activity, as these distributors could be deemed to be our agents and we could be held responsible for their actions. We also may be subject to similar anti-bribery laws in the jurisdictions in which we operate, such as the United Kingdom’s Bribery Act of 2010, which prohibits commercial bribery and the acceptance of bribes, and makes it a crime for companies subject to its jurisdiction to fail to prevent bribery. These laws are complex and far-reaching in nature and, as a result, we may be required in the future to alter one or more of our practices to be in compliance with these laws or any changes to these laws or their interpretation. We currently engage in some business outside of the United States, and we plan to increase our international operations in the future. These operations could involve dealings with governments and state-owned entities, such as government hospitals, outside of the United States. In addition, we may engage third-party intermediaries, such as representatives, contractors, partners, and agents, to promote and sell our products and solutions abroad and to obtain necessary permits, licenses, and other regulatory approvals. We or our third-party intermediaries may have direct or indirect interactions with foreign officials, which expose us to risks under the FCPA and other anti-corruption laws. Other U.S. companies in the medical device and pharmaceutical fields have faced substantial fines and criminal penalties for violating the FCPA. We have instituted policies, procedures, and internal controls reasonably designed to promote compliance with the FCPA and other anti-corruption laws. We could be held liable for the corrupt or other illegal activities of our employees and intermediaries, even if we do not explicitly authorize or have actual knowledge of such activities, and our employees or third-party intermediaries may not comply with our policies, procedures, or applicable anti-corruption laws. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition, or results of operations. We could also incur severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures, as well as reputational harm.

Our services present the potential for embezzlement, identity theft or other similar illegal behavior by our employees, consultants or commercial partners.

Our operations involve the use and disclosure of personal and business information that could be used to impersonate third parties or otherwise gain access to their data or funds. If any of our employees, consultants or commercial partners takes, converts or misuses such funds, documents or data, we could be liable for damages, and our business reputation could be damaged or destroyed.

Intellectual Property Risks

We currently own no patents related to our technology platform and rely upon trade secret protection, non-disclosure agreements and invention assignment agreements to protect our proprietary information, which may not be effective to protect our proprietary technologies and other information.

We currently rely upon trade secret protection, non-disclosure agreements and invention assignment agreements with our employees, consultants and third-parties to protect our confidential and proprietary information. Although our competitors have utilized and are expected to continue to utilize similar methods and have aggregated and are expected to continue to aggregate similar libraries of genetic testing information, our success will depend upon our ability to develop proprietary methods and libraries and to defend any advantages afforded to us by such methods and libraries relative to our competitors. If we do not protect our intellectual property adequately, competitors may be able to use our methods and libraries and thereby erode any competitive advantages they provide us.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are effectively maintained as trade secrets. We expect to rely primarily upon trade secret and proprietary know-how protection for our confidential and proprietary information and we have taken security measures to protect this information. These measures, however, may not provide adequate protection for our trade secrets, know-how or other confidential information. Among other things, we seek to protect our trade secrets and other confidential information by entering into confidentiality agreements with employees, consultants and other third parties. These confidentiality agreements may not provide meaningful protection for our trade secrets and confidential information and may not provide adequate remedies in the event of unauthorized use or disclosure of such information. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming and the outcome could be unpredictable. In addition, trade secrets or other confidential information could otherwise become known or be independently developed by others in a manner that could prevent legal recourse by us. If any of our trade secrets or other confidential or proprietary information were to be disclosed or misappropriated or if any such information was independently developed by a competitor, our competitive position could be harmed.

Litigation or other proceedings or third-party claims of intellectual property infringement or misappropriation could require us to spend significant time and money and could prevent us from selling our tests.

Our commercial success will depend in part upon our ability to avoid infringement of patents and other proprietary rights owned by third parties, including the intellectual property rights of competitors. There are numerous U.S. and foreign patents and pending patent applications and other intellectual property rights that cover technologies relevant to genetic testing and that are owned by third parties. We may be unaware of patents or other intellectual property rights that a third-party might assert are infringed by our business and there may be patent applications that, if issued, could be asserted against us. As a result, our existing or future operations may be found or alleged to infringe existing or future patents or other intellectual property rights of others. As we continue to sell our existing tests, launch new tests and enter new markets, competitors may claim that our tests infringe or misappropriate their intellectual property rights as part of business strategies designed to impede our successful entry into new markets.

If a patent infringement or misappropriation of intellectual property suit were brought against us, we could be forced to discontinue or delay our development or sales of any tests or other activities that are the subject of the suit while it is pending. Additionally, defense of these claims, regardless of merit, could cause us to incur substantial expenses, be a substantial diversion of our management and other employee resources and significantly harm our reputation. In the event of a successful claim of infringement against us, we may be forced to pay substantial damages, including treble damages and attorneys’ fees if we are found to have willfully infringed patents, obtain one or more licenses, which may not be available when needed, on commercially reasonable terms or at all, pay royalties, which may be substantial, or redesign any infringing tests or other activities, which may be impossible or require substantial time and monetary expenditure. Further, third parties making claims against us for infringement or misappropriation of their patents or other intellectual property rights could seek and obtain injunctive or other equitable relief, which, if granted, could prohibit us from performing our tests. Any of these outcomes could delay our introduction of new tests, significantly increase our costs or prevent us from conducting certain of our essential activities, which could materially adversely affect our ability to operate and grow our business.

Developments in patent law could have a negative impact on our business.

From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the U.S. Patent and Trademark Office, or USPTO, may change the standards of patentability and any such changes could have a negative impact on our business.

Three cases involving diagnostic method claims and “gene patents” have recently been decided by the Supreme Court. In March 2012, the Supreme Court issued a decision in Mayo Collaborative v. Prometheus Laboratories, or Prometheus, a case involving patent claims directed to optimizing the amount of drug administered to a specific patient, holding that the applicable patents’ claims failed to incorporate sufficient inventive content above and beyond mere underlying natural correlations to allow the claimed processes to qualify as patent-eligible processes that apply natural laws. In June 2013, the Supreme Court decided Association for Molecular Pathology v. Myriad Genetics, or Myriad, a case challenging the validity of patent claims relating to the breast cancer susceptibility genes BRCA1 and BRCA2, holding that isolated genomic DNA that exists in nature, such as the DNA constituting the BRCA1 and BRCA2 genes, is not patentable subject matter, but that cDNA, which is an artificial construct created from RNA transcripts of genes, may be patent eligible. In June 2014, the Supreme Court decided Alice Corporation Pty. Ltd. v. CLS Bank International, or Alice, which affirmed the Prometheus and Myriad decisions and provided additional interpretation. Our efforts to seek patent protection for our technology and tests may not be negatively impacted by the Prometheus, Myriad and Alice decisions, rulings in other cases or guidance or procedures issued by the USPTO.

We cannot fully predict the impact of the Prometheus, Myriad and Alice decisions on the ability of genetic testing, biopharmaceutical or other companies to obtain or enforce patents relating to DNA, genes or genomic-related discoveries in the future, as the contours of when claims reciting laws of nature, natural phenomena or abstract ideas may meet patent eligibility requirements are not clear and may take years to develop via interpretation at the USPTO and in the courts. There are many previously issued patents claiming nucleic acids and diagnostic methods based on natural correlations that issued before these recent Supreme Court decisions and, although many of these patents may be invalid under the standards set forth in these decisions, these patents are presumed valid and enforceable until they are successfully challenged and third parties holding these patents could allege that we infringe, or request that we obtain a license under, these patents. Whether based on patents issued prior to or after these Supreme Court decisions, we could be forced to defend against claims of patent infringement or obtain license rights, if available, under these patents. In particular, although the Supreme Court has held in Myriad that isolated genomic DNA is not patent-eligible subject matter, third parties could allege that our activities infringe other classes of gene-related patent claims. There are numerous risks associated with any patent infringement claim against us, which are discussed above under “—Litigation or other proceedings or third-party claims of intellectual property infringement or misappropriation could require us to spend significant time and money and could prevent us from selling our tests.”

In addition, the Leahy-Smith America Invents Act, or America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes to the way issued patents are challenged and changes to the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed new regulations and procedures to govern the full implementation of the America Invents Act, but the impact of the America Invents Act on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend any patents that may issue remains unclear.

These and other substantive changes to U.S. patent law could affect our susceptibility to patent infringement claims and our ability to obtain patents and, if obtained, to enforce or defend them, any of which could have a material adverse effect on our business.

We may not be able to enforce our intellectual property rights outside the United States.

The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States and many companies have encountered significant challenges in establishing and enforcing their proprietary rights outside the United States. These challenges can be caused by the absence of rules and methods for the establishment and enforcement of intellectual property rights in certain jurisdictions. In addition, the legal systems of some countries, particularly developing countries, do not favor the enforcement of certain intellectual property protection, especially relating to healthcare. These aspects of many foreign legal systems could make it difficult for us to stop the misappropriation of our other intellectual property rights. Moreover, changes in the law and legal decisions by courts in foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property rights. As a result, our efforts to protect and enforce our intellectual property rights in foreign countries may ultimately prove to be inadequate, in which case our ability to grow our business and our revenue and prospects could be materially harmed.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ individuals who were previously employed at universities, biometric solution or genetic testing, diagnostic or other healthcare companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees or consultants have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third-party. Further, we may be subject to ownership disputes in the future arising from, for example, conflicting obligations of consultants or others who are involved in developing our technology and other intellectual property. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, we could be subject to monetary damages and the loss of valuable intellectual property rights or personnel. Even if we are successful in defending against any such claims, litigation could result in substantial costs, distract management and other employees and damage our reputation.

Public Company Risks

We will incur increased costs and demands as a result of compliance with laws and regulations applicable to public companies.

As a public company, we will experience significant additional demands that we did not experience as a private company. For example, the Sarbanes-Oxley Act and related and other rules implemented by the Securities and Exchange Commission, or SEC, and The NASDAQ Stock Market LLC, or NASDAQ, impose a number of requirements on public companies, including with respect to corporate governance practices. For instance, as a result of becoming a public company, a majority of our directors are required to be independent and we are required to establish audit and compensation committees comprised solely of independent directors, adopt a variety of corporate governance policies, adopt policies regarding internal controls and disclosure controls and procedures and prepare reports on internal controls over financial reporting. For all periods during which financial statements are presented in this prospectus and until completion of the Reorganization, we have and will continue to operate without a board of directors under the direction of the Manager of Fulgent LLC, Mr. Hsieh. Further, the SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance, including pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, which was enacted in July 2010. There are significant corporate governance and executive compensation-related disclosure provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas.

Moreover, the rules and regulations applicable to public companies will substantially increase our legal, accounting and financial compliance costs. For instance, we will need to hire additional personnel for, and devote more resources to, our financial reporting function. Additionally, if we continue to grow as anticipated, we will need to implement new and more sophisticated financial and accounting systems and adopt additional procedures for financial reporting in order to meet our obligations as a public company. Any transition of accounting systems can be expensive and can result in delays in our ability to process and report transactions in a timely manner. Our management and other personnel will need to devote a substantial amount of attention to maintaining our compliance with these obligations, which could be time-consuming and expensive. If these requirements divert the attention of our management and personnel from other aspects of our business concerns or if they require substantial costs that we cannot afford, they could have a material adverse effect on our business, financial condition and results of operations. We also expect that, as a public company, it will be more expensive for us to attract and compensate qualified directors and officers and obtain adequate director and officer liability insurance.

If we are unable to maintain effective internal control over financial reporting, investors could lose confidence in the accuracy and completeness of our reported financial information and the market price of our common stock could decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our annual report for the year ended December 31, 2017, provide a management report on our internal control over financial reporting. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We have only started to implement the systems and processes necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We will need to maintain and enhance these systems, processes and controls as we grow and we may need to hire additional personnel and devote more resources to our financial reporting function in order to do so.

During the process of evaluating our internal controls, if we identify one or more material weaknesses, our management will be unable to conclude that our internal control over financial reporting is effective. Moreover, when we are no longer an emerging growth company, our independent registered public accounting firm will be required to issue an attestation report on the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal controls or the level at which our internal controls are documented, designed, implemented or reviewed.

If we are unable to conclude that our internal control over financial reporting is effective or, when we are no longer an emerging growth company, our auditors were to express an adverse opinion on the effectiveness of our internal control over financial reporting because one or more material weaknesses had been identified or if internal control deficiencies result in the restatement of our financial results, investors could lose confidence in the accuracy and completeness of our financial disclosures and the price of our common stock to decline.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. Upon completion of this offering we will have implemented disclosure controls and procedures designed to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. However, any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. As a result, because of these inherent limitations in our control system, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to file required reports in a timely manner and filing reports containing incorrect information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, damage to our reputation and harm to our financial condition.

We are an emerging growth company and may elect to comply with reduced public company reporting requirements available to emerging growth companies, which could make our common stock less attractive to investors.

We are an emerging growth company, as defined under the JOBS Act. We will remain an emerging growth company until December 31, 2021, unless our gross revenue exceeds $1.0 billion in any fiscal year before that date, we issue more than $1.0 billion of non-convertible debt in any three-year period before that date or the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our second fiscal quarter of any fiscal year before that date. As an emerging growth company, we are eligible for certain exemptions from various reporting requirements applicable to certain other public companies, including exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced financial statement and other financial disclosures, reduced disclosure obligations regarding executive compensation and exemption from the requirements of holding a nonbinding advisory vote on executive compensation and obtaining stockholder approval of any golden parachute payments not previously approved. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and having reduced disclosure obligations regarding executive compensation. We have relied on many of these exemptions in this prospectus and investors may find our common stock less attractive if we choose to continue to rely on any of these exemptions, in which case there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the Securities Act of 1933, as amended, or Securities Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, as a result, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Common Stock and Offering Risks

An active, liquid trading market for our common stock may never develop, which could make it difficult for you to sell your shares of our common stock.

Prior to this offering, no public market for shares of our common stock existed. An active trading market for our shares may never develop following completion of this offering or, if developed, may not be sustained. The lack of an active trading market could impair your ability to sell your shares at the time you wish to sell them or at a price you consider reasonable. Further, an inactive trading market may impair our ability to raise capital in the future by selling shares of our common stock and may impair our ability to enter into strategic relationships or acquire companies or technologies using shares of our common stock as consideration.

Upon completion of this offering, we expect that our common stock will be listed on the NASDAQ Global Market. If we fail to satisfy the continued listing standards of NASDAQ, however, we could be de-listed, which would negatively impact the price of our common stock.

The price of our common stock may be volatile and you could lose all or part of your investment.

The initial public offering price for the shares of our common stock sold in this offering is determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of our common stock that develops after completion of this offering. As a result, investors in this offering may not be able to sell the shares of our common stock purchased in this offering at or above the price paid for these shares. The trading price of our common stock following this offering may be volatile and subject to wide fluctuations in response to various factors, including, among others:

•	actual or anticipated fluctuations in our operating results;

•	competition from existing tests or new tests that may emerge;

•	announcements by us or our competitors of significant acquisitions, investments, strategic partnerships, joint ventures, collaborations or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for our common stock;

•	the timing and amount of our investments in the growth of our business;

•	disputes or other developments with respect to our or others’ intellectual property rights;

•	actual or anticipated changes in regulatory oversight of our business;

•	changes in laws or regulations applicable to our tests;

•	additions or departures of key management or other personnel;

•	changes in coverage and reimbursement by current or potential payors;

•	inability to obtain additional funding;

•	product liability claims or other litigation;

•	sales of our common stock by us or our stockholders in the future;

•	general economic, industry and market conditions, including factors unrelated to our operating performance or the operating performance of our competitors; and

•	the other risk factors discussed in this prospectus.

In addition, the stock market in general, and the market for stock of companies in the life sciences and technology industries in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against the company. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We will have broad discretion in the use of the net proceeds from this offering, and we may not use them effectively.

Although we currently intend to use the net proceeds from this offering in the manner described under “Use of Proceeds” in this prospectus, our management will have broad discretion in the application of these net proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the net proceeds appropriately and you will be relying on the judgment of our management regarding the use of these net proceeds. Our management may not apply the net proceeds in ways that increase the value of your investment. In addition, pending their use, we may invest the net proceeds in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our common stock to decline.

Our principal stockholders and management own a significant percentage of our capital stock and are able to exert significant control over matters subject to stockholder approval.

As of June 30, 2016, our executive officers, directors, holders of 5% or more of our outstanding voting equity and their respective affiliates beneficially owned approximately 96.7% of our outstanding voting equity and, upon completion of this offering, will hold approximately     % of our outstanding voting equity (assuming no purchases of shares in this offering by any of these stockholders, including through the directed share program). Our founder and Chief Executive Officer, Mr. Hsieh, beneficially owned approximately 52.6% of our outstanding voting equity as of June 30, 2016, which, upon completion of this offering, will be approximately     % of our outstanding voting equity (assuming no purchases of shares in this offering by Mr. Hsieh, including through the directed share program). As a result, these stockholders will have the ability to control matters submitted to our stockholders for approval even if they do not purchase any additional shares in this offering, including elections of directors, amendments to our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders, as the interests of these stockholders may not coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of all stockholders. Further, this concentration of ownership could adversely affect the prevailing market price for our common stock.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price in this offering is substantially higher than the pro forma as further adjusted net tangible book value per share of our common stock, which gives effect to (i) the distribution of approximately $4.6 million to Mr. Hsieh as a return of capital contribution that was approved on August 12, 2016 and will be paid before completion of this offering, (ii) the Reorganization, which will be completed immediately prior to completion of this offering and (iii) this offering. As a result, investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities and will incur immediate dilution of $         per share, based on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus. Further, assuming our issuance and sale of              shares of common stock in this offering at the assumed initial public offering price, investors purchasing common stock in this offering will contribute approximately     % of the total amount invested by stockholders since our inception, but will own only approximately     % of the shares of common stock outstanding after giving effect to this offering. Any exercise of outstanding options would result in further dilution. As of June 30, 2016, there were outstanding options to acquire up to 4,478,000 common units of Fulgent LLC, which will become options to acquire up to              shares of our common stock upon completion of the Reorganization. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation or a sale of our company. See “Dilution” for additional information.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could cause the price of our common stock to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that such sales are pending or could occur, could reduce the market price of our common stock. Upon completion of this offering, we will have              outstanding shares of

common stock based on the number of shares outstanding as of June 30, 2016, after giving effect to the Reorganization. Of these shares, the              shares of our common stock sold in this offering, plus any shares sold pursuant to the underwriters’ option to purchase additional shares, will be immediately freely tradable without restriction in the public market, except for any shares of our common stock that may be held or acquired by our “affiliates,” as that term is defined in the Securities Act, which will be restricted securities under the Securities Act, or by our directors and executive officers through the directed share program. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. See “Shares Eligible for Future Sale” in this prospectus for additional information.

Moreover, Xi Long, which, after giving effect to the Reorganization, will hold an aggregate of              shares of our common stock, will have the right, subject to certain conditions, to include its shares in registration statements we may file for ourselves or other stockholders following completion of this offering, and require us to file registration statements covering its shares following May 16, 2019. See “Description of Capital Stock—Registration Rights” in this prospectus for additional information. We also intend to register shares of our common stock that we may issue under our equity incentive plans, totaling              shares subject to outstanding awards and              additional shares reserved for issuance as of the completion of this offering. Once we register these shares, they will be freely tradable in the public market upon issuance, subject to volume and manner of sale limitations applicable to affiliates and other legal and contractual limitations.

Future issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution to the percentage ownership of our stockholders and could cause the price of our common stock to fall.

To raise capital in the future, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, our then-existing stockholders could be materially diluted by such issuances and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including the shares of our common stock sold in this offering.

We do not intend to pay dividends on our common stock, so any returns will be limited to the value of our common stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Further, if we were to enter into a credit facility or issue debt securities or preferred equity securities in the future, we may be contractually restricted from paying dividends. If we do not pay dividends, our common stock may be less valuable because stockholders must rely on sales of their common stock after price appreciation, which may never occur, to realize any future gains on their investment.

If securities or industry analysts do not publish research or reports about our business or if they issue an adverse or misleading opinion regarding our common stock, our stock price and trading volume could decline.

If a trading market for our common stock develops, that trading market will be influenced to some extent by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively affected. If we obtain securities or industry analyst coverage and any of the analysts who covers us issues an adverse or misleading opinion regarding us, our business model, our industry or our stock performance or if our operating results fail to meet analyst expectations, the price of our common stock could significantly decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which could cause the price and trading volume of our common stock to decline.

Provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company or changes in our management and depress the market price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

•	authorize our board of directors to issue, without further action by our stockholders, up to 1,000,000 shares of undesignated or “blank check” preferred stock;

•	prohibit stockholder action by written consent, thus requiring all stockholder actions to be taken at a duly noticed and held meeting of our stockholders;

•	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors or our President, thereby eliminating the ability of our stockholders to call special meetings;

•	permit only the board of directors to establish the number of directors and fill vacancies on the board of directors, except as may be required by law;

•	permit the board of directors to amend our bylaws, subject to the power of the stockholders to repeal such amendment;

•	do not permit cumulative voting on the election of directors; and

•	establish advance notice requirements for stockholders to propose nominees for election as directors or matters to be acted upon at annual meetings of stockholders.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

Holders of our common stock could be adversely affected if we issue preferred stock.

Pursuant to our certificate of incorporation, our board of directors is authorized to issue up to 1,000,000 shares of preferred stock without any action on the part of our stockholders. Our board of directors will also have the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preferences over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock that is convertible into our common stock at greater than a one-to-one ratio, the voting and other rights of the holders of our common stock or the market price of our common stock could be adversely affected.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders;

•	any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or

•	any action asserting a claim against us governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision of our certificate of incorporation. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the discussions under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes identify forward-looking statements.

The forward-looking statements in this prospectus include statements about, among other things:

•	developments and projections relating to us, our competitors and our industry;

•	our strategic plans for our business;

•	our operating performance, including our ability to achieve equal or higher levels of revenue and achieve or grow profitability;

•	our ability to maintain the low internal costs of our business model;

•	the rate and degree of market acceptance and adoption of our tests and genetic testing generally;

•	our ability to continue to expand the number of genes covered by our tests and introduce other improvements to our tests;

•	advancements in technology by us and our competitors;

•	our ability to grow our customer base and increase demand for our tests from existing and new customers;

•	our ability to maintain relationships with existing international customers and increase our global presence;

•	our ability to effectively manage any growth we may experience, including expanding our infrastructure and hiring additional skilled personnel in order to support any such growth;

•	our ability to obtain and maintain coverage and adequate reimbursement for our tests;

•	our ability to comply with U.S. and foreign regulations applicable to our business and developments with respect to these regulations;

•	our sales and marketing plans, including our sales and marketing strategies and our expansion of our sales and marketing team;

•	the state of the U.S. and foreign healthcare markets, including the role of governments in the healthcare industry generally and pressures or incentives to reduce healthcare costs while expanding individual benefits;

•	our ability to attract, retain and motivate key scientific and management personnel;

•	our expectations regarding our ability to obtain and maintain protection of our trade secrets and other intellectual property rights and not infringe the rights of others;

•	our expectations regarding our future capital requirements and our ability to appropriately forecast and plan our expenses; and

•	our anticipated uses of the net proceeds from this offering.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a competitive and rapidly evolving industry and new risks emerge from time to time. It is not possible for our management to predict all of the risks we may face, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, could cause actual results to differ materially from those described in or implied by any forward-looking statements we make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those described in or implied by our forward-looking statements. Although we have based the forward-looking statements we make in this prospectus on expectations we believe to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements. As a result, you should not rely upon forward-looking statements as predictions of future events. You should read this prospectus and the documents we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different than what we expect.

Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

MARKET AND INDUSTRY DATA

This prospectus contains market information and industry forecasts that are based on data from various independent sources, on assumptions we have made based on this data and on our knowledge of the industry in which we operate and the markets for our tests. This information involves a number of assumptions and limitations and you are cautioned not to give it undue weight. Although we have not independently verified any of this information, we believe it is reliable and the conclusions contained in the information are reasonable. However, such market position, market opportunity and market size information is inherently imprecise. In addition, projections, assumptions and estimates of the future performance of our industry and our performance within this industry are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by these independent sources and by us.

PHARMA SPLIT-OFF AND REORGANIZATION

Pharma Split-Off

Prior to April 4, 2016, Fulgent LLC conducted the following two lines of business: the business described in this prospectus, which Fulgent LLC conducted directly and which is the only business we are presently pursuing; and the Pharma Business, which was conducted through Fulgent LLC’s former subsidiary, Fulgent Pharma LLC, or Fulgent Pharma. Prior to the Pharma Split-Off, all of Fulgent LLC’s authorized, issued and outstanding equity interests were separated into two series based on these two lines of business, such that holders of Fulgent LLC’s Class D-1 preferred units and Class D voting and non-voting common units had economic rights based on the assets, income, earnings and profits and any liabilities, expenses, costs and charges of the business described in this prospectus, and holders of Fulgent LLC’s Class P preferred units and Class P voting and non-voting common units had economic rights based on the assets, income, earnings and profits and any liabilities, expenses, costs and charges of the Pharma Business. On April 4, 2016, Fulgent LLC completed the Pharma Split-Off to separate the Pharma Business from the business described in this prospectus. To effect the Pharma Split-Off, Fulgent LLC redeemed each member’s Class P preferred and common units, distributed to each such member substantially identical units of Fulgent Pharma and caused Fulgent Pharma to assume all then-outstanding options to acquire Class P common units.

Since completion of the Pharma Split-Off, (i) Fulgent LLC has not pursued any aspect of the Pharma Business and its entire operations have been focused on the business described in this prospectus, (ii) Fulgent Pharma is no longer Fulgent LLC’s subsidiary, Fulgent LLC does not own any securities of Fulgent Pharma and, except as described below and elsewhere in this prospectus, neither Fulgent LLC nor Fulgent Inc. is associated with Fulgent Pharma, and (iii) Fulgent LLC has no Class P preferred or common units authorized, issued or outstanding and all of Fulgent LLC’s authorized, issued and outstanding equity interests consist of Class D common units, two classes of preferred units convertible into Class D common units and options to acquire Class D common units. As used in this prospectus, unless the context otherwise requires, the term “common units” refers to Fulgent LLC’s Class D voting and non-voting common units and the term “units” refers to Fulgent LLC’s Class D common units and preferred units convertible into Class D voting common units.

The following affiliates of Fulgent LLC and Fulgent Inc. have continuing relationships with Fulgent Pharma: (i) Mr. Hsieh, the Manager and largest equity holder of Fulgent LLC and President and Chief Executive Officer of Fulgent Inc., remains the Manager and largest equity holder of Fulgent Pharma, and (ii) Dr. Yun Yen, a director nominee of Fulgent Inc., is an equity holder of Fulgent Pharma. In Mr. Hsieh’s capacity as the Manager of Fulgent Pharma, Mr. Hsieh retains full authority, power and discretion to manage and control the business and affairs of Fulgent Pharma. He has delegated certain day-to-day oversight responsibility to subordinates, but remains active in significant decisions and policy making.

The operating results of the Pharma Business have been reported as discontinued operations for all periods presented in the consolidated financial data included in this prospectus.

Reorganization

Fulgent Inc. was formed on May 13, 2016 as a Delaware corporation solely for the purpose of effecting this offering. Immediately prior to completion of this offering, Fulgent LLC will become our wholly owned subsidiary in the Reorganization. In order to effect the Reorganization, we will enter into an agreement and plan of merger with Fulgent LLC and Fulgent MergerSub, LLC, our wholly owned subsidiary formed solely for the purpose of the Reorganization, pursuant to which, immediately prior to completion of this offering, Fulgent MergerSub, LLC will merge with and into Fulgent LLC, with Fulgent LLC surviving the merger as our wholly owned subsidiary.

Prior to completion of the Reorganization:

•

Fulgent LLC’s authorized, issued and outstanding equity interests, which are referred to as “shares” in its operating agreement but are referred to as “units” in this prospectus, consist of voting and non-voting common units and two classes (Class D-1 and Class D-2) of preferred units convertible into Class D common units;

•	Fulgent LLC’s outstanding equity holders are referred to as “members;”

•	in accordance with Fulgent LLC’s operating agreement, its business and affairs are managed fully and completely by the Manager of Fulgent LLC, Mr. Hsieh; and

•	Fulgent Inc. will not have conducted any activities other than activities incidental to its formation and the preparation of this prospectus.

Upon completion of the Reorganization:

•	each outstanding units of Fulgent LLC will be cancelled in exchange for one share of our common stock, such that (i) all outstanding Class D common units of Fulgent LLC (including Class D common units that constitute profits interests) will be cancelled in exchange for an aggregate of shares of our common stock, (ii) all outstanding Class D-1 preferred units of Fulgent LLC will be cancelled in exchange for an aggregate of shares of our common stock and (iii) all outstanding Class D-2 preferred units will be cancelled in exchange for an aggregate of shares of our common stock. Class D common units that constitute profits interests are a type of equity award containing a participation threshold (which we sometimes refer to as a profits interest threshold) that entitles the recipient of the award to participate in the value of Fulgent LLC only to the extent it appreciates from and after the grant date of the award. Pursuant to the determination of the Manager of Fulgent LLC, the participation thresholds applicable to all Class D common units that constitute profits interests (i) will be ignored and not applied in calculating the number of shares of our common stock to be issued in exchange for such units in the Reorganization and (ii) will not carry over to such shares. As a result, the holders of Fulgent LLC’s Class D common units that constitute profits interests will receive shares of our common stock in the Reorganization at the same ratio as the holders of Fulgent LLC’s Class D common units that are not subject to profits interest thresholds. Ignoring all profits interest thresholds upon the conversion of the Class D common units that constitute profits interests into shares of our common stock at the effective time of the Reorganization will result in an equity-based compensation expense that we will record during the period in which the Reorganization occurs;

•	all outstanding options to acquire common units of Fulgent LLC will become equivalent options to acquire up to an aggregate of shares of our common stock, and all such options will become immediately exercisable, to the extent vested, which will result in an equity-based compensation expense that we will record during the period in which the Reorganization occurs;

•	all outstanding restricted share units relating to common units of Fulgent LLC will become restricted stock units relating to shares of our common stock;

•	we will continue to exist as a holding company with no material assets other than 100% of the equity interests in Fulgent LLC;

•	we will consolidate the financial results of Fulgent LLC and the historical financial statements of Fulgent LLC will be our financial statements;

•	we will assume the obligations of Fulgent LLC under the investor’s rights agreement between Fulgent LLC and Xi Long, which we refer to as the Investor’s Rights Agreement, the terms of which are described below under “Certain Relationships and Related Party Transactions—Investor’s Rights Agreement” and “Description of Capital Stock—Registration Rights;”

•	our board of directors, composed of the individuals and with the other features described under “Management” below, will manage our business and affairs; and

•	all of our business operations will continue to be conducted through Fulgent LLC, which will be managed by us as the Manager of Fulgent LLC.

The completion of the Reorganization is a condition to closing this offering.

USE OF PROCEEDS

We estimate the net proceeds from our issuance and sale of          shares of common stock in this offering will be approximately $         million, or $         million if the underwriters exercise in full their option to purchase additional shares, assuming an initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to establish a public market for our common stock, facilitate our future access to the public capital markets, increase our visibility in the marketplace and obtain additional capital to support our operations. We currently intend to use the net proceeds we receive from this offering for working capital and general corporate purposes.

Our management will have broad discretion in the application of the net proceeds we receive from this offering and, as of the date of this prospectus, we cannot predict with certainty all of the particular uses for these net proceeds. The amounts and timing of our actual expenditures will depend on numerous factors, including the amount of cash generated by our operations, competitive and technological developments, demand for our tests, the number of billable tests we deliver and the number of billable tests for we collect full or partial payment, our ability to develop our sales and marketing team, the timing and amount of other investments in our business, including sequencing or other equipment or systems, and unforeseen cash needs.

We also may use a portion of the net proceeds for the acquisition of, investment in or partnership with new and complementary businesses, technologies or assets. Although we presently have no specific agreements, commitments or understandings with respect to any such acquisition, investment or partnership, we evaluate such opportunities and engage in related discussions with other companies from time to time.

Pending their use as described above, we intend to invest the net proceeds from this offering in short term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our ability to pay dividends may also be restricted by the terms of any future credit facility we may establish or any future debt or preferred equity securities we may issue, although we presently have no specific plans, agreements or commitments with respect to establishing any such credit facility or issuing any such securities.

CAPITALIZATION

The following table sets forth the cash and capitalization as of June 30, 2016 of:

•	Fulgent LLC, on an actual basis;

•	Fulgent LLC, on a pro forma basis after giving effect to the distribution of approximately $4.6 million to Mr. Hsieh as a return of capital contribution that was approved on August 12, 2016 and will be paid before completion of this offering;

•	us, on a pro forma as adjusted basis after giving effect to the pro forma adjustment described above and the Reorganization; and

•	us, on a pro forma as further adjusted basis after giving effect to the pro forma as adjusted adjustments described above and our issuance and sale in this offering of shares of common stock at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as further adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in this prospectus.

	As of June 30, 2016
	Actual (Fulgent LLC)	Pro Forma (Fulgent LLC)	Pro Forma As Adjusted (Fulgent Inc.)	Pro Forma As Further Adjusted (Fulgent Inc.)(1)
	(in thousands, except par value data and as noted)

Cash	$16,060	$11,468	$11,468	$

Members’ equity:
Class D-1 convertible preferred units—51,382 units authorized, issued and outstanding, actual and pro forma; no units authorized, issued or outstanding, pro forma as adjusted and pro forma as further adjusted	33,617	29,025	—
Class D-2 convertible preferred units—15,395 units authorized, issued and outstanding, actual and pro forma; no units authorized, issued or outstanding, pro forma as adjusted and pro forma as further adjusted	32,452	32,452	—
Class D common units—51,250 units authorized and 30,855 issued and outstanding, actual and pro forma; no units authorized, issued or outstanding, pro forma as adjusted and pro forma as further adjusted	10,494	10,494	—
Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 1,000 shares authorized, no shares issued or outstanding, actual, pro forma, pro forma as adjusted and pro forma as further adjusted	—	—	—
Common stock, $0.0001 par value per share, 200,000 shares authorized, 1 share(2) issued and outstanding, actual and pro forma; 200,000 shares authorized, shares issued or outstanding, pro forma as adjusted; 200,000 shares authorized, shares issued or outstanding, pro forma as further adjusted	—	—
Additional paid in capital	—	—	71,971
Accumulated deficit	(54,860)	(54,860)	(54,860)
Total members’/stockholders’ equity	21,703	17,111	17,111

Total capitalization	$21,703	$17,111	$17,111	$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of our pro forma as further adjusted cash, additional paid in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) each of our pro forma as further adjusted cash, additional paid in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming the initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	Share amount not in thousands.

The number of shares of our common stock to be outstanding immediately after this offering is based on              shares of our common stock issued and outstanding as of June 30, 2016, after giving effect to the exchange of all outstanding units of Fulgent LLC on such date for              shares of our common stock in the Reorganization immediately prior to completion of this offering, and excludes the following:

•	shares of our common stock issuable upon exercise of options with a weighted-average exercise price of $ per share, which, prior to completion of the Reorganization, were exercisable for 4,478,000 common units of Fulgent LLC with a weighted-average exercise price of $0.09 per unit and were outstanding as of June 30, 2016;

•	shares of our common stock issuable upon exercise of options with a weighted-average exercise price of $ per share, which, prior to completion of the Reorganization, were exercisable for common units of Fulgent LLC with a weighted-average exercise price of $ per unit and were issued after June 30, 2016;

•	shares of our common stock issuable upon settlement of restricted stock units, which, prior to completion of the Reorganization, were outstanding with respect to 500,000 common units of Fulgent LLC and were issued after June 30, 2016; and

•	shares of our common stock that will be reserved for future issuance under the 2016 Plan, which we will adopt prior to completion of this offering.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the amount you pay per share of our common stock in this offering and the pro forma as further adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets (total assets less intangible assets) less total liabilities by the number of shares of our common stock outstanding.

Our actual net tangible book value as of June 30, 2016 was approximately $21.7 million, or $0.22 per Class D common unit (assuming conversion at a one-to-one ratio of all Class D-1 and Class D-2 preferred units into Class D common units).

On a pro forma basis, after giving effect to the distribution of approximately $4.6 million to Mr. Hsieh as a return of capital contribution that was approved on August 12, 2016 and will be paid before completion of this offering, our net tangible book value as of June 30, 2016 would have been approximately $17.1 million, or $0.18 per unit (assuming conversion at a one-to-one ratio of all Class D-1 and Class D-2 preferred units into Class D common units).

On a pro forma as adjusted basis, after giving effect to the pro forma adjustment described above and the Reorganization, our net tangible book value as of June 30, 2016 would have been approximately $         million, or $         per share.

On a pro forma as further adjusted basis, after giving effect to the pro forma as adjusted adjustments described above and our issuance and sale in this offering of              shares of our common stock at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2016 would have been approximately $         million, or $         per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $         per share to our existing stockholders and an immediate dilution of $         per share to investors purchasing shares in this offering, as follows:

Assumed initial public offering price per share		$
Pro forma as adjusted net tangible book value per share as of June 30, 2016	$
Increase in pro forma as adjusted net tangible book value per share attributable to new investors

Pro forma as further adjusted net tangible book value per share after this offering
Dilution per share to investors in this offering		$

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as further adjusted net tangible book value per share by approximately $         per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) our pro forma as further adjusted net tangible book value per share by approximately $         per share, assuming the initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional shares, our pro forma as further adjusted net tangible book value per share as of June 30, 2016, after giving effect to the pro forma as adjusted adjustments and our issuance and sale in this offering of              shares of common stock at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would be $         per share, the increase in pro forma as further adjusted net tangible book value per

share to our existing stockholders would be $         per share and the dilution to investors purchasing shares in this offering would be $         per share.

The following table summarizes, on the pro forma as further adjusted basis as of June 30, 2016 described above, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors							$

Total		100%		$	100%

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

To the extent that any outstanding options are exercised, investors in this offering will experience further dilution.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise in full their option to purchase additional shares, our existing stockholders would own     % and our new investors would own     % of the total number of shares of our common stock outstanding upon the closing of this offering. Additionally, the above discussion and tables assume that none of our existing stockholders will purchase shares of our common stock in this offering through the directed share program or otherwise.

The above discussion and tables are based on              shares of our common stock issued and outstanding as of June 30, 2016, after giving effect to the exchange of all outstanding units of Fulgent LLC on such date for              shares of our common stock in the Reorganization immediately prior to completion of this offering, and excludes the following:

•	shares of our common stock issuable upon exercise of options with a weighted-average exercise price of $ per share, which, prior to completion of the Reorganization, were exercisable for 4,478,000 common units of Fulgent LLC with a weighted-average exercise price of $0.09 per unit and were outstanding as of June 30, 2016;

•	shares of our common stock issuable upon exercise of options with a weighted-average exercise price of $ per share, which, prior to completion of the Reorganization, were exercisable for common units of Fulgent LLC with a weighted-average exercise price of $ per unit and were issued after June 30, 2016;

•	shares of our common stock issuable upon settlement of restricted stock units, which, prior to completion of the Reorganization, were outstanding with respect to 500,000 common units of Fulgent LLC and were issued after June 30, 2016; and

•	shares of our common stock that will be reserved for future issuance under the 2016 Plan, which we will adopt prior to completion of this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The tables below reflect selected consolidated financial and other data of Fulgent LLC for the periods presented. Following the Reorganization, Fulgent LLC will be considered our predecessor for accounting purposes and its financial statements will be our historical financial statements. The selected consolidated statements of operations data for the years ended December 31, 2014 and 2015 and the selected consolidated balance sheet data as of December 31, 2014 and 2015 are derived from Fulgent LLC’s audited consolidated financial statements included in this prospectus. The selected consolidated statements of operations data for the six months ended June 30, 2015 and 2016 and the selected consolidated balance sheet data as of June 30, 2016 are derived from Fulgent LLC’s unaudited condensed consolidated financial statements included in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited financial statements and we have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in these financial statements.

The following selected consolidated financial and other data should be read together with “Pharma Split-Off and Reorganization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in this prospectus. Historical results are not necessarily indicative of the results that may be expected in any future period, and interim results are not necessarily indicative of the results that may be expected in the full year or any other period. The selected consolidated financial and other data in this section are not intended to replace the financial statements from which they are derived and are qualified in their entirety by the financial statements and related notes included in this prospectus.

Historical financial information of Fulgent Inc. is included elsewhere in this prospectus, but selected historical financial and other data of Fulgent Inc. have not been presented below, as Fulgent Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented.

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
	(in thousands, except per unit and per share data)
Consolidated Statements of Operations Data:
Revenue	$1,278	$9,576	$3,769	$7,411
Cost of revenue(1)	936	5,069	1,425	2,715

Gross profit	342	4,507	2,344	4,696
Operating expenses:
Research and development(1)	521	4,431	470	1,217
Selling and marketing(1)	581	2,670	477	778
General and administrative(1)	230	2,418	246	2,346

Total operating expenses	1,332	9,519	1,193	4,341

Operating income (loss)	(990)	(5,012)	1,151	355

Interest and other income (expense)	—	27	20	(5,449)
Income (loss) before income taxes	(990)	(4,985)	1,171	(5,094)
Provision for income taxes	—	—	—	—

Income (loss) from continuing operations	(990)	(4,985)	1,171	(5,094)

Income (loss) from discontinued operations(2)	(3,293)	(3,329)	(1,299)	41

Net loss	(4,283)	(8,314)	(128)	(5,053)

Basic and diluted loss per common unit:(3)
Continuing operations—Class D common units—profits interests		$(0.21)		$(0.27)

Continuing operations:(3)
Weighted-average Class D common units—profits interests—outstanding—basic and diluted		34,000		32,511

Pro forma loss attributable to common stockholders (unaudited):(4)
Pro forma loss per share attributable to common stockholders (unaudited):(4)
Basic and diluted
Shares used in computing pro forma loss per share attributable to common stockholders (unaudited):(4)
Basic and diluted

(1)	Includes equity-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
	(in thousands)
Cost of revenue	$—	$1,673	$—	$—
Research and development	—	3,241	—	—
Selling and marketing	—	1,569	—	—
General and administrative	—	1,673	—	1,625

Total equity-based compensation expense	$—	$8,156	$—	$1,625

(2)	On April 4, 2016, we completed the Pharma Split-Off. The financial results of the Pharma Business through the separation date of April 4, 2016 are included in Fulgent LLC’s results as discontinued operations for all periods presented. See “Pharma Split-Off and Reorganization” for additional information.
(3)	See Notes 2 and 10 to Fulgent LLC’s audited consolidated financial statements for the year ended December 31, 2015 and Note 3 to Fulgent LLC’s unaudited condensed consolidated financial statements for the six months ended June 30, 2016, each included in this prospectus, for an explanation of the method used to calculate basic and diluted loss per unit from continuing operations and the weighted-average number of units used in the computation of the per unit amounts.

(4)	See Note 2 to Fulgent LLC’s audited consolidated financial statements for the year ended December 31, 2015 and Note 2 to Fulgent LLC’s unaudited condensed consolidated financial statements for the six months ended June 30, 2016, each included in this prospectus, for an explanation of the method used to calculate basic and diluted pro forma loss per share attributable to common stockholders.

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
Other Operating Data:
Billable tests(1)	966	6,852	2,762	5,209

(1)	Billable tests represent the number of tests delivered in a period for which we bill our customers. We consider the number of billable tests we deliver to be an important indicator of the growth of our business.

	December 31,		June 30,
	2014	2015	2016
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$172	$489	$16,060
Total assets	2,120	5,832	26,778
Total liabilities	436	686	5,075
Accumulated deficit	(10,316)	(53,160)	(54,860)
Total members’ equity	1,684	5,146	21,703

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial and Other Data” and the financial statements and related notes included in this prospectus. The statements in this discussion and analysis regarding expectations of our future performance, liquidity and capital resources and all other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, among others, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from the results described in or implied by the forward-looking statements contained in this discussion and analysis.

Immediately prior to closing this offering, we will complete the Reorganization, as defined and described below, pursuant to which Fulgent Therapeutics LLC will become a wholly owned subsidiary of Fulgent Genetics, Inc., a holding company and the issuer of common stock in this offering. Unless the context otherwise requires, (i) the term “Fulgent LLC” refers to Fulgent Therapeutics LLC, (ii) the term “Fulgent Inc.” refers to Fulgent Genetics, Inc. and (iii) the terms “Fulgent,” the “company,” “we,” “us” and “our” refer, for periods prior to completion of the Reorganization, to Fulgent LLC and, for periods after completion of the Reorganization, to Fulgent Inc. and its consolidated subsidiary after giving effect to the Reorganization. This discussion and analysis is based upon the historical financial statements of Fulgent LLC included in this prospectus, as Fulgent Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented.

Overview

We are a rapidly growing technology company with an initial focus on offering comprehensive genetic testing to provide physicians with clinically actionable diagnostic information they can use to improve the overall quality of patient care. We have developed a proprietary technology platform that integrates sophisticated data comparison and suppression algorithms, adaptive learning software, advanced genetic diagnostics tools and integrated laboratory processes. This platform allows us to offer a broad and flexible test menu while maintaining accessible pricing, high accuracy and competitive turnaround times. We believe our current test menu offers more genes for testing than our competitors in today’s market, which enables us to provide expansive options for test customization and clinically actionable results. We have generated growing demand for our tests with relatively little marketing efforts to date, which we believe demonstrates the advantages of our offering compared to other available testing alternatives.

After launching our first commercial genetic tests in 2013, our tests covered more than 1,000 genes in 100 pre-established, multi-gene, disease-specific panels by the first quarter of 2014 and more than 10,000 genes in over 170 panels by the end of 2015. Today, we have further expanded our test menu to offer more than 18,000 single-gene tests and more than 200 panels that collectively test for more than 7,500 genetic conditions, including various cancers, cardiovascular diseases and neurological disorders. We offer tests at competitive prices, averaging approximately $1,400 per billable test delivered in the six months ended June 30, 2016, and with competitive turnaround times. Our volume has grown rapidly since our commercial launch, with over 13,000 billable tests delivered to over 600 total customers as of June 30, 2016. We delivered 6,852 billable tests in 2015 compared to 966 billable tests delivered in 2014, and we delivered 5,209 billable tests in the six months ended June 30, 2016 compared to 2,762 billable tests delivered in the six months ended June 30, 2015. We have experienced compound quarterly growth of 19.5% in the number of billable tests delivered from the first quarter of 2015 through the second quarter of 2016. Further, approximately 86% of our test billings which were generated and due in 2015 were paid during that period. We recorded revenue and net loss of $9.6 million and $8.3 million in 2015, respectively, and revenue and net loss of $7.4 million and $5.1 million in the six months ended June 30, 2016, respectively.

Factors Affecting Our Performance

Number of Billable Tests Delivered

Our performance is closely correlated with the number of tests for which we bill our customers, which we refer to as billable tests. We believe the number of billable tests delivered in any period is an important indicator of the performance of our business.

Mix of Customers

Our existing customer base consists primarily of hospitals and medical institutions, which are frequent and high-volume users of genetic tests. We are focused on more deeply penetrating our relationships with existing customers to increase the volume of tests they order. In addition, we are seeking to grow our customer base by continuing to acquire new hospital and medical institution customers and expand into additional customer groups, such as individual physicians and other practitioners, as well as research institutions. For example, in 2016, we have contracted with a regional physician services organization based in Southern California and a national health insurance company to become an in-network provider and we have enrolled as a supplier in the Medicare program. We have also established a vendor code with, and started to receive orders from, a national clinical laboratory that orders our tests to fulfill some of the genetic testing orders it receives from certain U.S. government agencies. Although establishing these relationships does not obligate this laboratory or any physicians to order our tests at any agreed volume or frequency or at all, we believe our ability to establish these types of relationships and relationships with other new customers and achieve increased sales to existing customers are significant indicators of the potential for growth of our business.

Ability to Maintain Our Broad and Flexible Test Menu

We believe the number of genes that we incorporate into our test menu provides a meaningful competitive advantage. We believe the breadth of genes in our portfolio allows us to provide more comprehensive genetic information and improves our variant detection rate, which can increase the clinical actionability of the data we produce. The breadth of genes in our portfolio also allows us to provide a flexible and customizable test menu for our customers. We believe that our ability to continue to offer more genes than our competitors could be a key contributor to the rate of growth of our business.

Ability to Maintain Low Costs

We have developed various proprietary technologies that improve our laboratory efficiency and reduce the costs we incur to perform our tests. Our technology platform enables us to perform each test and deliver its results at a lower cost to us than many of our competitors, totaling approximately $521 per billable test delivered in the six months ended June 30, 2016. This low cost per billable test allows us to maintain affordable pricing for our customers, averaging approximately $1,400 per billable test delivered in the six months ended June 30, 2016, which we believe encourages repeat ordering from existing customers and attracts new customers. We believe this low internal cost is a key contributor to our ability to grow our business and drive profitability.

Expand into New Markets

We intend to continue to expand our test menu to include more options and to cover more genes. For example, we intend to expand our offering of oncology, cardiology and pediatrics test panels, which represent large genetic testing markets in which we believe our comprehensive and flexible tests will be competitive. We also believe there is a large potential for growth of genetic testing in many international markets due to the presence of high unmet diagnostic and predictive testing needs, rapidly rising healthcare expenditures and patient awareness of next generation sequencing technologies. We plan to engage distributors or establish other types of arrangements, such as joint ventures, in an effort to expand our presence and test volume in new geographic markets. We believe expanding our test menu and our geographic presence will appeal to a broader base of potential customers and increase our revenue potential.

Success Obtaining Reimbursement

In today’s market, third-party payors generally restrict the reimbursement of genetic testing to a limited subset of genetic tests and only for those patients that meet specific criteria. This lack of widespread favorable reimbursement policies has presented a challenge for genetic testing companies in building sustainable business models. As part of our strategy for growth, we intend to pursue coverage and reimbursement from third-party payors at a level adequate for us to achieve profitability with this payor group. To this end and as described above, we have contracted with a regional physician services organization and a national health insurance company to become an in-network provider and enrolled as a supplier with Medicare in 2016, which means that we have agreed with these payors to provide certain of our tests at negotiated rates. Although this does not guarantee that we will receive reimbursement for our tests from these or any other payors at adequate levels, we believe our low cost per billable test will enhance our ability to compete effectively in the third-party payor market and our flexibility in establishing additional relationships with third-party payors. Our level of success in obtaining and maintaining adequate coverage and reimbursement from third-party payors for our testing services will, we believe, be a key factor in the rate of growth of our business over the long term.

Equity-Based Compensation Awards

Fulgent LLC granted awards of fully vested equity to employees and non-employees in October 2015 and January 2016. The equity-based compensation expense associated with these awards was recorded in full in the period in which the awards were granted. As a result, there was a substantial increase in cost of revenue in the quarter ended December 31, 2015 and in operating expenses in the quarters ended December 31, 2015 and March 31, 2016. We do not intend to make additional awards of fully vested equity and, as a result, we do not expect that we will experience similar levels of equity-based compensation expense in future periods.

During 2015 and 2016, Fulgent LLC issued options that are not exercisable, whether or not vested, until the earlier of a liquidity event or an incorporation of Fulgent LLC, each as defined in Fulgent LLC’s equity incentive plan under which the awards were granted. An incorporation will be deemed to have occurred upon completion of the Reorganization, at which time the options will become immediately exercisable, to the extent vested. No expense has been recorded for such options as of June 30, 2016; however, beginning with the period in which we complete the Reorganization, we will begin to record equity-based compensation expense as option awards become exercisable and vest.

Xi Long Financing

In May 2016, Fulgent LLC completed a transaction with Xi Long USA, Inc., or Xi Long, an independent investor, and certain members of Fulgent LLC. In this transaction, (i) Xi Long acquired 4,618,421 Class D-1 preferred units and 5,644,737 Class D common units from certain existing members of Fulgent LLC for an aggregate purchase price of approximately $12.0 million, which units were required to be redeemed by Fulgent LLC in exchange for its issuance to Xi Long of an equivalent number of Class D-2 preferred units, and (ii) Fulgent LLC sold an additional 5,131,579 Class D-2 preferred units to Xi Long for gross proceeds of approximately $15.2 million. Fulgent LLC incurred issuance costs of $185,000 for the transaction, resulting in net proceeds to Fulgent LLC of approximately $15.0 million. As a result of the transaction, Xi Long acquired an aggregate of 15,394,737 Class D-2 preferred units for an aggregate purchase price of approximately $27.2 million, even though, at issuance, the fair value of 15,394,737 Class D-2 preferred units as evidenced by Fulgent LLC’s then most recent third-party valuation was approximately $32.6 million. The $5.5 million difference between the fair value of, and the aggregate consideration paid by Xi Long for, the Class D-2 preferred units issued in the transaction was not attributable to any stated rights or privileges. Rather Fulgent LLC, Xi Long and the members of Fulgent LLC that were party to the transaction determined to complete the transaction in line with their discussions, notwithstanding that the fair value of the Class D-2 preferred units as evidenced by Fulgent LLC’s third-party valuation had increased from the time these discussions were initiated to the time the transaction was completed. The $5.5 million difference was determined to be a cost of completing the transaction with Xi Long and was recorded as an expense in the accompanying condensed consolidated statement of operations.

Discontinued Operations

Prior to April 4, 2016, Fulgent LLC conducted the following two lines of business: the business described in this prospectus, which Fulgent LLC conducted directly and which is the only business we are presently pursuing; and our former pharmaceutical business, or the Pharma Business, which was conducted through Fulgent LLC’s former subsidiary, Fulgent Pharma LLC, or Fulgent Pharma. Prior to April 4, 2016, all of Fulgent LLC’s authorized, issued and outstanding equity interests were separated into two series based on these two lines of business, such that holders of Fulgent LLC’s Class D-1 preferred units and Class D voting and non-voting common units had economic rights based on the assets, income, earnings and profits and any liabilities, expenses, costs and charges of the business described in this prospectus, and holders of Fulgent LLC’s Class P preferred units and Class P voting and non-voting common units had economic rights based on the assets, income, earnings and profits and any liabilities, expenses, costs and charges of the Pharma Business. On April 4, 2016, Fulgent LLC separated the Pharma Business from the business described in this prospectus in a transaction we refer to as the “Pharma Split-Off.” To effect the Pharma Split-Off, Fulgent LLC redeemed each member’s Class P preferred and common units, distributed to each such member substantially identical units of Fulgent Pharma and caused Fulgent Pharma to assume all then-outstanding options to acquire Class P common units.

Since completion of the Pharma Split-Off, (i) Fulgent LLC has not pursued any aspect of the Pharma Business and its entire operations have been focused on the business described in this prospectus, (ii) Fulgent Pharma is no longer Fulgent LLC’s subsidiary, Fulgent LLC does not own any securities of Fulgent Pharma and, except as described in the prospectus of which this discussion and analysis is a part, neither Fulgent LLC nor Fulgent Inc. is associated with Fulgent Pharma, and (iii) Fulgent LLC has no Class P preferred or common units authorized, issued or outstanding and all of Fulgent LLC’s authorized, issued and outstanding equity interests consist of Class D common units, two classes of preferred units convertible into Class D common units and options to acquire Class D common units. As used in this discussion and analysis, unless the context otherwise requires, the term “common units” refers to Fulgent LLC’s Class D voting and non-voting common units and the term “units” refers to Fulgent LLC’s Class D common units and preferred units convertible into Class D voting common units.

The operating results of the Pharma Business have been reported as discontinued operations for all periods presented in the consolidated financial data included in this prospectus. In the six months ended June 30, 2015 and 2016, we recorded an income (loss) from discontinued operations of $(1,299) and $41, respectively, and in the years ended December 31, 2014 and 2015, we recorded a loss from discontinued operations of $(3.3) million and $(3.3) million, respectively.

Reorganization

Fulgent Inc. was formed on May 13, 2016 as a Delaware corporation solely for the purpose of effecting this offering. Immediately prior to completion of this offering, Fulgent LLC will become our wholly owned subsidiary in a transaction that we refer to throughout this discussion and analysis as the “Reorganization.” In order to effect the Reorganization, we will enter into an agreement and plan of merger with Fulgent LLC and Fulgent MergerSub, LLC, our wholly owned subsidiary formed solely for the purpose of the Reorganization, pursuant to which, immediately prior to completion of this offering, Fulgent MergerSub, LLC will merge with and into Fulgent LLC, with Fulgent LLC surviving the merger as our wholly owned subsidiary.

Prior to completion of the Reorganization, among other things:

•

Fulgent LLC’s authorized, issued and outstanding equity interests, which are referred to as “shares” in its operating agreement but are referred to as “units” in this discussion and analysis, consist of voting and non-voting common units and two classes (Class D-1 and Class D-2) of preferred units convertible into Class D common units;

•	Fulgent LLC’s outstanding equity holders are referred to as “members;” and

•	Fulgent Inc. will not have conducted any activities other than activities incidental to its formation and the preparation of this prospectus.

Upon completion of the Reorganization, among other things:

•	each outstanding units of Fulgent LLC will be cancelled in exchange for one share of our common stock, such that (i) all outstanding Class D common units of Fulgent LLC (including Class D common units that constitute profits interests) will be cancelled in exchange for an aggregate of shares of our common stock, (ii) all outstanding Class D-1 preferred units of Fulgent LLC will be cancelled in exchange for an aggregate of shares of our common stock and (iii) all outstanding Class D-2 preferred units will be cancelled in exchange for an aggregate of shares of our common stock. Class D common units that constitute profits interests are a type of equity award containing a participation threshold (which we sometimes refer to as a profits interest threshold) that entitles the recipient of the award to participate in the value of Fulgent LLC only to the extent it appreciates from and after the grant date of the award. Pursuant to the determination of the Manager of Fulgent LLC, the participation thresholds applicable to all Class D common units that constitute profits interests (i) will be ignored and not applied in calculating the number of shares of our common stock to be issued in exchange for such units in the Reorganization and (ii) will not carry over to such shares. As a result, the holders of Fulgent LLC’s Class D common units that constitute profits interests will receive shares of our common stock in the Reorganization at the same ratio as the holders of Fulgent LLC’s Class D common units that are not subject to profits interest thresholds. Ignoring all profits interest thresholds upon the conversion of the Class D common units that constitute profits interests into shares of our common stock at the effective time of the Reorganization will result in an equity-based compensation expense that we will record during the period in which the Reorganization occurs;

•	all outstanding options to acquire common units of Fulgent LLC will become equivalent options to acquire up to an aggregate of shares of our common stock, and all such options will become immediately exercisable, to the extent vested, which will result in an equity-based compensation expense that we will record during the period in which the Reorganization occurs;

•	all outstanding restricted share units relating to common units of Fulgent LLC will become restricted stock units relating to shares of our common stock;

•	we will continue to exist as a holding company with no material assets other than 100% of the equity interests of Fulgent LLC; and

•	we will consolidate the financial results of Fulgent LLC and the historical financial statements of Fulgent LLC will be our historical financial statements.

Financial Overview

Revenue

We generate revenue from sales of our genetic tests. We recognize revenue upon delivery of a report to the ordering physician based on the established billing rate less contractual and other adjustments to arrive at the amount that we expect to collect. We generally bill directly to a hospital, medical institution or research institution customer or to a patient, a third-party payor or a combination of the patient and third-party payor.

Cost of Revenue

Cost of revenue reflects the aggregate costs incurred in delivering test results and consists of: personnel costs, including salaries, employee benefit costs, bonuses and equity-based compensation expenses; costs of laboratory supplies; depreciation of laboratory equipment; amortization of leasehold improvements and allocated overhead, including rent and utilities. Costs associated with performing tests are recorded as tests are processed. We expect cost of revenue to generally increase as we increase the number of tests we deliver.

Operating Expenses

Our operating expenses are classified into the following three categories: research and development; selling and marketing; and general and administrative. For each category, the largest component is personnel costs, which include salaries, employee benefit costs, bonuses and equity-based compensation expenses.

Research and Development Expenses

Research and development expenses represent costs incurred to develop our technology and future tests. These costs consist of personnel costs, laboratory supplies, consulting costs and allocated overhead, including rent and utilities. We expense all research and development costs in the periods in which they are incurred. We expect our research and development expenses will increase in absolute dollars in future periods as we continue to invest in research and development.

Selling and Marketing Expenses

Selling and marketing expenses consist of personnel costs, customer service expenses, direct marketing expenses, educational and promotional expenses, market research and analysis and allocated overhead, including rent and utilities. We expense all selling and marketing costs as incurred. We expect our selling and marketing costs will continue to increase in absolute dollars, primarily driven by our efforts to expand our sales and marketing team, increase our presence within and outside the United States and expand our brand awareness and customer base through targeted marketing initiatives.

General and Administrative Expenses

General and administrative expenses include executive, finance and accounting, legal and human resources functions. These expenses consist of personnel costs, audit and legal expenses, consulting costs and allocated overhead, including rent and utilities. We expense all general and administrative expenses as incurred. We expect our general and administrative expenses will increase as we scale our operations. We also expect to incur additional general and administrative expenses as a result of our initial public offering and operating as a public company, including expenses related to compliance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market, additional insurance expenses, investor relations activities and other administration and professional services.

Results of Operations

Comparison of the Six Months Ended June 30, 2015 and 2016

The following table summarizes the results of Fulgent LLC’s continuing operations for each of the periods indicated:

	Six Months Ended June 30,		Dollar change	% change
	2015	2016
	(in thousands, except percent change and other operating data)
Statement of Operations Data:
Revenue	$3,769	$7,411	$3,642	97%
Cost of revenue	1,425	2,715	1,290	91%

Gross profit	2,344	4,696	2,352	100%
Operating expenses:
Research and development	470	1,217	747	159%
Selling and marketing	477	778	301	63%
General and administrative	246	2,346	2,100	854%

Total operating expenses	1,193	4,341	3,148	264

Operating income (loss)	1,151	355	(796)	(69)%

Interest and other income (expense)	20	(5,449)	(5,469)	*

Income (loss) before income taxes	1,171	(5,094)	(6,265)	(535)%
Provision for income taxes	—	—	—	—

Income (loss) from continuing operations	$1,171	$(5,094)	$(6,265)	(535)%

Other Operating Data:
Billable tests	2,762	5,209	—	89%

*	Percentage not meaningful.

Revenue

Revenue increased $3.6 million, or 97%, from the six months ended June 30, 2015 to the six months ended June 30, 2016, primarily due to the increased number of billable tests delivered. The number of billable tests delivered increased from 2,762 in the six months ended June 30, 2015 to 5,209 in the same period in 2016. The increase in number of billable tests delivered that positively impacted our revenue between periods was primarily attributable to the expansion of our test menu, including single-gene tests and multi-gene panels, and an increase in sales to our existing customers, combined with growth in the genetic testing market and increased physician awareness and acceptance of genetic tests. The average price of the billable tests we delivered remained relatively consistent between periods. Revenue from international customers accounted for 49% and 44% of total revenue in the six months ended June 30, 2015 and 2016, respectively.

Cost of Revenue

Cost of revenue increased $1.3 million, or 91%, from the six months ended June 30, 2015 to the six months ended June 30, 2016. The increase was primarily attributable to increases of $463,000 in personnel costs related to increased headcount and $372,000 in reagents and supplies expenses. Our gross profit increased $2.4 million between periods, primarily due to increased revenue, and our cost of revenue as a percent of revenue, or gross margin, increased from 62% to 63% between periods, primarily due to lower costs per billable test resulting from economies of scale.

Research and Development

Research and development expenses increased $747,000, or 159%, from the six months ended June 30, 2015 to the six months ended June 30, 2016, primarily due to a $457,000 increase in personnel costs related to increased headcount.

Selling and Marketing

Selling and marketing expenses increased $301,000, or 63%, from the six months ended June 30, 2015 to the six months ended June 30, 2016, primarily due to a $188,000 increase in marketing costs from our targeted marketing initiatives and a $113,000 increase in personnel costs related to increased headcount.

General and Administrative

General and administrative expenses increased $2.1 million, or 854%, from the six months ended June 30, 2015 to the six months ended June 30, 2016, primarily due to a $1.6 million increase in equity-based compensation expense, which relates to the grant of a fully-vested equity award in the 2016 period, a $218,000 increase in personnel costs related to increased headcount and a $180,000 increase in accounting fees.

Interest and Other Income (Expense)

Interest and other income (expense) was a $5.5 million expense for the six months ended June 30, 2016, compared to income of $20,000 for the six months ended June 30, 2015. The expense in the 2016 period related to the difference between the fair value and the effective issuance price of the Class D-2 preferred units we issued in the Xi Long financing in May 2016. Interest income was not significant in either the six months ended June 30, 2015 or 2016.

Comparison of the Years Ended December 31, 2014 and 2015

The following table summarizes the results of Fulgent LLC’s continuing operations for each of the periods indicated:

	Year Ended December 31,		Dollar change	% change
	2014	2015
	(in thousands, except percent change and other operating data)
Statement of Operations Data:
Revenue	$1,278	$9,576	$8,298	649%
Cost of revenue	936	5,069	4,133	442%

Gross profit	342	4,507	4,165	1,218%
Operating expenses:
Research and development	521	4,431	3,910	750%
Selling and marketing	581	2,670	2,089	360%
General and administrative	230	2,418	2,188	951%

Total operating expenses	1,332	9,519	8,187	615%

Operating loss	(990)	(5,012)	(4,022)	406%

Interest and other income (expense)	—	27	27	—

Loss before income taxes	(990)	(4,985)	(3,995)	404%
Provision for income taxes	—	—	—	—

Loss from continuing operations	$(990)	$(4,985)	$(3,995)	404%

Other Operating Data:
Billable tests	966	6,852	—	609%

Revenue

Revenue increased $8.3 million, or 649%, in 2015 compared to 2014, primarily due to the increased number of billable tests delivered. The number of billable tests delivered increased from 966 in 2014 to 6,852 in 2015. The increase in number of billable tests delivered that positively impacted our revenue was primarily attributable to the expansion of our test menu, including single-gene tests and multi-gene panels, and an increase in sales to our existing customers, combined with growth in the genetic testing market and increased physician awareness and acceptance of genetic tests. The average price of the billable tests we delivered increased slightly in 2015 compared to 2014. Revenue from international customers accounted for 50% and 47% of total revenue in 2014 and 2015, respectively.

Cost of Revenue

Cost of revenue increased $4.1 million, or 442%, from 2014 to 2015. The increase was primarily due to increases of $1.7 million in equity-based compensation expense, which relates to grants of fully vested equity awards in 2015, $1.2 million in reagents and supplies expenses, $687,000 in personnel costs related to increased headcount and $233,000 in depreciation of laboratory equipment. Our gross profit increased $4.2 million between periods, primarily due to increased revenue, and our gross margin increased from 27% to 47% between periods primarily due to lower costs per billable test resulting from economies of scale.

Research and Development

Research and development expenses increased $3.9 million, or 750%, from 2014 to 2015, primarily due to a $3.2 million increase in equity-based compensation expense, which relates to grants of fully vested equity awards in 2015, and a $546,000 increase in other personnel costs related to increased headcount.

Selling and Marketing

Selling and marketing expenses increased $2.1 million, or 360%, from 2014 to 2015, primarily due to a $1.6 million increase in equity-based compensation expense, which relates to grants of fully vested equity awards in 2015, and a $402,000 increase in other personnel costs related to increased headcount.

General and Administrative

General and administrative expenses increased $2.2 million, or 951%, from 2014 to 2015, primarily due to a $1.7 million increase in equity-based compensation expense, which relates to grants of fully vested equity awards in 2015, a $200,000 increase in outside professional service fees and a $131,000 increase in other personnel costs related to increased headcount.

Quarterly Results of Operations and Other Operating Data

The following table sets forth Fulgent LLC’s unaudited quarterly statements of operations data for each of the six quarters in the period ended June 30, 2016. We have prepared the quarterly data on a basis consistent with the audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the quarterly information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this data. This information should be read in conjunction with Fulgent LLC’s consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical quarterly periods are not necessarily indicative of results of operations for a full year or for any future period.

	Three Months Ended
	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	June 30, 2016
	(in thousands, except other operating data)
Statement of Operations Data:
Revenue	$1,588	$2,182	$2,905	$2,901	$3,440	$3,971
Cost of revenue(1)	653	772	918	2,726	1,304	1,411

Gross profit	935	1,410	1,987	175	2,136	2,560
Operating expenses:
Research and development(1)	217	252	312	3,650	561	656
Selling and marketing(1)	234	243	280	1,913	301	477
General and administrative(1)	79	168	215	1,956	1,889	457

Total operating expenses	530	663	807	7,519	2,751	1,590

Operating income (loss)	405	747	1,180	(7,344)	(615)	970

Interest and other income (expense)	20	—	—	7	13	(5,462)
Income (loss) before income taxes	425	747	1,180	(7,337)	(602)	(4,492)
Provision for income taxes	—	—	—	—	—	—

Income (loss) from continuing operations	$425	$747	$1,180	$(7,337)	$(602)	$(4,492)

Other Operating Data:
Billable tests	1,141	1,621	2,052	2,038	2,428	2,781

(1)	Includes equity-based compensation expense as follows:

	Three Months Ended
	Mar. 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	June 30, 2016
	(in thousands)
Cost of revenue	$—	$—	$—	$1,673	$—	$—
Research and development	—	—	—	3,241	—	—
Selling and marketing	—	—	—	1,569	—	—
General and administrative	—	—	—	1,673	1,625	—

Total equity-based compensation expense	$—	$—	$—	$8,156	$1,625	$—

Our quarterly operating results were materially affected by the inclusion of $8.2 million and $1.6 million of equity-based compensation expense in the quarters ended December 31, 2015 and March 31, 2016, respectively, and $5.5 million of other expense in the quarter ended June 30, 2016 related to the difference between the fair value and the effective issuance price of the Class D-2 preferred units we issued in the Xi Long financing. Cost of revenue increases were directly related to the increase in the number of billable tests delivered during each of the quarters through June 30, 2016, as well as the effect of equity-based compensation expenses in the quarter ended December 31, 2015. Operating expenses, other than equity-based compensation expenses, generally increased consistently with the growth of the business. Our expenditures in research and development, other than equity-based compensation expenses, were higher in the quarters ended March 31, 2016 and June 30, 2016 because of increased personnel costs related to increased headcount and the costs related to further development of our laboratory and testing expenses. Our general and administrative expenses, other than equity-based compensation expenses, increased as a result of increased outside professional service fees and personnel costs related to increased headcount.

Liquidity and Capital Resources

Liquidity and Sources of Cash

Since inception, our operations have been financed primarily by our founder and Manager, Ming Hsieh, and, in recent periods, by cash from our operations. As of December 31, 2015 and June 30, 2016, we had $0.5 million and $16.1 million of cash, respectively.

In May 2016, we closed the Xi Long financing for net proceeds to us of approximately $15.0 million.

Our primary uses of cash are to fund our operations as we continue to grow and invest in our business. Cash used to fund operating expenses is impacted by the timing of our payment of expenses, as reflected in the changes in our outstanding accounts payable and accrued expenses.

Our cash as of June 30, 2016 was $16.1 million, which includes approximately $4.6 million that will be distributed to Mr. Hsieh as a return of capital contribution prior to completion of this offering. We believe that our existing cash, along with cash from our operations and estimated net proceeds from this offering, will be sufficient to meet our anticipated cash requirements for at least the next 12 months. Much of the losses we incurred during the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016 are attributable to non-cash charges for equity-based compensation expense associated with grants of awards of fully vested equity during certain of these periods and for other expense associated with the difference between the fair value and the effective issuance price of the units we issued to Xi Long in May 2016. Thus, in spite of the losses we recorded, cash provided by operating activities has been positive since 2015 and has significantly contributed to our ability to meet our liquidity needs during these periods, including our ability to pay capital expenditures. Additionally, if our business continues to grow as we anticipate and we are able to achieve increased efficiencies and economies of scale in line with this growth, we expect that increased revenue will increase our ability to rely on cash from our operations to support our business in future periods, even if our expenses also increase as a result of the growth of our business. As a result, we anticipate that cash from our operations will play a meaningful role in our ability to meet our liquidity requirements and pursue our business plan and strategies, both in the 12-month period following this offering and in the longer term.

However, our expectations regarding the cash to be provided by our operations and our cash needs in future periods could be wrong, in which case we may require additional financing to support our operations, as we do not presently have any commitments for future capital. Further, even if our liquidity expectations are correct, we may seek to raise additional capital through securities offerings, credit facilities or other debt financings, asset sales or collaborations or licensing arrangements. Additional funding may not be available to us when needed, on acceptable terms or at all. If we raise funds by issuing equity securities, our stockholders, including investors purchasing common stock in this offering, could experience substantial dilution. Additionally, any preferred equity securities we issue could provide for rights, preferences or privileges senior to those of our common stock and our issuance of any additional equity securities, or the possibility of such an issuance, could cause the market price of our common stock to decline. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business, and would result in increased fixed payment obligations. In the event that we seek to sell assets or enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms or relinquish or license to a third party our rights to important or valuable technologies or tests we may otherwise seek to develop ourselves. Moreover, we may incur substantial costs in pursuing future capital, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. If we are not able to secure additional funding when needed and on reasonable terms, we may be forced to delay, reduce the scope of or eliminate one or more research and development programs, sales and marketing initiatives or other growth plans or strategies. In addition, we may be forced to work with a partner on one or more aspects of our tests or market development programs, which could lower the economic value of these tests or programs to our company. Any such outcome could significantly harm our business, performance and prospects.

Cash Flows

Continuing Operations

The following table summarizes Fulgent LLC’s cash flows from continuing operations for each of the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
	(in thousands)
Cash provided by (used in) operating activities	$(1,084)	$2,026	$632	$2,384
Cash provided by (used in) investing activities	(731)	(2,030)	(599)	(563)

Operating Activities

Cash provided by operating activities in the six months ended June 30, 2016 was $2.4 million. The difference between net loss and cash provided by operating activities for the period was primarily due to the effect of $5.5 million of non-cash charges related to the difference between the fair value and the effective issuance price of the units we issued to Xi Long, which was recorded as other expense, and $1.6 million of non-cash equity-based compensation charges associated with a fully-vested equity award granted in January 2016. Cash provided by operating activities increased between periods primarily due to a $0.6 million increase in accounts payable, which resulted from increased revenue and purchases, offset by the negative effect of a $0.6 million increase in accounts receivable from increased revenue. Cash provided by operating activities in the six months ended June 30, 2015 was $0.6 million. The difference between net loss and cash provided by operating activities for the period was primarily due to a $0.3 million increase in accounts payable, which resulted from increased revenue and purchases, offset by the negative effect of a $0.9 million increase in accounts receivable.

Cash provided by operating activities in 2015 was $2.0 million. The difference between net loss and cash provided by operations for the period was primarily due to the effect of $8.2 million of non-cash equity-based compensation charges associated with fully vested equity awards granted in October 2015. Cash provided by operations was negatively affected by a $1.8 million increase in accounts receivable related to increased revenue. Cash used in operating activities in 2014 was $1.1 million, which primarily resulted from a net loss of $1.0 million and a $0.4 million increase in accounts receivable related to increased revenue.

Investing Activities

Cash used in investing activities in the six months ended June 30, 2016 was $563,000, which was primarily related to purchases of fixed assets consisting mainly of computer hardware, software and leasehold improvements. Cash used in investing activities in the six months ended June 30, 2015 was $599,000, which was primarily related to purchases of fixed assets consisting mainly of computer hardware and medical laboratory equipment.

Cash used in investing activities in 2015 was $2.0 million, which was primarily related to purchases of DNA sequencing equipment and reagent kits. Cash used in investing activities in 2014 was $731,000, which was primarily related to purchases of fixed assets consisting mainly of medical laboratory equipment and leasehold improvements.

Discontinued Operations

The following table summarizes Fulgent LLC’s cash flows from discontinued operations for each of the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
	(in thousands)
Cash used in operating activities	$(3,313)	$(2,995)	$(1,268)	$(31)
Cash used in investing activities	(49)	(175)	(89)	—

Financing Activities

Cash provided by financing activities in the six months ended June 30, 2016 was $14.0 million, compared to cash provided by financing activities in the six months ended June 30, 2015 of $1.5 million. Cash provided by financing activities in 2015 and 2014 was $3.5 million and $4.0 million, respectively. All cash provided by financing activities in 2015 and 2014 represents capital contributions received from Mr. Hsieh, and all cash provided by financing activities in the six months ended June 30, 2016 represents net proceeds of approximately $15.0 million received from the issuance of Class D-2 preferred units to Xi Long, partially offset by $1.1 million of costs related to this offering.

Contractual Obligations

The following table summarizes Fulgent LLC’s contractual obligations as of December 31, 2015:

		Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Operating lease obligations	$212	$92	$120	$0	—
Total	$212	$92	$120	$0	—

During the six months ended June 30, 2016, we leased additional space and extended the lease for certain already occupied space at our corporate headquarters located in Temple City, California for an additional two years ending in April 2018.

Critical Accounting Policies and Use of Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on Fulgent LLC’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or circumstances.

While our significant accounting policies are described in more detail in the notes to the financial statements included in this prospectus, we believe the accounting policies discussed below used in the preparation of Fulgent LLC’s consolidated financial statements require the most significant estimates.

Revenue Recognition

We generate revenue from sales of our genetic tests. We currently receive payments from: hospitals and medical institutions with which we have direct-bill relationships; research institutions; individual patients and commercial third-party payors.

We recognize revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the fee is fixed or determinable and (iv) collectability is reasonably assured. Criterion (i) is satisfied when we have an arrangement or contract in place. Criterion (ii) is satisfied when we deliver a report to the ordering physician or test results to the research institution. Determination of criteria (iii) and (iv) are based on management’s judgments regarding whether the fee is fixed or determinable, and whether the collectability of the fee is reasonably assured. We recognize revenue on a cash basis when we cannot conclude that either criterion (iii) or (iv) has been met.

Our test results are delivered electronically, and as such there are no shipping and handling fees incurred by us or billed to customers. Our sales are exempt from state sales taxation due to the nature of the results delivered. As a result, we do not charge customers state sales tax.

Equity-Based Compensation

We have included equity-based compensation expense as part of our cost of revenue and our operating expenses in our statements of operations as follows:

	Year Ended December 31, 2015	Six Months Ended June 31, 2016
	(in thousands)
Cost of revenue	$1,673	$—
Research and development	3,241	—
Selling and marketing	1,569	—
General and administrative	1,673	1,625

Total equity-based compensation expense	$8,156	$1,625

We also recorded equity-based compensation expense of $120,000 and $0 related to the Pharma Business for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively, which amounts are recorded in discontinued operations for the respective periods.

We account for equity-based compensation arrangements with our employees, consultants and non-employee directors using a fair value method, which requires us to recognize compensation expense for costs related to all equity-based payments. To date, our equity-based awards have included fully vested equity awards, including common units subject to profits interest thresholds (which we sometimes refer to in this discussion and analysis as “profits interests”) and grants of options subject to time-based vesting and exercisability restrictions until a liquidity event or incorporation of Fulgent LLC, each as defined in the equity incentive plan under which the awards were granted. An incorporation will be deemed to have occurred upon completion of the Reorganization, at which time the options will become immediately exercisable, to the extent vested. The fair value method requires us to estimate the fair value of equity-based awards to employees and non-employees on the date of grant, and we have utilized the Black-Scholes option-pricing model to make this estimation. The fair value is then recognized as equity-based compensation expense over the requisite service period, which is typically the vesting period, of the award. For fully vested equity awards, the entire fair value is recognized as equity-based compensation expense in the period the award is granted. Equity-based awards granted to non-employees are subject to periodic revaluation over their vesting term.

The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option or other award, risk-free interest rates, assumed dividend yield of the underlying units, expected volatility of the price of the underlying units and the fair value of the underlying units.

•	Expected Term. The expected term represents the period that our equity-based awards are expected to be outstanding. We determine the expected term assumption based on the vesting terms, exercise terms and contractual terms of the options, and in the case of equity-based awards subject to a profits interest threshold, based on the estimated time to liquidity.

•	Risk-Free Interest Rate. We determine the risk-free interest rate by using the equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

•	Dividend Yield. The assumed dividend yield is based on our expectation that we will not pay dividends in the foreseeable future, which is consistent with our history of not paying dividends.

•	Expected Volatility. We do not have sufficient history to estimate the volatility of the price of our common units or the expected term of our options. We calculate expected volatility based on historical volatility data of a representative group of companies that are publicly traded. We selected representative companies with comparable characteristics to us, including risk profiles and position within the industry, and with historical equity price information sufficient to meet the expected term of the equity-based awards. We compute the historical volatility of this selected group using the daily closing prices for the selected companies’ equity during the equivalent period of the calculated expected term of our equity-based awards. We will continue to use the representative group volatility information until the historical volatility of our equity is relevant to measure expected volatility for future option grants.

•	Forfeiture Rate. We have early adopted Accounting Standards Update No. 2016-09, Stock Compensation (Topic 718); Improvements to Employee Share-Based Payment Accounting, and have elected to account for forfeitures as they occur.

We did not grant any equity-based awards prior to October 2015. For the year ended December 31, 2015 and the six months ended June 30, 2016, we estimated the fair value of options and awards subject to profits interest thresholds at their respective grant dates using the following assumptions:

Options:

	Year Ended December 31, 2015	Six Months Ended June 30, 2016
Expected term (in years)	6.1	6.1
Risk-free interest rates	1.6%	1.4%
Dividend yield	0	0
Expected volatility	86.0%	95.5%

Profits Interests:

Year Ended December 31, 2015
Employee
Expected term (in years)	2
Risk-free interest rates	0.6%
Dividend yield	0
Expected volatility	68.1%

There is a high degree of subjectivity involved when using option-pricing models to estimate equity-based compensation. There is not currently a market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of equity-based awards is determined using an option-pricing model, this value may not be indicative of the fair value that would be observed in a market transaction between a willing buyer and willing seller. If factors change and different assumptions are used when valuing our options or other equity awards, our equity-based compensation expense could be materially different in the future.

Determination of the Fair Value of Common Units on Grant Dates

Fulgent LLC is a privately held company with no active public market for our common units. Therefore, in determining the fair value of equity-based awards, our Manager considered valuations prepared by an independent third party.

The independent third party performed the valuations in a manner consistent with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid. In conducting the valuations, we considered all objective and subjective factors that we believed to be relevant in each valuation conducted, including management’s best estimate of our business condition, prospects and operating performance at each valuation date. Within the valuations, a range of factors, assumptions and methodologies were used. The significant factors included:

•	the fact that we are a privately held company with illiquid securities;

•	our stage of commercialization;

•	the likelihood of achieving a liquidity event for our equity, such as an initial public offering, given prevailing market conditions;

•	our historical operating results;

•	valuations of comparable public companies;

•	our discounted future cash flows, based on our projected operating results; and

•	our capital structure, including the rights and preferences of our various classes of equity.

There are significant judgments and estimates inherent in these valuations. These judgments and estimates include assumptions regarding our future operating performance, stage of commercial growth, average selling price, continued penetration into hospital and medical institution customers, reimbursement from commercial third-party payors, the timing of a potential initial public offering or other liquidity event and the determination of the appropriate valuation method at each valuation date. If we had made different assumptions, our equity-based compensation expense, income (loss) applicable to common unitholders and income (loss) per unit applicable to common unitholders could have been materially different.

The valuations utilized the market approach, the income approach or a combination of both. The market approach and the income approach are both acceptable valuation methods in accordance with the Practice Aid. There are three general methodologies under the market approach:

•	Guideline Company Method. This method involves the identification and analysis of publicly traded companies that are comparable to the subject company. Pricing multiples of the publicly traded companies are applied to representative financial metrics of the subject company.

•	Similar Transaction Method. This method includes the identification of transactions in which the targets are comparable to the subject company. This method can also include identification of transactions completed by the most likely buyers in the subject company’s industry. Transaction multiples from the identified transactions are applied to the representative financial metrics of the subject company.

•	Precedent Transaction Method. By considering the sale price of equity in a recent financing, the equity value can be “backsolved” using an option-pricing model that gives consideration to a company’s capitalization structure and rights of preferred and common equity holders.

Under the income approach, enterprise value can be estimated using the discounted cash flow, or DCF, method, which assumes:

•	a business is worth today what it can generate in future cash to its owners;

•	cash received today is worth more than an equal amount of cash received in the future; and

•	future cash flows can be reasonably estimated.

The DCF analysis is comprised of the sum of the present value of two components: discrete period projected cash flows and a residual or terminal value.

Additionally, each valuation reflects a marketability discount, resulting from the illiquidity of our common units.

As provided in the Practice Aid, there are several approaches for allocating enterprise value of a privately held company among the securities held in a complex capital structure. The possible methodologies include the probability-weighted expected return method, or PWERM, the option-pricing method, or OPM, the current-value method or a hybrid of the PWERM and the OPM, which is referred to as the hybrid method. Under the PWERM, equity is valued based upon the probability-weighted present value of expected future returns, considering various future outcomes available to us, as well as the rights of each class of equity. The OPM treats common equity and preferred equity as call options on the enterprise’s value. The exercise prices associated with these call options vary according to the liquidation preference of the preferred equity, the preferred equity conversion price, the exercise prices of common equity options and other features of a company’s equity capital structure. The current-value method, which is generally only used for early stage companies, is based on first determining enterprise value using a market, income or asset-based approach, and then allocating that value to the preferred equity based on its liquidation preference or conversion value, whichever would be greater.

The valuation of Class D units related to awards of Class D units and options to acquire Class D units granted in the year ended December 31, 2015 incorporated the income approach (Gordon Growth Analysis) and the market approach (Guideline Public Company Method) in determining value, and we applied 50% weight to each approach. For the valuation of Class D units related to awards of Class D units and options to acquire Class D units granted in the six months ended June 30, 2016, we incorporated the PWERM and utilized the market approach (Precedent Transactions Method) incorporating the Xi Long financing, applying a 20% discount for lack of marketability.

The valuation of Class P units related to awards of Class P units and options to acquire Class P units granted in the year ended December 31, 2015 incorporated the market approach (Precedent Transactions Method), utilizing OPM to backsolve.

Recent Accounting Pronouncements

See Note 2 to Fulgent LLC’s audited consolidated financial statements for the year ended December 31, 2015, included in this prospectus, for a description of recent accounting pronouncements.

The JOBS Act

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The JOBS Act also provides that we, as an emerging growth company, may take advantage of reduced reporting requirements that are otherwise applicable to public companies, including, among others, the following:

•	being permitted to present in the prospectus of which this discussion and analysis is a part only two years of audited financial statements and only two years of financial information in the selected financial data and this discussion and analysis;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including the registration statement of which this discussion and analysis is a part; and

•	exemption from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these reduced reporting requirements as an emerging growth company until the last day of our fiscal year following the fifth anniversary of the closing of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or Exchange Act, our annual gross revenue exceeds $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of these reduced reporting requirements in the registration statement of which this discussion and analysis is a part and we may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information disclosed by other public companies that are not emerging growth companies.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. We had cash of $0.5 million and $16.1 million as of December 31, 2015 and June 30, 2016, respectively, which consist of bank deposits. Such interest-bearing instruments carry a degree of risk; however, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our financial results.

Revenue from sales outside of the United States represented 47% and 44% of our revenue in 2015 and the six months ended June 30, 2016, respectively. Currently, our revenue-producing transactions are primarily denominated in U.S. dollars; however, as we continue to expand internationally, our results of operations and cash flows may increasingly become subject to fluctuations due to changes in foreign currency exchange rates. In periods when the U.S. dollar declines in value as compared to foreign currencies in which we incur expenses, our foreign-currency based expenses will increase when translated into U.S. dollars. In addition, future fluctuations in the value of the U.S. dollar may affect the price at which we sell our tests outside the United States. To date, our foreign currency risk has been minimal and we have not historically hedged our foreign currency risk; however, we may consider doing so in the future.

BUSINESS

Overview

We are a rapidly growing technology company with an initial focus on offering comprehensive genetic testing to provide physicians with clinically actionable diagnostic information they can use to improve the overall quality of patient care. We have developed a proprietary technology platform that integrates sophisticated data comparison and suppression algorithms, adaptive learning software, advanced genetic diagnostics tools and integrated laboratory processes. This platform allows us to offer a broad and flexible test menu while maintaining accessible pricing, high accuracy and competitive turnaround times. Combining next generation sequencing with our technology platform, we can perform full-gene sequencing with deletion/duplication analysis in single-gene tests, pre-established, multi-gene, disease-specific panels and customized panels that can be tailored to meet specific customer needs. We believe our current test menu offers more genes for testing than our competitors in today’s market, which enables us to provide expansive options for test customization and clinically actionable results. After launching our first commercial genetic tests in 2013, our tests covered more than 1,000 genes in 100 panels by the first quarter of 2014 and more than 10,000 genes in over 170 panels by the end of 2015. Today, we have further expanded our test menu to offer more than 18,000 single-gene tests and more than 200 panels that collectively test for more than 7,500 genetic conditions, including various cancers, cardiovascular diseases and neurological disorders.

Genetic testing has experienced significant growth in recent years. As this trend continues, we believe genetic testing will become a more accepted part of standard medical care and the knowledge of a person’s unique genetic makeup will begin to play a more important role in the practice of medicine. Genetic testing offers the possibility of early identification of a disease or a genetic predisposition to a disease. As a result, we believe widespread genetic testing could enable significant health improvements and healthcare cost reductions. Furthermore, we believe genetic testing and existing and future diagnostics tools will facilitate production of more comprehensive information that physicians can use to enhance disease prognosis and prediction, as well as for pharmacogenomic purposes. According to GrandView Research, the size of the global NGS genetic testing market, which includes presequencing, sequencing and data analysis, is estimated to be approximately $4.0 billion in 2016, including approximately $1.4 billion in the United States, and is expected to reach approximately $10.5 billion by 2022, including approximately $3.6 billion in the United States.

While adoption of genetic testing has increased in recent years, we believe widespread utilization has been limited because many tests are prohibitively expensive, are produced through inefficient processes and often do not result in clinically actionable data. Through our technology, we have developed genetic tests designed to address these limitations and provide a robust platform for future growth. The key features of our technology platform include: proprietary gene probes we develop and manufacture that are engineered to interact with our software; data comparison algorithms that allow for the efficient comparison of DNA sequences to publicly available databases and our proprietary reference library of genetic information; data suppression algorithms that reduce irrelevant noise in the genetic data we collect; internally developed adaptive learning software supporting our reporting systems; and integrated laboratory information management systems that allow us to efficiently manage workflow, monitor quality and ensure the fidelity of information generation and analytics for reporting. This technology platform allows us to deliver comprehensive, adaptable, clinically actionable and affordable genetic analysis while maintaining a low cost per billable test, enabling us to efficiently meet customer needs with the latest genes, panels and custom offerings. We believe our technology platform provides a sustainable competitive advantage in genetic testing today and as we implement new diagnostic tools in the future.

We believe we are well-positioned to succeed in today’s market because our technology platform has enabled us to develop a test menu that we believe produces more actionable results than available alternatives. A retrospective study conducted by the University of Southern California, or USC, Norris Comprehensive Cancer Center of 475 individuals with a personal or family history of cancer who had undergone a clinically indicated multi-gene panel test from one of six commercial laboratories found that multi-gene panel testing increases the yield of mutations detected and adds to the capability of providing individualized cancer risk assessment. Of the

17 Fulgent tests evaluated in the study, approximately 35% identified a genetic mutation compared to an average of approximately 17% of the other commercial laboratories’ tests included in the study. We believe our tests’ comprehensive data output and improved detection rate, both made possible by our expansive genetic coverage, provide physicians with information they can readily incorporate into treatment decisions for their patients, which we refer to as clinical actionability. In addition, our technology platform enables us to perform customized genetic tests using our expansive library of genes, and we believe this flexibility increases efficiency and the utility of the genetic data we produce. We have generated growing demand for our tests with relatively little marketing efforts to date, which we believe demonstrates the advantages of our offering compared to other available testing alternatives.

Our existing customer base consists primarily of hospitals and medical institutions, which are frequent and high-volume users of genetic tests and which typically pay us directly for our tests. We believe our relationships with these customers provide an avenue for further growth as we seek to deepen these relationships and drive increased ordering. We believe the key to further penetrating our existing customer base and expanding into new customer markets is to continue to focus on delivering a superior test menu while maintaining affordable prices. In order to offer our customers affordable price points, we continue to enhance our technology platform to develop tests that we can perform at a low internal cost.

Our headquarters are located in Temple City, California, where we have our corporate offices and a CLIA-certified, CAP-accredited and CA DPH-licensed laboratory where we receive tissue specimens and perform genetic tests. We offer tests at competitive prices, averaging approximately $1,400 per billable test delivered in the six months ended June 30, 2016, and with competitive turnaround times. Our volume has grown rapidly since our commercial launch, with over 13,000 billable tests delivered to over 600 customers as of June 30, 2016. We delivered 6,852 billable tests in 2015 compared to 966 billable tests delivered in 2014, and we delivered 5,209 billable tests in the six months ended June 30, 2016 compared to 2,762 billable tests delivered in the six months ended June 30, 2015. We have experienced compound quarterly growth of 19.5% in the number of billable tests delivered from the first quarter of 2015 through the second quarter of 2016. Further, approximately 86% of our test billings that were generated and due in 2015 were paid during that period. We recorded revenue and net loss of $9.6 million and $8.3 million, respectively, in 2015, and revenue and net loss of $7.4 million and $5.1 million, respectively, in the six months ended June 30, 2016.

We have assembled a highly qualified team of 55 employees as of September 1, 2016. Our team includes personnel with expertise in a number of fields important to our business, such as bioinformatics, genetics, software engineering, laboratory management and sales and marketing. We have relied upon this team to develop our proprietary technology platform and differentiated business model, which we believe have driven our commercial success to date and provide us with significant opportunity for future growth.

Genetic Testing Industry

Overview

Genetic testing identifies mutations in genes or chromosomal abnormalities to confirm or rule out a suspected genetic condition or to evaluate a person’s likelihood of developing a genetic condition. For example, a person displaying symptoms of one or more conditions could use genetic testing to determine or confirm a diagnosis, which can be especially useful for conditions that are difficult to diagnose. Further, a person with a family history of a particular condition, such as breast cancer, could use genetic testing to predict the likelihood of developing the condition. For instance, a mutation in the BRCA1 gene indicates an estimated 84% cumulative risk of developing breast cancer by age 70. The results of genetic testing can also be used to improve the selection and implementation of drug treatment programs targeting specific diseases.

The availability and accessibility of genetic testing has grown significantly in recent years, due in large part to improvements in testing technologies that have driven costs down. The National Institutes of Health gene testing registry includes over 400 genetic testing companies and, as of August 15, 2016, genetests.org estimates that over 4,600 disorders can be identified via genetic testing. Due to the continued expansion of testing availability and accessibility, a growing and aging population and the increasing overall incidence of disease, among other factors, the global market for genetic testing is expected to grow significantly. According to GrandView Research, the size of the global NGS genetic testing market, which includes presequencing, sequencing and data analysis, is estimated to be approximately $4.0 billion in 2016, including approximately $1.4 billion in the United States, and is expected to reach approximately $10.5 billion by 2022, including approximately $3.6 billion in the United States.

The process for conducting a genetic test begins with the extraction of genomic DNA from a tissue specimen collected and provided by an ordering physician. The extracted DNA is then sequenced using various equipment and other tools depending on the nature of the test. For instance, tests relying upon next generation sequencing technology use NGS sequencers and associated reagents to sequence DNA. Additionally, gene probes are an important tool used in the sequencing process. A gene probe is a single strand of DNA that has a base sequence complementary to the base sequence of a targeted gene. During the sequencing process, gene probes are introduced and will bind to the complementary base sequence, identifying the presence and location of the gene. After the DNA is sequenced using all appropriate equipment and tools, the fully sequenced genes are analyzed in a process known as curation, in which every DNA sequence is aligned with a known reference sequence and differences between the DNA sequence and the reference sequence are identified. These differences, which represent potential genomic alterations, are then compared to publicly available sources and proprietary genetic libraries to identify pathogenic alterations associated with disease or disease risk. The data produced by this sequencing and analysis is then synthesized into a report that is delivered to the ordering physician.

The genetic testing market is characterized by several testing methods based on different techniques, including microarray-based tests and NGS tests. Microarray-based tests are used to measure the expression levels of large numbers of genes simultaneously. Although microarray technologies are older than NGS technologies, the market for these tests continues to be significant, totaling approximately $960 million, or 15.4% of the overall market, in 2014, according to GrandView Research. NGS technology, a relatively new genetic testing technique, has dramatically improved genetic testing by enabling millions of DNA fragments to be sequenced in parallel. As the cost of NGS testing continues to decline and the performance of NGS testing continues to improve, the availability and demand for genetic tests is expected to continue to accelerate. Furthermore, with the innovations in genomic medicine in recent years and the expected further advances in this area in the near term, pharmacogenomics, the practice of selecting and implementing drug treatment programs based on genetic information, is expected to continue to grow.

Industry Challenges

While adoption of genetic testing has increased in recent years, we believe widespread utilization has been limited in large part because of certain barriers to adoption that exist in today’s market, including:

•	Genetic testing can be prohibitively expensive. The price of a genetic test can range from $300 to more than $9,000, depending on the nature and complexity of the test, and the overall price increases if more than one test is necessary or if multiple family members must be tested to obtain a meaningful result. While the price of genetic testing has decreased over time, prices remain significant enough that many payors and physicians limit the scope of genetic tests to only those conditions for which the test has direct clinical application, rather than performing a more thorough genetic evaluation of a patient’s health.

•	Only a limited number of genetic tests are currently reimbursable. In today’s market, third-party payors generally restrict the reimbursement of genetic testing to a limited subset of genetic tests and only for those patients that meet specific criteria. This lack of widespread favorable reimbursement policies has contributed to slower adoption of genetic testing by a broad market and has presented a challenge for genetic testing companies in building sustainable business models.

•	Certain genetic conditions cannot be diagnosed due to the limited scope of genetic analysis. It is estimated that there are 10,000 human diseases that are caused by single-gene mutations within the human genome, which consists of approximately 25,000 genes. Genetic testing laboratories that offer tests covering a limited set of genes may not be capable of diagnosing or identifying a predisposition to a disease that is caused by mutations in genes that are not included in the gene set that is analyzed.

•	Genetic testing can be an inefficient process. The genetic testing process can be inefficient due to sequential retesting that can involve multiple companies and continue for extended periods. UnitedHealth Group estimates that there are 1,000 to 1,300 genetic tests currently available; however, many of these tests are not sufficiently comprehensive in their gene coverage to identify genetic mutations. Additionally, many laboratories offer only a small subset of the available tests and a physician may be forced to submit specimens to multiple laboratories in order to obtain all of the desired genetic information for a patient. Moreover, many genetic tests are specific to a single disease, which has created a sequential retesting process—often called a diagnostic odyssey—in cases where initial tests return negative results or where patients require testing for more than one condition. These challenges are further exacerbated by long and unpredictable turnaround times associated with each test, which limit clinical applicability of genetic testing for patients in need of time-sensitive treatment.

•	The interpretation of genetic test results can be cumbersome and time-consuming. The scientific curation of individual genetic disorders, genes and variants is relatively new and rapidly evolving. Although genetic tests are available to assist in the diagnosis or treatment planning of thousands of disorders, the implications of gene mutations are subject to substantial uncertainty due to a number of factors. Genetic curation has historically been done manually through the review of information from the broader scientific community to understand the implications of variants that have been identified in a genetic test. This process is often performed through a time-consuming search of biomedical literature that does not have standard nomenclature or expression, is subject to individual interpretation of data from genetic analyses and literature and often includes outdated, incomplete or otherwise flawed information. As a result, functional predictions based on simple categorization of gene variations can be limited and interpretation of genetic test results can be cumbersome and time-consuming, especially when the scope of the test is narrowed to a few selected genes.

We believe a significant market exists for a genetic testing option that provides broad genetic coverage and the flexibility to customize tests for individual patient needs, while maintaining accuracy and affordability.

Our Technology Platform

We have approached the competitive and operational challenges of our industry by building a multi-faceted technology platform. Through this technology-driven approach, we have developed a system of proprietary tools and processes that we believe enable us to overcome many of the challenges facing our industry today. The key features of our technology platform include:

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Proprietary gene probes. All genetic testing providers use gene probes in the sequencing process to extract and target specific genomic regions, and many companies obtain these probes from third-party suppliers. We have developed technologies to design and formulate proprietary gene probes that, when combined with our proprietary genetic reference library and publicly available genetic databases, support our ability to sequence DNA regions that we believe laboratories using commercial probes cannot and improve the detection rate of our test data. In turn, we believe this enables us to produce clinically actionable results physicians can use to improve care for their patients. Our proprietary gene probes are specifically engineered to generate genetic data that is optimized for our software, which enables us to rapidly incorporate new genes into our test menu, develop new panels of disease-specific tests and customize tests for our customers. Moreover, once we develop a probe for a new gene, we can efficiently reproduce, validate and assure the quality of that probe under CLIA and CAP guidelines, which allows us to continuously and rapidly expand our library of genetic content while increasing the breadth of our test menu. Additionally, we believe our probes more effectively enrich the targeted genes to improve the quality of the sequenced data we produce.

•	Advanced database algorithms. We have developed proprietary data comparison and data suppression algorithms to improve and simplify the curation process by highlighting identified pathogenic mutations. Our advanced data comparison algorithms measure DNA sequences from patient specimens against genetic data available from the broader scientific community and our own proprietary reference library of genetic information, which enables us to rapidly and effectively detect pathogenic mutations. Our advanced data suppression algorithms reduce irrelevant noise in the genetic data we analyze to improve the efficiency and speed of our data analysis while reducing the need for manual curation.

•	Adaptive learning software. We have developed software that automatically incorporates the data from each completed test into our expansive genetic reference library, enabling it to continuously evolve and support the improvement of our gene probes. This software leverages the capabilities of our gene probes to improve the speed and effectiveness of curation and reporting. Our adaptive learning software also communicates with our integrated laboratory systems, which leads to increasing efficiency and effectiveness.

•	Proprietary laboratory information management systems. We have developed proprietary laboratory information management systems that are highly integrated with our laboratory processes and adaptive learning software. These systems provide the backbone by which we efficiently manage workflow, monitor quality and ensure the fidelity of information generation and analytics for reporting to our customers. The result is a highly connected platform that allows us to process tests and information in an efficient manner. Our talented team of software engineers continuously iterates with our laboratory and customer-facing personnel to improve the efficiencies of these systems.

Our Solution

The benefits provided by our technology platform include the following:

•	Low cost per billable test. We have developed various proprietary technologies that improve our laboratory efficiency and reduce the costs we incur to perform our tests. Our technology platform enables us to perform each test and deliver its results at a lower internal cost than many of our competitors, averaging approximately $521 per billable test delivered in the six months ended June 30, 2016. This low cost per billable test allows us to maintain affordable pricing for our customers, averaging approximately $1,400 per billable test delivered in the six months ended June 30, 2016, which we believe encourages repeat ordering from existing customers and attracts new customers. We believe our low cost per billable test will also facilitate the process for establishing coverage and reimbursement from third-party payors at a level adequate for us to achieve profitability with this payor group.

•	Broad and flexible test menu. We offer single-gene tests on over 18,000 genes, which, to our knowledge, is thousands more than any of our competitors’ portfolios. We believe the breadth of genes in our portfolio allows us to provide more comprehensive genetic information and improves our variant detection rate, which can increase the clinical actionability of the data we produce. The breadth of genes in our portfolio also allows us to provide a flexible and customizable test menu for our customers that can reduce sequential retesting. We offer single-gene tests on all of the genes in our portfolio, as well as deletion/duplication analysis and site-specific tests. If customers desire a broader test, we offer more than 200 pre-established, multi-gene panels that focus on various genetic conditions. These panels can be adjusted up or down to include more or fewer genes, or customers can design their own panels to their exact specifications. We also offer clinical and full gene exome testing options. We offer our tests at different price points and turnaround times depending on the size and complexity of the test, which increases optionality for our customers. We believe the flexibility of our offering improves the efficiency and utility of the data output by our tests and decreases overall customer costs. We also offer our customers access to our highly qualified genetic counselors and laboratory experts to assist in interpreting the data we provide, which further increases the utility of our test results for ordering physicians.

•	Expansive and growing genetic library. Using our proprietary gene probes and testing processes, we are able to capture large amounts of genetic information on each test we perform—oftentimes more than is ordered for the test—without an incremental increase in our costs. Through this data collection process, we have developed a proprietary reference library of expansive genetic information. This reference library is automatically curated by our adaptive learning software and supplemented with manual curation by our team of highly trained professionals, which adds to and improves upon the information available in public genetic databases. This software allows us to leverage publicly available information from the broader scientific community with our internally developed reference library to develop what we believe is a more reliable catalog of genetic information and to accelerate, standardize and improve our reporting process.

The benefit of including multiple genes on a single panel was recently discussed in a study published by the USC Norris Comprehensive Cancer Center in Cancer Genetics. The study retrospectively evaluated 475 individuals with a personal or family history of cancer who had undergone a clinically indicated multi-gene panel test of six to 110 genes from one of the following six commercial laboratories: Myriad Genetics (n=354), Ambry Genetics (n=100), Fulgent (n=17), University of Washington Genetics Laboratory (n=2), City of Hope Molecular Diagnostics (n=1) and Baylor Genetics Laboratory (n=1). The study concluded that multi-gene panel testing increases the yield of mutations detected and adds to the capability of providing individualized cancer risk assessment. More specifically, the study reported that deleterious mutations were identified in 15.6% of patients tested on a variety of multi-gene panels, which included 8.6% of patients who would not have a mutation detected if a targeted gene-by-gene-approach had been used. The study also presented evidence that, as the number of genes on a panel increased, a higher proportion of panels identified a mutation. The Fulgent panels evaluated in the study contained over 100 genes compared to less than 30 genes in the next largest panel. Additionally, approximately 35% of our panels identified a genetic mutation, and in comparison, the test with the next highest percentage of detected mutations identified mutations in approximately 17% of its tests.

Our Strategy

We aim to be a leading provider of genetic information and other diagnostic tools to physicians for disease prediction and prognosis, as well as for pharmacogenomic purposes. Our strategy for long-term growth is to focus on the following key drivers of our business:

•	Grow our customer base. Our existing customer base consists primarily of hospitals and medical institutions, which are frequent and high-volume users of genetic tests. We believe we must expand our customer base laterally and vertically to achieve our desired growth. We are seeking to grow our customer base laterally by continuing to acquire new hospital and medical institution customers and expand into additional customer groups, such as individual physicians and other practitioners, as well as research institutions. To achieve this lateral customer growth, we plan to continue to increase our direct sales force and to invest in our sales and marketing efforts, including continued efforts to obtain coverage and adequate reimbursement for our tests. For example, in 2016, we have contracted with a regional physician services organization based in Southern California and a national health insurance company to become an in-network provider and we have enrolled as a supplier in the Medicare program. We have also established a vendor code with, and started to receive orders from, a national clinical laboratory that orders our tests to fulfill some of the genetic testing orders it receives from certain U.S. government agencies. Our vertical customer growth strategy focuses on more deeply penetrating our relationships with existing customers to increase the volume of tests they order. We plan to achieve this vertical customer growth by continuing to broaden our test menu and by educating the medical community about the benefits of our genetic tests and genetic testing in general.

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Further broaden our test menu. We intend to continue to expand our test menu to include more options and to cover more genes. For example, we recently launched our first Focus and Comprehensive panels, which are designed to offer customers an efficient ordering process for comprehensive and customizable tests at an attractive price. Our first Focus and Comprehensive panels are focused on oncology, and we intend to launch additional panels targeting other areas, including cardiology and pediatrics, all of which represent large genetic testing markets in which we believe our comprehensive and flexible tests will be competitive. Further, we recently launched a new chromosomal test that is designed to use NGS technology to detect copy number variants with similar or improved results as compared to microarray-based genomic tests, which we anticipate will expand our potential customer market to include users of these tests. We believe offering a broad and flexible test menu will appeal to potential customers and increase our revenue potential.

•	Increase the global presence of our business. Approximately $4.5 million and $3.3 million of our revenue came from non-U.S. customers in 2015 and the six months ended June 30, 2016, respectively, and of this, approximately $2.7 million and $1.7 million in the respective periods came from customers located in Canada. We aim to increase this volume in the near term, from customers in Canada and other geographic markets, including potentially Asia and Europe. We believe there is a large potential for growth of genetic testing in many international markets due to the presence of high unmet diagnostic and predictive testing needs, rapidly rising healthcare expenditures and patient awareness of NGS technologies. We plan to engage distributors or establish other types of arrangements, such as joint ventures, in an effort to expand our presence and test volume in new geographic markets.

•	Maintain our low-cost operations. Our low costs for each test we perform allow us to provide customers with clinically actionable genetic information at an accessible price. In order to maintain the low costs we incur to perform our tests and, in turn, the affordability of our tests for our customers, we plan to continue to improve our internal processes, increase their scalability and implement additional automation procedures to further increase efficiencies. As our business grows, we believe our investment in these processes and procedures will allow us to achieve further cost advantages in our specimen collection, genetic testing, report preparation and customer service functions.

•	Develop relationships with payors by focusing on established genetic testing markets. In order to effectively market our tests to non-hospital customers, we intend to pursue coverage and adequate levels of reimbursement from third-party payors. To this end and as described above, we have contracted with a regional physician services organization and a national health insurance company to become an in-network provider and enrolled as a supplier with Medicare in 2016. As part of our strategy for obtaining adequate reimbursement for our tests, we intend to increase our focus on established genetic testing markets, including primarily oncology, cardiology and pediatrics. We believe this approach will enable us to develop relationships with third-party payors in connection with tests for which coverage and reimbursement are well-established, which we anticipate will allow us to demonstrate the benefits of our platform and improve the reimbursement profile for many of the other genetic conditions covered by our broad test offering. Further, we believe our low cost per billable test will enhance our ability to compete effectively in, and our flexibility in approaching, the third-party payor market.

•	Pursue additional opportunities in pharmacogenomics and drug discovery. We plan to pursue relationships with pharmaceutical companies to deepen our opportunities in pharmacogenomics and drug discovery. We expect that we will attract pharmaceutical partners with our comprehensive reference library of genetic information, which allows us to aggregate the role genetic variations play in diseases and drug responses. We believe pharmaceutical companies could use our reference library to enhance clinical trial design, identify novel gene targets, support precision medicine strategies and improve existing or develop new targeted drug therapies. In addition, we intend to pursue relationships with research institutions, which use genetic tests to find unknown genetic disease relationships, learn how genes work, advance current knowledge about genetic conditions and for other research purposes. Like hospitals, research institutions can be frequent and high-volume users of genetic tests, and we believe these users represent a potentially large customer market for our tests.

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Leverage our technology platform into other diagnostic modalities. We believe genetic testing and other existing and future diagnostic tools will facilitate production of more comprehensive information to physicians, enabling enhanced disease prognosis and prediction and pharmacogenomic advances. We have constructed our technology platform to be highly adaptive and scalable, which could allow us to apply it to other types of diagnostic tools in the future. We could use these tools to analyze other components of biology in addition to DNA, which may include RNA, proteins and metabolic systems. By utilizing a complement of diagnostic tools with our highly adaptive technology platform, we believe we will be able to develop new tests in the future that further enhance our offering. We may also seek to expand our business through opportunistic acquisitions, investments, collaborations or other strategic relationships in order to enhance our tests, enter new geographical or other markets or leverage our existing capabilities, among other things.

Our Genetic Tests

Our offering consists of the following types of full-gene sequencing and deletion/duplication analysis:

Our customers have a high degree of choice when selecting a test from our menu. A customer may select a single-gene test of any of the more than 18,000 genes in our portfolio. A customer may also select one of our more than 200 panels, which are designed to test for particular genes and mutations within these genes that relate to a wide range of conditions and diseases. For example, our Focus and Comprehensive oncology panels test 28 genes and 126 genes, respectively, that relate to various cancers. We also offer whole exome and clinical exome panel tests, which test all genes included in our portfolio and up to 4,616 genes located in the exome, respectively, and produce results that we combine with the individual’s unique clinical presentation and family history to enhance the clinical relevance of the results. Our whole exome and clinical exome tests also include the option for Trio testing, which involves sequencing the genes of a patient’s parents and is thought to enhance the utility of the test results. We also provide known mutation testing, which can be used to target familial specific or other desired mutations, as well as repeat expansion testing, which tests for a particular type of mutation known as “copy choice” DNA replication. Importantly, all of our pre-established panels are completely customizable, offering customers the ability to add up to 20 additional genes to, or remove any number of genes from, any of these panels when ordering, at no additional cost.

Our Customers

Since inception, we have sold our tests to over 600 total customers. We typically consider each single billing and paying unit to be an individual customer, even though the unit may represent multiple physicians and healthcare providers ordering tests. We have primarily sold our tests to hospitals, including children’s hospitals, and medical institutions. We have approached the genetic testing market with a focus on these customers in part because they are frequent and high-volume users of genetic tests. We believe this customer base provides a meaningful opportunity for further growth by vertically deepening these relationships to drive increased ordering. Additionally, collection of billings from these institutional customers is more attainable than other types of customers in today’s reimbursement environment. Approximately 86% of our test billings that were generated and due in 2015 were paid during that period. In addition, we believe hospitals and medical institutions are early adopters of NGS technology and could influence broader clinical acceptance of genetic testing as a predictive, diagnostic and pharmacogenetics tool due to their influential position in the medical community. As a result, we have pursued and attained as customers many hospitals and medical institutions that we believe are recognized leaders in the medical field, including the following representative list of some of our top 50 hospital and medical institution and children’s hospital customers by number of billable tests delivered in the six months ended June 30, 2016:

Hospitals and Medical Institutions	Children’s Hospitals

Dartmouth-Hitchcock Medical Center

Harbor-UCLA Medical Center

Kaiser Permanente

Loma Linda University Medical Center

LSU Health Sciences Center Shreveport

Mayo Clinic

McGill University Health Centre

Royal University Hospital

UC Davis Medical Center

Vanderbilt University Medical Center

Alberta Children’s Hospital

Arkansas Children’s Hospital

Children’s Hospital (Boston)

Children’s Hospital Colorado

Children’s Hospital Oakland

Children’s Hospital of Orange County

Children’s Mercy Hospital

Cincinnati Children’s Hospital Medical

Johns Hopkins All Children’s Hospital, Inc.

Rady Children’s Hospital—San Diego

We intend to continue to expand our reach laterally to include new customer groups, such as individual physicians and other practitioners, as well as research institutions, as we increase our focus on our sales and marketing activities, including our efforts to obtain coverage and adequate reimbursement for our tests. For example, in 2016, we have contracted with a regional physician services organization based in Southern California and a national health insurance company to become an in-network provider and we have enrolled as a supplier in the Medicare Program. We have also established a vendor code with, and started to receive orders from, a national clinical laboratory that orders our tests to fulfill some of the genetic testing orders it receives from certain U.S. government agencies.

Additionally, the majority of our business to date has been from U.S. customers, with approximately 50%, 53% and 56% of our total revenue generated from sales to U.S. customers in 2014, 2015 and the six months ended June 30, 2016, respectively. We intend to grow our non-U.S. customer base and the volume of tests ordered from non-U.S. customers in the near-term. We intend to pursue international distributor relationships or establish other types of arrangements, such as joint ventures, to cover new geographic markets and expand our international customer base.

Generally, our customers can be divided into three categories based on the party from which we receive payment for our tests: hospitals and medical institutions; patients and third-party payors. Hospitals and medical institutions are responsible for paying for the vast majority of the tests we have delivered since our inception. We bill these organizations for our tests and they are responsible for paying us directly and either billing their patients separately or obtaining reimbursement from third-party payors in connection with a patient’s diagnosis related group. A small percentage of our customers are patients, whose physicians order our tests and the patients elect to pay for the tests themselves with out-of-pocket payments. Third-party payors, which consist of private health insurers and CMS, have been responsible for paying for a small number of the tests we have delivered to date; however, as we seek to expand our customer base to include more individual practitioners, we expect this category of payors will be responsible for many of the tests we deliver to these customers.

Third-party payors require us to identify the test for which we are seeking reimbursement using a Current Procedural Terminology, or CPT, code set maintained by the American Medical Association, or AMA. Where we offer a multi-gene panel and there is no CPT code for the full panel but the panel includes a gene for which the AMA has an established CPT code, we identify the test provided under that CPT code when billing a third-party payor for that test. In cases where there is not a specific CPT code, our test may be billed under a miscellaneous code for an unlisted molecular pathology procedure. Because this miscellaneous code does not describe a specific service, the insurance claim must be examined to determine what service was provided, whether the service was appropriate and medically necessary, and whether payment should be rendered, which may require a letter of medical necessity from the ordering physician. Given the changing CPT coding environment and our development of relationships with third-party payors, we expect that our practices regarding billing these payors will evolve in the future.

Sales and Marketing

We currently operate with a lean sales team consisting of sales and marketing experts who are highly trained and educated about the complexities of our tests. Because our sales and marketing personnel serve as a primary interface between our company and many of our customers, we believe the power of this team is directly correlated to its breadth and depth of understanding of our technologies, our offering and the advantages of each. As a result, we expect to invest time and capital in aggressively growing our sales force and delivering rigorous training to these personnel. Our sales and marketing team consisted of eight individuals as of September 1, 2016 and we plan to continue to increase this number. We have experienced our sales to date largely through organic growth of our customer base and in spite of our small marketing presence, which we believe demonstrates the value of our tests and the power of word-of-mouth communication among current and potential future customers as a marketing tool.

Our sales and marketing strategy is designed to expand our brand awareness, laterally grow our customer base and vertically penetrate our relationships with existing customers by educating the medical community, including existing and potential future customers, about the benefits and the full scale of our offering. Our marketing activities include targeted marketing initiatives, such as working with medical professional societies to promote awareness of the benefits of our tests and genetic testing in general, presenting at medical conferences and scientific meetings and pursuing publication in medical and scientific journals. In addition, we conduct email advertising campaigns to existing and potential future customers when we want to send a specific message about our company and our brand, including, for instance, when we launch new tests or new test options, such as our Focus and Comprehensive oncology panel tests launched in the first half of 2016, and when we add new genes to our test menu.

Our sales and marketing strategy is also focused on offering differentiated and highly available customer service resources, which we believe is an important factor in maintaining and deepening our customer relationships. Genetic tests are highly complex by nature and we recognize that our customers may want to discuss with us available testing options, specimen collection requirements, expected turnaround times, the cost of the test and the clinical reports we produce. As a result, we offer comprehensive customer service designed to enable efficient ordering and increase the accessibility of our clinical reports. We strive to answer phone calls directed to our customer service team with a person, not an auto-attendant, and to provide physicians with the answers they need on their first contact with us, including, as needed, access to our licensed and qualified laboratory directors who review and approve each report we produce. Additionally, all of the reports we produce are accessible by our customers online via an encrypted web portal, allowing our customers flexibility in viewing their reports and seamless access to our customer service resources.

Our Suppliers

We rely on a limited number of suppliers, and, in some cases, sole suppliers, for certain laboratory reagents, sequencers and other equipment and materials that we use in our laboratory operations. We rely on Illumina, Inc. as the sole supplier of our next generation sequencers and associated reagents and as the sole provider of maintenance and repair services for these sequencers. Our laboratory operations would be interrupted if we encounter delays or difficulties in securing these reagents, sequencers or other equipment or materials or if we need a substitute or replacement for any of our suppliers and are not able to locate and make arrangements with an acceptable substitute or replacement.

Competition

Our competitors include dozens of companies focused on molecular genetic testing services, including specialty and reference laboratories that offer traditional single-gene and multi-gene tests. Principal competitors include companies such as Ambry Genetics, Inc.; Counsyl; Foundation Medicine , Inc.; GeneDx, a subsidiary of OPKO Health, Inc.; Invitae Corporation; Myriad Genetics, Inc.; and Pathway Genomics Corporation, as well as other commercial and academic laboratories. In addition, other established and emerging healthcare, information technology and service companies may develop and sell competitive tests, which may include informatics, analysis, integrated genetic tools and services for health and wellness.

Additionally, participants in closely related markets, such as prenatal testing and clinical trial or companion diagnostic testing, could converge on offerings that are competitive with the type of tests we perform. Instances where potential competitors are aligned with key suppliers or are themselves suppliers could provide such potential competitors with significant advantages. Further, hospitals, research institutions and eventually individual physicians and other practitioners may also seek to perform at their own facilities the type of genetic testing we would otherwise perform for them. In this regard, continued development of, and associated decreases in the cost of, equipment, reagents and other materials and databases and genetic data interpretation services may enable broader direct participation in genetic testing and analysis and drive down the use of third-party testing companies such as ours. Moreover, the biotechnology and genetic testing fields continue to undergo significant consolidation, permitting larger clinical laboratory service providers to increase cost efficiencies and service levels, resulting in more intense competition.

We believe the principal competitive factors in our market are:

•	breadth and depth of genetic content;

•	flexibility of test customization;

•	quality of results, including their reliability, accuracy and clinical actionability;

•	accessibility of results;

•	price of tests;

•	turnaround time;

•	customer service;

•	coverage and reimbursement arrangements with third-party payors;

•	convenience of testing; and

•	brand recognition.

We believe we compare favorably with our competitors on the basis of these factors. However, many of our existing and potential future competitors have longer operating histories, larger customer bases, greater brand recognition and market penetration, substantially greater financial, technological and research and development resources and selling and marketing capabilities and considerably more experience dealing with third-party payors. As a result, they may be able to respond more quickly to changes in customer requirements or preferences, devote greater resources to the development, promotion and sale of their tests, devote more resources to and obtain more favorable results from third-party payors regarding coverage and reimbursement for their offerings, adopt more aggressive pricing policies for their tests, secure supplies from vendors on more favorable terms or devote substantially more resources to infrastructure and systems development. In addition, competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of NGS for clinical diagnosis and preventative care increases. Further, companies or governments that effectively control access to genetic testing through umbrella contracts or regional preferences could promote our competitors or prevent us from performing certain tests in certain territories. We may not be able to compete effectively against these organizations.

Research and Development

We have assembled a highly qualified team with expertise in a number of fields important to our business, such as bioinformatics, genetics, software engineering, laboratory management and sales and marketing, and including 26 employees with a PhD or other advanced degree as of September 1, 2016. We rely upon this team to conduct all of our research and development activities, including efforts to develop and curate our expansive library of genetic information and further develop our technology platform. Our research and development expenses were $0.5 million, $4.4 million and $1.2 million in 2014, 2015 and the six months ended June 30, 2016, respectively.

Intellectual Property

We rely on a combination of unregistered intellectual property rights, including trade secrets, common law trademarks and customary contractual protections, to protect our core technology and intellectual property.

Trade Secrets

We rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain and develop the competitive position afforded by many of our laboratory, analytic and business practices. For example, significant elements of our genetic tests and our testing procedures, including aspects of specimen preparation, bioinformatics algorithms and related processes and software, are based on unpatented trade secrets and know-how. We try to protect trade secrets and know-how by taking reasonable steps to keep them confidential, including entering into nondisclosure and confidentiality agreements with parties who have access to them, such as our employees and certain third parties, and entering into invention assignment agreements with our employees and consultants that obligate them to assign to us any inventions developed in the course of their work for us.

Trademarks

We rely on unregistered common law trademark rights under applicable U.S. and foreign law to distinguish and/or protect our tests and our brand, including our company name. We have also applied for a registered service mark in the United States for our company logo.

Regulation

CLIA

As a clinical laboratory, we are required to hold certain federal licenses, certifications and permits to conduct our business. In 1988, Congress passed CLIA, which establishes quality standards for all laboratory testing designed to ensure the accuracy, reliability and timeliness of patient test results. Our Temple City, California laboratory is CLIA-certified and accredited by CAP, a CLIA-approved accrediting organization.

Under CLIA, a laboratory is any facility that performs laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease or the impairment or assessment of health. CLIA requires that we hold a certificate applicable to the type of laboratory examinations we perform and that we comply with various standards with respect to personnel qualifications, facility administration, proficiency testing, quality control and assurance and inspections. Laboratories must register and list their tests with CMS, the agency that oversees CLIA, and CLIA compliance and certification is a prerequisite to be eligible to bill government payors and many private payors for our tests. CLIA is user-fee funded, such that all costs of administering the program must be covered by the regulated facilities, including certification and survey costs.

We are subject to survey and inspection every two years to assess compliance with CLIA’s program standards, and we may be subject to additional unannounced inspections. If our clinical reference laboratory is found to be out of compliance with CLIA requirements at any of these inspections, we may be subject to sanctions such as suspension, limitation or revocation of our CLIA certificate, a directed plan of correction, on-site monitoring, civil monetary penalties, civil injunctive suits, criminal penalties, exclusion from the Medicare and Medicaid programs and significant adverse publicity.

In addition to CLIA requirements, we elect to participate in the accreditation program of CAP. CMS has deemed CAP standards to be equally or more stringent than CLIA regulations and has approved CAP as a recognized accrediting organization. Inspection by CAP is performed in lieu of inspection by CMS for CAP-accredited laboratories. Because we are accredited by the CAP Laboratory Accreditation Program, we are deemed to also comply with CLIA.

State and Foreign Laboratory Licensure

Under CLIA, states may adopt laboratory regulations that are more stringent than those under federal law, and a number of states have implemented their own more stringent laboratory regulatory requirements. State laws may require that laboratory personnel meet certain qualifications, specify certain quality control procedures or facility requirements or prescribe record maintenance requirements.

We are required to maintain a license to conduct testing in the State of California. California laws establish standards for day-to-day operations of our laboratory in Temple City, including with respect to the training and skills required of personnel, quality control and proficiency testing requirements. If our clinical reference laboratory is out of compliance with California standards, the CA DPH may suspend, restrict or revoke our license to operate our clinical reference laboratory, assess substantial civil money penalties or impose specific corrective action plans. Any such actions could materially affect our business. We maintain a current license in good standing with CA DPH.

Additionally, several states require the licensure of out-of-state laboratories that accept specimens from those states and/or receive specimens from laboratories in those states. Our laboratory holds the required out-of-state laboratory licenses to perform testing on specimens from Florida, Maryland and Pennsylvania. In addition to having a laboratory license in New York, our laboratory is required to obtain approval on a test-specific basis by the New York State Department of Health before specific testing is performed on specimens from New York. Because our licensure application is currently pending in New York, we are currently prohibited from performing tests on specimens from New York until our license is approved.

Other states may adopt similar licensure requirements in the future, which could require us to modify, delay or discontinue our operations in such jurisdictions. If we identify any other state with such requirements or if we are contacted by any other state advising us of such requirements, we intend to follow instructions from the state regulators as to how to comply with such requirements.

We are also subject to regulation in foreign jurisdictions, which we expect will increase as we seek to expand international utilization of our tests or if jurisdictions in which we pursue operations adopt new or modified licensure requirements. Foreign licensure requirements could require review and modification of our tests in order to offer them in certain jurisdictions or could impose other limitations, such as restrictions on the transport of human blood or other tissue necessary for us to perform our tests that may limit our ability to make our tests available outside of the United States on a broad scale.

FDA

Pursuant to its authority under the FDC Act, the FDA has jurisdiction over medical devices, which are defined to include, among other things, IVDs used for clinical purposes. The tests that we offer are IVDs. The laws and regulations governing the marketing of IVDs are evolving, extremely complex, and in many instances there are no significant regulatory or judicial interpretations of these laws and regulations. The FDA regulates, among other things, the research, testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, marketing and promotion and sales and distribution of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the import and export of medical devices.

The FDC Act classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device are categorized as Class III. These devices typically require submission and approval of a PMA. Devices deemed to pose lower risk are categorized as either Class I or II, which requires the manufacturer to submit to the FDA a 510(k) premarket notification submission requesting clearance of the device for commercial distribution in the United States. Some low risk devices are exempted from this requirement. When a 510(k) is required, the manufacturer must submit to the FDA a premarket notification submission demonstrating that the device is “substantially equivalent” to: (i) a device that was legally marketed prior to May 28, 1976, for which PMA approval is not required, (ii) a legally marketed device that has been reclassified from Class III to Class II or Class I, or (iii) another legally marketed, similar device that has been cleared through the 510(k) process.

After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. These include: the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process; labeling regulations; the FDA’s general prohibition against promoting products for unapproved or “off-label” uses; and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur. The FDA has broad post-market and regulatory and enforcement powers. Failure to comply with the applicable U.S. medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, consent decrees, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA’s refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications, and criminal prosecution.

Although the FDA has statutory authority to assure that medical devices, including IVDs, are safe and effective for their intended uses, the FDA has historically exercised its enforcement discretion and not enforced applicable provisions of the FDC Act and regulations with respect to LDTs, which are a subset of IVDs that are intended for clinical use and designed, manufactured and used within a single laboratory. We believe our tests fall within the definition of an LDT. As a result, we believe our diagnostic tests are not currently subject to the FDA’s enforcement of its medical device regulations and the applicable FDC Act provisions.

Even though we commercialize our tests as LDTs, our tests may in the future become subject to more onerous regulation by the FDA. Pursuant to the FDASIA, the FDA notified Congress on July 31, 2014 that the FDA intended to issue in 60 days the Framework Guidance and the Notification Guidance. On October 3, 2014, the FDA issued the anticipated Framework Guidance and Notification Guidance. The Framework Guidance

states that the FDA intends to modify its policy of enforcement discretion with respect to LDTs in a risk-based manner consistent with the existing classification of medical devices. Thus, the FDA plans to begin to enforce its medical device requirements, including premarket submission requirements, for LDTs that have historically been marketed without FDA premarket review and oversight. The FDA states its intention in the Framework Guidance to require registration or listing and adverse event reporting six months after the Framework Guidance is finalized and to publish general LDT classification guidance within 24 months of the date on which the Framework Guidance is finalized. According to the Framework Guidance, the FDA intends to enforce premarket review requirements in a risk-based, phased-in manner, starting with the highest risk LDTs beginning 12 months after the Framework Guidance is finalized, followed by other high risk LDTs in the next four years, and then moderate risk LDTs in the four years after that. Generally, for each category of LDTs, the FDA intends to continue exercising enforcement discretion pending the FDA’s review and consideration of the premarket submissions for devices that are already in use at the time—so long as premarket submissions are timely made. However, for certain categories of the highest risk LDTs (specifically, (i) LDTs with the same intended use as a cleared or approved companion diagnostic; (ii) LDTs with the same intended use as an FDA-approved Class III medical device; and (iii) certain LDTs for determining the safety or efficacy of blood or blood products), the FDA intends to begin enforcing premarket review requirements immediately upon publication of the finalized Framework Guidance for all new LDTs in those categories.

If and when the Framework Guidance and Notification Guidance are finalized, or if the FDA disagrees with our assessment that our tests fall within the definition of an LDT, we could for the first time be subject to enforcement of regulatory requirements such as registration and listing requirements, medical device reporting requirements and quality control requirements. Any new FDA enforcement policies affecting LDTs may result in increased regulatory burdens on our ability to continue marketing our tests and to develop and introduce new tests in the future. Additionally, if and when the FDA begins to actively enforce its premarket submission regulations with respect to LDTs generally or our tests in particular, we may be required to obtain premarket clearance for our tests under Section 510(k) of the FDC Act or approval of a PMA. The process for submitting a 510(k) premarket notification and receiving FDA clearance usually takes from three to 12 months, but it can take significantly longer and clearance is never guaranteed. The process for submitting and obtaining FDA approval of a PMA generally takes from one to three years or even longer and approval is not guaranteed. PMA approval typically requires extensive clinical data and can be significantly longer, more expensive and more uncertain than the 510(k) clearance process. If premarket review is required for some or all of our tests, the FDA could require that we stop selling our products pending clearance or approval and conduct clinical testing prior to making submissions to FDA to obtain premarket clearance or approval. The FDA could also require that we label our tests as investigational or limit the labeling claims we are permitted to make.

While there is also the risk that the FDA does not consider our tests to be LDTs, the Framework Guidance states that, in the interest of ensuring continuity in the testing market and avoiding disruption of access to tests marketed as LDTs that do not meet the FDA’s definition of LDTs, the FDA intends to apply the same risk-based framework described in the Framework Guidance to any IVD that is offered as an LDT by a CLIA-certified laboratory.

Additionally, the FDA has recently solicited public input and published two draft guidance documents relating to FDA oversight of NGS-based tests. The two draft guidance documents on NGS-based tests describe the FDA’s current thinking and proposed approach regarding the possible use of FDA-recognized standards to support analytical validity, and public human genetic variant databases to support clinical validity, of these tests. While it appears that the FDA is striving to provide a flexible pathway to device clearance or approval for manufacturers seeking to market NGS-based tests, it is unknown how the FDA may regulate such tests in the future and what testing and data may be required to support such clearance or approval. If premarket review is required for some or all of our tests and the FDA requires more extensive testing such as clinical trials, for example, we could experience significantly increased development costs and delay.

The FDA enforces its medical device requirements by various means, including inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from an

Untitled Letter or Warning Letter to more severe sanctions, such as: fines, injunctions and civil penalties; recall or seizure of products; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

Legislative proposals addressing the FDA’s oversight of LDTs have been introduced by Congress in the past and we expect that new legislative proposals may be introduced from time to time in the future. The likelihood that Congress will pass such legislation and the extent to which such legislation may affect the FDA’s plans to enforce its medical device requirements with respect to certain LDTs is difficult to predict at this time. If the FDA ultimately lifts its policy of enforcement discretion over LDTs and begins to enforce its medical device requirements with respect to LDTs, our tests may be subject to additional regulatory requirements imposed by the FDA, the nature and extent of which would depend upon applicable final guidance or regulation by the FDA or instruction by Congress. Failure to comply with any applicable FDA requirements could trigger a range of enforcement actions by the FDA, including warning letters, civil monetary penalties, injunctions, criminal prosecution, recall or seizure, operating restrictions, partial suspension or total shutdown of operations and denial of or challenges to applications for clearance or approval, as well as significant adverse publicity.

Reimbursement

CPT Codes

Third-party payors, including private insurers and CMS, require genetic testing companies to identify each test for which reimbursement is sought using a CPT code set maintained by the AMA. These CPT codes in their current form are not readily applied to many of the genetic tests we conduct. For example, for many of our multi-gene panels, there may not be an appropriate CPT code for any genes in a panel, in which case our test would be billed under a miscellaneous code for an unlisted molecular pathology procedure. Because these miscellaneous codes do not describe a specific service, the insurance claim would need to be examined to determine the service that was provided, whether the service was appropriate and medically necessary and whether payment should be rendered. This process can require a letter of medical necessity from the ordering physician and it can result in a delay in processing the claim, a lower reimbursement amount or denial of the claim.

In September 2014, the AMA published new CPT codes for genomic sequencing procedures that are effective for dates of service on or after January 1, 2015. These include genomic sequencing procedure codes for certain multi-gene panel tests. In a final determination under the Medicare Clinical Laboratory Fee Schedule, or CLFS, published in November 2014, CMS set the 2015 payment rate for these codes using the gap-fill process. Under the gap-fill process, local Medicare Administrative Contractors, or MACs, establish rates for the codes that each MAC believes meet the criteria for Medicare coverage and considering laboratory charges and discounts to charges, resources, amounts paid by other payors for the tests and amounts paid by the MAC for similar tests. In 2015, gap-filled payment rates were established for some, but not all, of the published codes for genomic sequencing procedures. For the codes for which local gap-filled rates were established in 2015, a national limitation amount for Medicare was established for 2016. For the codes for which local gap-filled rates were not established in 2015, associated procedures are priced by the local MACs in 2016 if an individual MAC determines that such codes should be covered. Where available, the national limitation amount serves as a cap on the Medicare and Medicaid payment rates for a test procedure, which may not be adequate for all of the procedures covered by the applicable codes, including our tests to the extent we are required to report them under these codes.

PAMA

In April 2014, Congress passed PAMA, which included substantial changes to the way in which clinical laboratory services will be paid under Medicare. Under PAMA, laboratories that receive the majority of their Medicare revenue from payments made under the CLFS or the Physician Fee Schedule are required to report to CMS, beginning in 2017 and every three years thereafter (or annually for “advanced diagnostic laboratory tests”), private payor payment rates and volumes for their tests. Laboratories that fail to report the required payment information may be subject to substantial civil monetary penalties. We do not believe that our tests meet the current definition of advanced diagnostic laboratory tests, and therefore we believe we will be required to report private payor rates for our tests every three years. As required under PAMA, CMS will use the rates and volumes reported by laboratories to develop Medicare payment rates for laboratory tests equal to the volume-weighted median of the private payor payment rates for the tests. On June 23, 2016, CMS published the final rule implementing the reporting and rate-setting requirements under PAMA.

As set forth under PAMA, for tests furnished on or after January 1, 2018, Medicare payments for clinical diagnostic laboratory tests will be paid based upon these reported private payor rates. For clinical diagnostic laboratory tests that are assigned a new or substantially revised CPT code, initial payment rates will be assigned by the gap-fill methodology, as under prior law. Initial payment rates for new advanced diagnostic laboratory tests will be based on the actual list charge for the laboratory test.

The payment rates calculated under PAMA are set to be effective starting January 1, 2018. Any reductions to payment rates resulting from the new methodology are limited to 10% per test per year in each of the years 2018 through 2020 and to 15% per test per year in each of the years 2021 through 2023.

PAMA codifies Medicare coverage rules for laboratory tests by requiring any local coverage determination to be made following the local coverage determination process. PAMA also authorizes CMS to consolidate coverage policies for clinical laboratory tests among one to four laboratory-specific MACs. These same contractors may also be designated to process claims if CMS determines that such a model is appropriate. It is unclear whether CMS will proceed with contractor consolidation under this authorization.

PAMA also authorizes the adoption of new, temporary billing codes and/or unique test identifiers for FDA-cleared or approved tests as well as advanced diagnostic laboratory tests. The AMA’s CPT Editorial Panel has approved a proposal to create a new section of billing codes to facilitate implementation of this section of PAMA. At this time, it is unclear whether or when the new section of billing codes will be implemented, nor is it clear if or how these codes would apply to our tests.

Privacy and Security Laws

HIPAA and HITECH

Under the administrative simplification provisions of HIPAA, as amended by HITECH, the U.S. Department of Health and Human Services, or HHS, has issued regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of PHI used or disclosed by most healthcare providers and other covered entities and their respective business associates, including subcontractors of business associates. The following four principal regulations with which we are required to comply have been issued in final form under HIPAA and HITECH: privacy regulations, security regulations, the breach notification rule and standards for electronic transactions, which establish standards for common healthcare transactions.

The privacy regulations of HIPAA and HITECH cover the use and disclosure of PHI by covered entities and business associates, which include subcontractors that create, receive, maintain or transmit PHI on behalf of a business associate. A subcontractor means any person to whom a business associate delegates a function, activity or service, other than in the capacity of the business associate’s workforce. As a general rule, a covered entity or business associate may not use or disclose PHI except as permitted under the privacy regulations of HIPAA and HITECH. The privacy regulations also set forth certain rights of an individual with respect to his or her PHI maintained by a covered entity or business associate, including the right to access or amend certain records containing his or her PHI or to request restrictions on the use or disclosure of his or her PHI.

Covered entities and business associates must also comply with the security regulations of HIPAA and HITECH, which establish requirements for safeguarding the confidentiality, integrity and availability of electronic PHI. In addition, HITECH established, among other things, certain breach notification requirements with which covered entities and business associates must comply. In particular, a covered entity must notify any individual whose unsecured PHI is breached according to the specifications set forth in the breach notification rule. A covered entity must also notify the Secretary of HHS and, under certain circumstances, the media.

There are significant civil and criminal fines and other penalties that may be imposed for violating HIPAA. A covered entity or business associate is also liable for civil monetary penalties for a violation that is based on an act or omission of any of its agents, including a downstream business associate, as determined according to the federal common law of agency. Penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly depending on the failure and include civil monetary penalties of up to $1.5 million per violation of the same requirement per calendar year. A single breach incident can result in violations of multiple requirements, resulting in potential penalties in excess of $1.5 million. Additionally, a person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one year of imprisonment. These criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain or malicious harm. Further, to the extent that we submit electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA and HITECH, payments to us may be delayed or denied.

The HIPAA privacy, security, and breach notification regulations establish a uniform federal “floor,” but do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI or insofar as such state laws apply to personal information that is broader in scope than PHI as defined under HIPAA. Massachusetts, for example, has a state law that protects the privacy and security of personal information of Massachusetts residents.

Numerous other federal, state and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of patient health information. In addition, Congress and some states are considering new laws and regulations that further protect the privacy and security of medical records or medical information. With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, many states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers. Generally, these laws are limited to electronic data and make some exemptions for smaller breaches. Congress has also been considering similar federal legislation relating to data breaches. The Federal Trade Commission and states’ Attorneys General have also brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the Federal Trade Commission Act. In addition to data breach notification laws, some states have enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. We intend to continue to comprehensively protect all personal information and to comply with all applicable laws regarding the protection of such information.

Foreign Laws

We are also subject to foreign privacy laws in the jurisdictions in which we sell our tests. The interpretation, application and interplay of consumer and health-related data protection laws in the United States, Europe and elsewhere are often uncertain, contradictory and in flux. For example, a new GDPR and Cybersecurity Directive have been enacted in the European Union and will come into full effect in May 2018. These texts will introduce many changes to privacy and security in the European Union, including stricter rules on consent and security duties for critical industries, including for the health sector. The interpretation of some rules is still unclear, and some requirements may be completed by national legislation. This makes it difficult to assess the impact of these new data protection laws on our business at this time. More generally, foreign laws and interpretations governing data privacy and security are constantly evolving and it is possible that laws may be interpreted and applied in a manner that is inconsistent with our current practices, in which case we could be subject to government-imposed fines or orders requiring that we change our practices. These fines can be very high. For instance, the GDPR introduces fines of up to approximately $22 million or 4% of a group’s worldwide annual turnover for certain infringements. In addition, privacy regulations differ widely from country to country.

Fraud and Abuse Laws

In the United States, we must comply with various fraud and abuse laws and we are potentially subject to regulation by various federal, state and local authorities, including CMS, other divisions of HHS (such as the Office of Inspector General), the U.S. Department of Justice, individual U.S. Attorney offices within the Department of Justice and state and local governments. We also may be subject to foreign fraud and abuse laws.

Anti-Kickback and Fraud Statutes

In the United States, the federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in order to induce or in return for the referral of an individual for the furnishing of or arranging for the furnishing of, purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by a federal healthcare program. Courts have stated that a financial arrangement may violate the Anti-Kickback Statute if any one purpose of the arrangement is to encourage patient referrals or other federal healthcare program business, regardless of whether there are other legitimate purposes for the arrangement. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, credit arrangements, payments of cash, consulting fees, waivers of co-payments, ownership interests and providing anything at less than its fair market value. The Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, although it does contain several exceptions. HHS has issued a series of regulatory “safe harbors,” which set forth certain provisions that, if met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. Although full compliance with the statutory exceptions or regulatory safe harbors ensures against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific statutory exception or regulatory safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Anti-Kickback Statute will be pursued. Furthermore, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Penalties for violations of the Anti-Kickback Statute are severe and include imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. In addition, a violation of the federal Anti-Kickback Statute can serve as a basis of liability under the federal False Claims Act (described below). Many states also have anti-kickback statutes, some of which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

There are also U.S. federal laws related to healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government payor programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. A violation of this statute is also a felony and may result in fines, imprisonment or exclusion from government payor programs.

False Claims Act

Another development affecting the healthcare industry is the increased enforcement of the federal False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal government payor program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has defrauded the federal government by submitting a false claim to the federal government and permit such individuals to share in any amounts paid by the entity to the government in fines or settlement. In addition, the Affordable Care Act establishes a requirement for providers and suppliers to report and return any overpayments received from government payors under the Medicare and Medicaid programs within 60 days of identification. Failure to identify and return such overpayments exposes the provider or supplier to False Claims Act liability. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties ranging from $5,500 to $11,000 for each false claim.

In addition, various states have enacted false claim laws analogous to the federal False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a government payor program.

Civil Monetary Penalties Law

The federal Civil Monetary Penalties Law imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or for a claim that is false or fraudulent. This law also prohibits the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of items or services reimbursable by Medicare or a state healthcare program, unless an exception applies.

Physician Referral Prohibitions

The U.S. federal law directed at “self-referrals,” commonly known as the “Stark Law,” prohibits a physician from making referrals for certain designated health services, including laboratory services, that are covered by the Medicare program, to an entity with which the physician or an immediate family member has a direct or indirect financial relationship, unless an exception applies. The prohibition also extends to payment for any services referred in violation of the Stark Law. A physician or entity that engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare program in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per service, an assessment of up to three times the amount claimed and possible exclusion from participation in federal healthcare programs. The Stark Law is a strict liability statute, meaning that a physician’s financial relationship with a laboratory must meet an exception under the Stark Law or the referrals are prohibited. Thus, unlike the Anti-Kickback Statute’s safe harbors, if a laboratory’s financial relationship with a referring physician does not meet the requirements of a Stark Law exception, then the physician is prohibited from making Medicare and Medicaid referrals to the laboratory and any such referrals will result in overpayments to the laboratory and subject the laboratory to the Stark Law’s penalties.

Many states have comparable laws that are not limited to Medicare referrals. The Stark Law also prohibits state receipt of federal Medicaid matching funds for services furnished pursuant to a prohibited referral, but this provision of the Stark Law has not been implemented by regulations. In addition, some courts have held that the submission of claims to Medicaid that would be prohibited as self-referrals under the Stark Law for Medicare could implicate the False Claims Act.

Physician Sunshine Laws

The Affordable Care Act, among other things, imposed new reporting requirements on manufacturers of certain devices, drugs and biologics for certain payments and transfers of value by them and in some cases their distributors to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Because we manufacture our own LDTs solely for use by or within our own laboratory, we believe we are exempt from these reporting requirements. We may become subject to such reporting requirements, however, if the FDA requires us to obtain premarket clearance or approval for our tests.

Anti-Bribery Laws

FCPA

We are subject to FCPA, which prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. The sale of our tests internationally demands a high degree of vigilance in maintaining, implementing and enforcing a policy against participation in corrupt activity. Other U.S. companies in the medical device and pharmaceutical fields have faced substantial monetary fines and criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with non-U.S. government officials.

Foreign Laws

We are also subject to similar anti-bribery laws in the foreign jurisdictions in which we operate. In Europe, various countries have adopted anti-bribery laws providing for severe consequences, in the form of criminal penalties and/or significant fines for individuals and/or companies committing a bribery offence. For instance, in the United Kingdom, under the Bribery Act 2010, which became effective in July 2011, a bribery occurs when a person offers, gives or promises to give a financial or other advantage to induce or reward another individual to improperly perform certain functions or activities, including any function of a public or private nature. Bribery of foreign public officials also falls within the scope of the Bribery Act 2010. Under the new regime, an individual found in violation of the Bribery Act 2010 faces imprisonment of up to 10 years and could be subject to an unlimited fine, as could commercial organizations for failure to prevent bribery.

Healthcare Policy Laws

In March 2010, the Affordable Care Act was enacted in the United States. The Affordable Care Act made a number of substantial changes to the way healthcare is financed both by governmental and private insurers. For example, the Affordable Care Act requires each medical device manufacturer to pay a sales tax equal to 2.3% of the price for which such manufacturer sells its medical devices. The medical device tax has been suspended for 2016 and 2017, but is scheduled to return beginning in 2018. It is unclear at this time when, or if, the provision of our LDTs will trigger the medical device tax if the FDA ends its policy of general enforcement discretion and regulates certain LDTs as medical devices, and it is possible that this tax will apply to some or all of our existing tests or tests we may develop in the future. Additionally, the Affordable Care Act establishes an IPAB to propose reductions to payments in order to reduce the per capita rate of growth in Medicare spending if expenditures exceed certain targets. The expenditure targets for IPAB proposals have not been exceeded at this time, and it is unclear when such targets may be exceeded in the future, when any IPAB-proposed reductions to payments could take effect and how any such reductions would affect reimbursement payments for our tests. The Affordable Care Act also contains a number of other provisions, including provisions governing enrollment in federal and state healthcare programs, reimbursement matters and fraud and abuse, which we expect will impact our industry and our operations in ways that we cannot currently predict.

Corporate Practice of Medicine

Numerous states have enacted laws prohibiting business corporations, such as us, from practicing medicine and employing or engaging physicians to practice medicine, generally referred to as the prohibition against the corporate practice of medicine. These laws are designed to prevent interference in the medical decision-making process by anyone who is not a licensed physician. For example, California’s Medical Board has indicated that determining the appropriate diagnostic tests for a particular condition and taking responsibility for the ultimate overall care of a patient, including providing treatment options available to the patient, would constitute the unlicensed practice of medicine if performed by an unlicensed person. Violation of these corporate practice of medicine laws may result in civil or criminal fines, as well as sanctions imposed against the business corporation and/or the professional through licensure proceedings. Typically such laws are only applicable to entities with a physical presence in the applicable state.

Environmental and Other Regulatory Requirements

Our laboratory is subject to federal, state and local laws and regulations relating to the use, storage, handling and disposal of regulated medical waste, hazardous waste and biohazardous waste, including chemicals, biological agents and compounds, blood and other tissue specimens. Typically, we use outside vendors to dispose of such waste that are licensed or otherwise qualified to handle and dispose of the waste. However, many of these laws and regulations provide for strict liability, holding a party potentially liable without regard to fault or negligence. As a result, we could be held liable for damages and fines if our, or others’, business operations result in contamination of the environment or individual exposure to hazardous substances. Our costs for complying with these laws and regulations cannot be predicted at this time and will depend upon, among other things, the amount and nature of waste we produce (which will depend in part on the number of tests we perform) and the terms we negotiate with our waste disposal vendors.

Our operations are also subject to extensive requirements established by the U.S. Occupational Safety and Health Administration relating to workplace safety for healthcare employees, including requirements to develop and implement programs to protect workers from exposure to blood-borne pathogens by preventing or minimizing any exposure through needle stick or similar penetrating injuries.

Reporting Segment and Geographical Information

We operate in one reportable business segment. See Note 7 to Fulgent LLC’s audited consolidated financial statements for the year ended December 31, 2015 and Note 7 to Fulgent LLC’s unaudited condensed consolidated financial statements for the six months ended June 30, 2016, each included in this prospectus, for information about revenue attributable to customers and long-lived assets located in the United States and other regions. We are subject to risks attendant to our foreign operations, which are discussed under “Risk Factors” above.

Employees

We believe growing and retaining a strong team is crucial to our success. As of September 1, 2016, we had 55 employees engaged in bioinformatics, genetics, software engineering, laboratory management, sales and marketing and corporate and administrative activities. None of our employees are represented by a labor union or covered by collective bargaining agreements and we believe our relationship with our employees is good.

Facilities

Our corporate headquarters and laboratory operations are located in Temple City, California, where we lease and occupy approximately 12,000 square feet of office and laboratory space under leases that will expire in March, April and July 2018. We use these facilities for all of our laboratory testing and management activities and certain research and development, administrative and other functions. We also lease approximately 650 square feet of office space near Atlanta, Georgia under a lease that will expire in August 2017, where we conduct certain research and development, customer service, report generation and other administrative functions, although no laboratory activities occur at this facility. We believe our facilities are adequate to meet our current needs and additional space would be available on commercially reasonable terms if required.

Legal Matters

From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We are not presently a party, and our properties are not currently subject, to any legal proceedings that, in the opinion of management, would have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, among other factors.

MANAGEMENT

Executive Officers and Directors

The table and descriptions below set forth certain information with respect to our executive officers, persons to be appointed as executive officers, directors and director nominees. Except as otherwise indicated, each of the executive officers set forth below currently serves in the position indicated next to his name for Fulgent LLC and, following the Reorganization and prior to completion of this offering, will be appointed to the same position at Fulgent Inc. Each of the director nominees set forth below will be appointed as a member of our board of directors prior to completion of this offering.

Name	Age	Position
Executive Officers
Ming Hsieh.	60	Manager of Fulgent LLC, President, Chief Executive Officer and Chairman of Fulgent Inc.
Paul Kim	49	Chief Financial Officer
Hanlin Gao, M.D., Ph.D., D.A.B.M.G., F.A.C.M.G.	49	Chief Scientific Officer and Lab Director

Non-Employee Directors:
John Bolger(1, 2, 3)	70	Director nominee
James J. Mulay (Mulé), I.Ph.D.(1, 2, 3)	63	Director nominee
Yun Yen, M.D., Ph.D., F.A.C.P.(1, 2, 3)	61	Director nominee

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating Committee.

Executive Officers

Ming Hsieh, our founder, has served as Fulgent LLC’s Manager since its inception in June 2011 and, until completion of the Reorganization, will continue to serve as the Manager of Fulgent LLC. Upon our incorporation in May 2016, Mr. Hsieh was appointed as our director, President and Chief Executive Officer and, upon completion of this offering, Mr. Hsieh will also serve as Chairman of our board of directors. Prior to founding Fulgent LLC, Mr. Hsieh served as Chief Executive Officer, President and Chairman of the board of directors of Cogent, Inc., or Cogent, a biometric identification services and products company he co-founded in 1990, which was acquired by 3M in 2010. Prior to his tenure at Cogent, Mr. Hsieh founded and served as Vice President of AMAX Technology from 1987 to 1990. Mr. Hsieh currently serves on the board of directors of Fortinet, Inc., a network security company traded on the NASDAQ Global Select Market under the symbol “FTNT.” Mr. Hsieh received a B.S.E.E. from USC in 1983 and an M.S.E.E. from USC in 1984, as well as honorary doctoral degrees from USC in 2010 and the University of West Virginia in 2011. Mr. Hsieh has served as a trustee at USC since 2007 and at Fudan University in China since 2011. In 2015, Mr. Hsieh was elected to the National Academy of Engineering. Mr. Hsieh was selected to serve on our board of directors based on his extensive management experience, his knowledge of our business, culture and operations as our founder, his engineering expertise and his service for and leadership of our company since inception.

Paul Kim has served as Fulgent LLC’s Chief Financial Officer since January 2016 and our Chief Financial Officer since our incorporation in May 2016. Prior to his service for us, Mr. Kim was retired from 2011 until 2015 and served as Chief Financial Officer of Cogent from January 2004 until 2011. Mr. Kim’s past experience also includes service as the Chief Financial Officer of JNI Corporation, or JNI, a publicly traded storage area network technology company, from September 2002 until December 2003, as Vice President, Finance and Corporate Controller at JNI from October 1999 to August 2002 and as Vice President of Finance and Administration for Datafusion Inc., a privately held software development company, from January 1998 until

October 1999. From April 1996 to January 1998, Mr. Kim was the Corporate Controller for Interlink Computer Sciences, Inc., a publicly-traded enterprise software company. From January 1990 to April 1996, Mr. Kim worked for Coopers and Lybrand L.L.P., leaving as an audit manager. Mr. Kim received a B.A. in Economics from the University of California at Berkeley in 1989 and is a Certified Public Accountant.

Hanlin (Harry) Gao, M.D., Ph.D., D.A.B.M.G., F.A.C.M.G. is a founder of our genetic testing business, has served as Fulgent LLC’s Lab Director since February 2012, was appointed as Fulgent LLC’s Chief Scientific Officer in January 2016 and will be appointed as our Lab Director and Chief Scientific Officer prior to completion of this offering. Dr. Gao’s prior experience includes service as Lab Director of both the DNA Sequencing Core Laboratory and Clinical Molecular Diagnostics Laboratory at City of Hope from 2004 until 2013. Dr. Gao completed his clinical molecular genetics training fellowship and post-doctoral fellowship at Harvard Medical School in 2004 prior to joining City of Hope. Dr. Gao received a M.S. in Immunology and an M.D. from Peking University and Inner Mongolia University for Nationalities in China in 1993 and 1990, respectively, as well as a Ph.D. in Microbiology, Immunology and Medical Genetics from The Ohio State University in 2001. Dr. Gao is board certified in clinical molecular genetics by the American Board of Medical Genetics, is a Fellow of the American College of Medical Genetics and Genomics and serves as a team leader for laboratory inspections by CAP.

Non-Employee Director Nominees

John Bolger will be appointed as a member of our board of directors prior to completion of this offering. For the past five years, Mr. Bolger has been retired and has operated as a private investor. Mr. Bolger has also served as a director of Tintri Inc., a virtual machine-aware storage solution company, since January 2016. Mr. Bolger has extensive public company board and audit committee experience, having served as a director and audit committee chair of the following publicly traded companies for various terms during the period from 1993 to 2010: Integrated Device Technology, Inc., Sanmina Corp., Data Race, Inc., TCSI, Inc., Integrated Systems, Inc., Wind River Systems, Inc., Mission West Property, Inc., Cogent, Micromuse, Inc., JNI and Mattson Technology. Mr. Bolger also served as Vice President, Chief Financial and Administrative Officer of Cisco Systems, Inc., a manufacturer of computer networking systems, from 1989 to 1992. Mr. Bolger received a B.A. from the University of Massachusetts and an M.B.A. from Harvard University and he is a Certified Public Accountant. Mr. Bolger was selected to serve on our board of directors based on his more than 30 years of accounting and financial expertise, as well as his extensive public company board and senior management experience.

James J. Mulay (Mulé), I.Ph.D., will be appointed as a member of our board of directors prior to completion of this offering. For the past five years, Dr. Mulé has served in various capacities at the H. Lee Moffitt Comprehensive Cancer Center in Tampa, Florida, including as the Michael McGillicuddy (U.S. Senator Connie Mack & Family) Endowed Chair in Melanoma Research and Treatment, a Senior Member of both the Immunology and Cutaneous Oncology Programs, Associate Center Director for Translational Research and the Director of Cell-Based Therapies, as well as at the National Cancer Institute and the FDA as a Special Government Employee. Dr. Mulé has also served as a director of Moffitt Technologies Corporation, a for-profit corporation that holds equity in various companies that have licensed intellectual property from the Moffitt Cancer Center, since 2009. Dr. Mulé also sits on numerous medical, scientific, business and research advisory boards of for-profit and non-profit entities and has published over 180 articles in the areas of cancer vaccines and cancer immunotherapy. Dr. Mulé received a B.A. from New Jersey City University in 1974, an M.S. in cellular immunology from the University of Washington School of Medicine in 1977 and an I.Ph.D. in tumor immunology from the University of Washington Graduate School and the Fred Hutchinson Cancer Research Center in 1981. Dr. Mulé was selected to serve on our board of directors based on his deep expertise within the life sciences field, as well as his professional experience and background.

Yun Yen, M.D., Ph.D., F.A.C.P., is a founder of our genetic testing business and will be appointed as a member of our board of directors prior to completion of this offering. Dr. Yen is President and Chair Professor at

Taipei Medical University in Taiwan, as well as an Affiliate Professor at the California Institute of Technology. Dr. Yen’s prior experience includes service as the Allen and Lee Chao Endowed Chair in Developmental Cancer Therapeutics at the City of Hope Comprehensive Cancer Center from 2008 until 2014, and Chair of the City of Hope’s Molecular Pharmacology Department and Associate Director for Translational Research at the City of Hope Comprehensive Cancer Center from 2005 until 2014. Dr. Yen holds memberships in numerous professional organizations and has published more than 140 abstracts and peer-reviewed journal articles. Dr. Yen received a M.D. from Taipei Medical College in 1982 and a Ph.D. in Pathology and Cell Biology from Thomas Jefferson University in 1988. Dr. Yen was selected to serve on our board of directors based on his extensive expertise within the life sciences field, as well as his educational and professional background.

Appointment of Executive Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors, director nominees, executive officers or persons to be appointed as our executive officers.

Board Composition

The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. We expect that our board of directors will meet on a regular basis and additionally as needed. In accordance with our certificate of incorporation, the members of our board of directors will be elected annually. In accordance with the terms of our bylaws, our board of directors will consist of          members upon completion of this offering. Since our incorporation, Mr. Hsieh has served as the sole member of our board of directors, and prior to completion of this offering, Mr. Hsieh will appoint the director nominees named in this prospectus as additional members to our board of directors and will be appointed as the Chairman of our board of directors.

Director Independence

In connection with this offering, we have applied to list our common stock on the NASDAQ Global Market. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after the closing of the company’s initial public offering. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent. Audit committee and compensation committee members must also satisfy enhanced independence criteria set forth in Rule 10A-3 and Rule 10C-1 under the Exchange Act, respectively, and applicable NASDAQ rules. We expect that our audit committee and compensation committee will each satisfy these enhanced independence requirements upon completion of this offering.

Based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that, as of the completion of this offering, Mr. Bolger, Dr. Mulé and Dr. Yen are “independent” within the meaning of applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ. In making this determination, the current and prior relationships of each non-employee director with our company and all other facts and circumstances deemed relevant were considered, including their beneficial ownership of our capital stock before and after completion of this offering. Mr. Hsieh is not independent because he is an employee of our company.

Board Leadership Structure

As of the completion of this offering, our board of directors will be chaired by Mr. Hsieh. We believe having a single person serve as both Chairman of the board of directors and Chief Executive Officer is the most effective leadership structure for our company at this time. We believe Mr. Hsieh is the director best situated to identify strategic opportunities and focus the activities of the board of directors on the matters most critical to our company’s business and strategy, due to his commitment to our business. The board of directors also believes that the combined role of Chairman and Chief Executive Officer promotes effective execution of strategic initiatives and facilitates information flow between management and the board of directors.

Committees of the Board of Directors

Prior to completion of this offering, our board of directors will establish an audit committee, a compensation committee and a nominating committee and adopt a written charter under which each such committee will operate, each of which will satisfy the applicable listing requirements and rules of NASDAQ and will be available on our website, www.fulgentgenetics.com, upon completion of this offering. The anticipated composition and functions of each of these committees are described below. Members are expected to serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may in the future establish other committees to facilitate the management of our business, in compliance with our certificate of incorporation, bylaws, applicable Delaware law and applicable SEC and NASDAQ rules.

Audit Committee

Prior to completion of this offering, our audit committee will be comprised of Mr. Bolger, Dr. Mulé, and Dr. Yen, and Mr. Bolger will serve as chair of the committee. We have determined that each member of the audit committee meets all applicable independence requirements under NASDAQ and SEC rules. In addition, our board of directors has determined that Mr. Bolger will qualify as an “audit committee financial expert” within the meaning of applicable SEC rules.

We anticipate the functions of this committee will include, among other things:

•	the oversight of our policies and procedures to fulfill our responsibilities regarding the fair and accurate presentation of our financial statements;

•	selecting and appointing a firm to serve as the independent registered public accounting firm to audit our financial statements, and fulfilling related obligations, including compensating, retaining, working with and overseeing the work of such firm in various respects;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly audited financial statements and related matters prior to the filing thereof;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls;

•	reviewing and approving material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Prior to completion of this offering, our compensation committee will be comprised of Mr. Bolger, Dr. Mulé and Dr. Yen, and Dr. Mulé will serve as chair of the committee. We have determined that each member of the compensation committee meets all applicable independence requirements under NASDAQ and SEC rules, is a non-employee director, as defined in Rule 16b-3 under the Exchange Act, and is an outside director, as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

We anticipate the functions of this committee will include, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers, including reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•	determining the objectives of our executive officer compensation programs, identifying what the programs are designed to reward, and modifying (or recommending that our board of directors modify) the programs as necessary, consistent with such objectives and intended rewards;

•	reviewing and approving any stock option award or any other type of equity-based or equity-linked award as may be required for complying with any tax, securities, or other regulatory (including NASDAQ) requirement, or otherwise determined to be appropriate or desirable by this committee or our board of directors;

•	reviewing and approving new incentive compensation and equity plans, as well as material changes to existing incentive compensation and equity plans;

•	assisting management with appropriate compensation related disclosure and reports in certain SEC filings; and

•	reviewing an annual compensation-risk assessment report and considering whether our compensation policies and practices contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company.

Nominating Committee

Prior to completion of this offering, our nominating committee will be comprised of Mr. Bolger, Dr. Mulé and Dr. Yen, and Dr. Yen will serve as chair of the committee. We have determined that each member of the compensation committee meets all applicable independence requirements under NASDAQ rules.

We anticipate the functions of this committee will include, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	evaluating, and overseeing the process of evaluating, the performance of our board of directors and individual directors; and

•	assisting our board of directors on other matters as requested.

Code of Business Conduct and Ethics

Prior to completion of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers, including our principal executive, financial and accounting officers or persons performing similar functions, and agents and representatives, including directors and consultants. Additionally, prior to completion of this offering, we will adopt a supplemental code of ethics for senior financial officers, which applies to our Chief Executive Officer, Chief Financial Officer and other senior financial officers who have been designated by our Chief Executive Officer. Among other matters, our code of business conduct and ethics and supplemental code of ethics for senior financial officers are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosures in our SEC reports and other public communications;

•	compliance with applicable laws, rules, and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Copies of our code of business conduct and ethics and supplemental code of ethics for senior financial officers will be available on our website upon completion of this offering. We expect that any amendments to certain provisions of our code of business conduct and ethics or supplemental code of ethics for senior financial officers or any waivers of any such provisions applicable to any director or principal executive, financial or accounting officer or persons performing similar functions will be disclosed on our website to the extent required by applicable law or NASDAQ listing requirements.

Compensation Committee Interlocks and Insider Participation

Prior to completion of this offering, we have not had an established compensation committee. In 2015, Mr. Hsieh, in his capacity as the Manager of Fulgent LLC, made all decisions with respect to compensation matters.

None of the director nominees selected to serve as members of our compensation committee as of the completion of this offering is currently or has at any time been an employee of our company. Our executive officers and the persons to be appointed as our executive officers do not currently serve, nor has any of them served during the past year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers selected to serve as a member of our board of directors or compensation committee as of completion of this offering.

Non-Employee Director Compensation

Historical Director Compensation

Fulgent Inc. was incorporated in May 2016. In 2015, the Manager of Fulgent LLC, Mr. Hsieh, performed the functions that will be performed by our board of directors following completion of this offering. See “Executive Compensation” below for information about Mr. Hsieh’s compensation in his capacity as the Manager of Fulgent LLC.

On each of February 23, 2016, April 13, 2016 and June 22, 2016, we granted to Mr. Bolger an option award to acquire up to 20,000 Class D common units as an inducement to serve on our board of directors upon completion of this offering, each of which vests as follows: one-quarter of the units subject to the award will vest one year after the grant date and 1/16 of the remainder of the units subject to the award will vest at the end of every three-month period thereafter, subject to Mr. Bolger’s continued service for us on each vesting date. The number of shares of our common stock that will become subject to these option awards upon completion of the Reorganization will reduce and offset the number of shares of our common stock to be subject to the equity award that will be granted to Mr. Bolger upon his appointment to our board of directors in accordance with our non-employee director compensation program, as described below.

Post-Offering Director Compensation

Mr. Hsieh, who serves as our President and Chief Executive Officer and, as of the completion of this offering, will serve as the Chairman of our board of directors, will not receive any additional compensation for his service as a director.

Prior to completion of this offering, our board of directors intends to establish a compensation program for our non-employee directors, to be effective from and after effectiveness of this registration statement. Our non-employee director compensation program will consist of cash and equity compensation as set forth below.

Cash Compensation

All of our non-employee directors receive reimbursement for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board of director and committee meetings, as well as the following annual cash retainer fees for their service as directors, chairs of the committees of our board of directors and members of the committees of our board of directors:

Fee Amount ($)(1)
Annual Board Retainer Fee:
All non-employee directors	35,000
Annual Committee Chair Retainer Fees:(2)
Audit committee chair	15,000
Compensation committee chair	10,000
Nominating committee chair	6,000
Annual Committee Member Retainer Fees:(2)
Audit committee member	7,500
Compensation committee member	5,000
Nominating committee member	3,000

(1)	Directors, committee chairs and committee members receive pro-rated amounts of all annual retainer fees for any partial year of service.
(2)	Committee chair and member fees are in addition to the annual board retainer fee.

Equity Compensation

Under our non-employee director compensation program, each person who is initially appointed or elected to our board of directors, including Mr. Bolger (subject to the reduction to the total number of shares subject to Mr. Bolger’s equity awards by the number of shares to be subject to the option awards granted to him at the effective time of the Reorganization prior to completion of this offering, as described above) and Dr. Mulé but excluding Dr. Yen, will be eligible to receive, on the date he or she first becomes a non-employee director, initial equity compensation of, at his or her election, a stock option award to acquire up to 20,000 shares of our common stock, a restricted stock unit award relating to 8,000 shares of our common stock or a combination of stock option and restricted stock unit awards that together relate to a number of shares of our common stock equivalent to the foregoing amounts. In addition, each continuing non-employee director except for Dr. Yen will be eligible to receive, on the date of each annual meeting of our stockholders, annual equity compensation of, at his or her election, a stock option award to acquire up to 5,000 shares of our common stock, a restricted stock unit award relating to 2,000 shares of our common stock or a combination of stock option and restricted stock unit awards that together relate to a number of shares of our common stock equivalent to the foregoing amounts. All equity awards granted to our non-employee directors pursuant to this compensation program will be granted under our 2016 Plan and will vest as follows: one-quarter of the shares subject to the award will vest one year after the grant date and 1/16 of the remainder of the shares subject to the award will vest at the end of every three-month period thereafter, subject to the director’s continued service for us on each vesting date.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of Mr. Hsieh, our principal executive, financial and accounting officer in 2015, and Dr. Gao, our only other executive officer who was serving as such at the end of 2015, for services rendered to us in all capacities in 2015:

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ming Hsieh	2015	—	—	—	—	—
Manager

Hanlin Gao	2015	180,000	—	5,019,056	5,400	5,204,456
Chief Scientific Officer and Lab Director

(1)	Calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 on the basis of the fair market value of the awards on the respective grant dates. Assumptions used in the calculation of these amounts are included in Note 9 to Fulgent LLC’s audited consolidated financial statements for the year ended December 31, 2015 included in this prospectus.
(2)	Amounts consist of Fulgent LLC’s matching contributions under its 401(k) retirement savings plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information about the outstanding equity awards held by each of Mr. Hsieh and Dr. Gao as of December 31, 2015, after giving effect to the Reorganization:

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Ming Hsieh	—		—
Hanlin Gao		(1)		(2)

(1)	Represents shares of our common stock to be issued at the effective time of the Reorganization upon the cancellation of 16,000,000 of Fulgent LLC’s common units that constitute profits interests (which, as described under “Pharma Split-Off and Reorganization,” will convert into shares of our common stock at the same ratio as Fulgent LLC’s common units that do not constitute profits interests). Such units were granted on October 16, 2015. Until their exchange for shares of our common stock at the effective time of the Reorganization, such units are subject to repurchase by Fulgent LLC upon termination of Dr. Gao’s employment with Fulgent LLC at a repurchase price equal to the fair market value of the units if the termination is other than for cause or $0 if the termination is for cause. Such units are not subject to vesting provisions.
(2)	The market value of the shares of our common stock that will be issued in exchange for the common units is based on an assumed initial offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus.

Narrative Disclosure regarding Executive Compensation

As of June 30, 2016, our executive officers consisted of Mr. Hsieh, Dr. Gao and Mr. Kim, who joined our company as our Chief Financial Officer and principal financial and accounting officer in January 2016. The descriptions below summarize our compensation arrangements with each of our executive officers, which are reflected in employment agreements and severance agreements with them and are qualified in their entirety by reference to the full text of the employment agreements and severance agreements, which are filed as exhibits to the registration statement of which this prospectus is a part. As we transition from a private company to a publicly traded company, we expect to evaluate, adopt and modify our compensation values and philosophy and compensation plans and arrangements as our board of directors and compensation committee deems appropriate. At a minimum, we expect to review executive compensation annually with input from a compensation consultant if and when determined by our board of directors or compensation committee.

Base Salary

Mr. Hsieh has not earned or received any salary for his services as the Manager of Fulgent LLC in 2015 or 2016 to date. Dr. Gao’s 2015 and current annual base salary is $180,000 and Mr. Kim’s current annual base salary is $160,000.

Upon completion of this offering, in light of their increased responsibilities for our company, Mr. Hsieh, Mr. Kim and Dr. Gao will begin to receive annual base salaries of $240,000, $210,000 and $210,000, respectively.

Cash Bonuses

Although each of our executive officers is eligible to receive cash bonuses at the discretion of the Manager of Fulgent LLC, no cash bonuses have been awarded or paid to any of our executive officers in 2015 or 2016 to date.

Upon completion of this offering, our executive officers will be eligible to receive cash bonuses at any time at the discretion of our board of directors or compensation committee.

Equity Compensation

Each of our executive officers is eligible to receive equity compensation at the discretion of the Manager of Fulgent LLC. Mr. Hsieh has not received any equity compensation for his services for us in 2015 or 2016 to date. On October 16, 2015, Dr. Gao was granted an award of 16,000,000 of Fulgent LLC’s common units that constitute profits interests.

In 2016 to date, our Chief Financial Officer, Mr. Kim, has been granted two equity awards. On January 27, 2016, Mr. Kim was granted an award of 2,500,000 of Fulgent LLC’s common units as an inducement to entering into employment with us, which are not subject to a profits interest threshold, vesting, forfeiture or a right of repurchase by us. Upon completion of the Reorganization, these common units will be cancelled in exchange for              shares of our common stock. Additionally, on August 12, 2016, Mr. Kim was granted a restricted share unit award relating to 500,000 of Fulgent LLC’s common units, which vests as follows: one-quarter of the shares subject to the award will vest one year after the grant date and 1/16 of the remainder of the shares subject to the award will vest at the end of every three-month period thereafter, subject to Mr. Kim’s continued service for us on each vesting date. Upon completion of the Reorganization, these restricted share units will be cancelled in exchange for a restricted stock unit award relating to             shares of our common stock.

Upon completion of this offering, our executive officers will be eligible to receive equity awards under our equity incentive plans at any time at the discretion of our board of directors or compensation committee.

Severance

We have entered into severance agreements with each of our executive officers. These severance agreements provide that, subject to an executive officer’s execution and absence of revocation of a release in favor of us, the executive officer is entitled to one year of continuation of his then-current annual base salary following a termination of such executive officer’s employment with us for any reason within one year after a change in control of Fulgent LLC or Fulgent Inc. In general, the severance agreements provide that a change of control will occur if: any person or group of persons becomes the beneficial owner of more than 50% of the combined voting power of either Fulgent LLC or Fulgent Inc. (except for a transaction in which the beneficial owners of voting securities of Fulgent LLC continue to hold, directly, or indirectly, the same proportions of voting securities in Fulgent LLC, including, for example, the Reorganization); the individuals who constitute our board of directors as of the effective date of this offering cease to constitute at least a majority of our board of directors in any 12-month period; Fulgent Inc. or Fulgent LLC merges or consolidates with another entity (except for a merger or consolidation effected to implement a recapitalization or similar transaction); or Fulgent Inc. or Fulgent LLC liquidates or dissolves or sells or otherwise disposes of substantially all of its assets; in each case subject to certain specified exceptions.

Other Elements of Compensation

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our executive officers, who satisfy certain eligibility requirements. Our executive officers are eligible to participate in our 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions (up to 3% of pay), and these matching contributions are fully vested as of the date on which the contributions are made.

Health and Welfare Plans

Our executive officers are eligible to participate in our employee benefit plans, including our health and welfare plans, on the same basis as our other employees.

No Tax Gross-Ups

We generally do not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.

Equity Incentive Plans

2015 Plan

Historically, Fulgent LLC has granted to its employees under its Amended and Restated 2015 Equity Incentive Plan, or the 2015 Plan, unit options, restricted share units and profits interest awards. The purpose of the 2015 Plan was to offer selected persons a proprietary interest in our company. Upon completion of this offering, any outstanding options, restricted share units and profits interest awards granted under the 2015 Plan will be equitably adjusted and convert into equivalent options to acquire shares of our common stock, restricted stock units relating to shares of our common stock and shares of our common stock, respectively. Following completion of this offering, no further awards will be granted under the 2015 Plan and the plan will be terminated. The following is a description of the material terms of the 2015 Plan:

Units Subject to the 2015 Plan

Before completion of this offering, there were 15,300,000 common units authorized for issuance under the 2015 Plan. As of June 30, 2016, there were 4,478,000 common units subject to outstanding options, no common units subject to outstanding restricted share units and 10,000,000 outstanding common units that constitute profits interests, and since June 30, 2016, (i) options to acquire 45,000 common units have been granted and options to acquire 10,000 common units have been forfeited or cancelled, and (ii) restricted share units relating to 500,000 common units have been granted. In connection with this offering, these options will become options to acquire shares of our common stock, these restricted share units will become restricted stock units relating to our common stock and these common units that constitute profits interests will become shares of our common stock.

Description of Awards

Options represent a right to purchase common units of Fulgent LLC. The term of each option is 10 years from the grant date of the option. Restricted share units are notional units that represent an unfunded and unsecured right to receive common units of Fulgent LLC. Profits interest awards are a type of equity award containing a participation threshold that entitles the recipient of the award to participate in the value of Fulgent LLC only to the extent it appreciates from and after the grant date of the award. Vesting schedules vary from award to award, but, generally, one-quarter of the common units subject to an option or restricted share units vest one year after the grant date and 1/16 of the remainder of the common units subject to an option or restricted share units vest at the end of every three-month period thereafter, and profits interest awards generally vest on the grant date. Options are not exercisable, whether or not vested, until the earlier of a liquidity event or incorporation, each as defined in the 2015 Plan. An incorporation will be deemed to have occurred upon completion of the Reorganization, at which time the options will become immediately exercisable, to the extent vested. Restricted share units are settled no later than 30 days following the applicable vesting date. The 2015 Plan provides for adjustments to the number and kind of units subject to grants made under the 2015 Plan and the number and kind of units covered by an award in the event of a reorganization, recapitalization, merger and other changes in our common units. The 2015 Plan is set to expire pursuant to its terms on October 15, 2025. However, the Manager of Fulgent LLC may amend, suspend or terminate the 2015 Plan under certain circumstances, and no grants may be made after any such termination.

2016 Plan

We will adopt the 2016 Plan before completion of this offering. The 2016 Plan will provide for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other stock and cash-based awards (including annual cash incentives and long-term cash incentives). Shares issued under the 2016 Plan will be shares of our common stock. Incentive stock options may be granted only to our employees and employees of any parent or subsidiary corporation. All other awards may be granted to our employees, directors or consultants and to employees, directors or consultants of any affiliated entity, including Fulgent LLC.

Share Reserve

We will reserve for issuance pursuant to awards under the 2016 Plan              shares of our common stock plus              shares of our common stock that will be available for issuance solely pursuant to the converted awards discussed below. In general, shares subject to awards granted under the 2016 Plan that are not issued or that are returned to us, for example, because the award is forfeited, the shares are retained by us in satisfaction of amounts owed with respect to an award or the shares are surrendered in payment of an exercise or purchase price or tax withholding, will again become available for awards under the 2016 Plan.

Administration

Our board of directors or a committee of our board of directors will administer the 2016 Plan. The administrator has the power to determine when awards will be granted, which employees, directors or consultants will receive awards, the terms of the awards, including the number of shares subject to each award and the vesting schedule of the awards, and to interpret the terms of the 2016 Plan and the award agreements. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right if the exercise price or base appreciation amount exceeds the fair market value of the underlying shares, and to cancel such options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

Stock Options

The 2016 Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code and non-qualified stock options. The exercise price of all options granted under the 2016 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed 10 years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. Not more than              shares of our common stock may be issued pursuant to incentive stock options granted under the 2016 Plan.

After the continuous service of an option recipient terminates, the recipient’s options may be exercised, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights

The 2016 Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount used to determine the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. After the continuous service of a recipient of a stock appreciation right terminates, the recipient’s stock appreciation right may be exercised, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards

The 2016 Plan allows for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting that it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Shares of restricted stock that do not vest are subject to repurchase or forfeiture.

Restricted Stock Units

The 2016 Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment, that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. The administrator may specify in an award agreement that earned restricted stock units may be settled in shares of our common stock, other securities, cash or a combination thereof.

Other Awards

The 2016 Plan also allows for the grant of cash or stock-based awards that may or may not be subject to restrictions.

Terms of Awards

The administrator of the 2016 Plan determines the provisions, terms and conditions of each award, including vesting schedules, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

Transferability of Awards

The 2016 Plan allows for the transfer of awards under the 2016 Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent and in the manner authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the 2016 Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2016 Plan and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the completion of such transaction.

Changes in Control

The 2016 Plan provides that in the event of a change in control, as such term is defined in the 2016 Plan, each outstanding option and stock appreciation right will automatically vest and become exercisable, other awards will be released from restrictions on transfer or forfeiture rights and any performance goals relevant to such awards will be deemed achieved at the target performance level. Notwithstanding the foregoing, the administrator may provide that awards that remain outstanding after such vesting will be assumed or replaced in connection with the change in control.

Plan Amendments and Termination

The 2016 Plan will automatically terminate 10 years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2016 Plan, subject to stockholder approval in the event such approval is required by law provided such action does not adversely affect the rights under any outstanding award.

Conversion of Fulgent LLC Unit Awards

Fulgent LLC has issued to its employees and consultants options to acquire units of Fulgent LLC, restricted share units and profits interest awards. Upon completion of the Reorganization immediately prior to closing this offering, (i) all options that are outstanding immediately prior to completion of the Reorganization will be converted into options to acquire shares of our common stock, (ii) all restricted share units that are outstanding immediately prior to completion of the Reorganization will be converted into restricted stock units relating to our common stock, and (iii) all profits interest awards that are outstanding immediately prior to completion of the Reorganization will be converted into shares of our common stock, subject to the following terms and conditions:

•	an individual’s rights with respect to the Fulgent LLC unit options, restricted share units and profits interest awards will be canceled;

•	with regard to any converted options, the total spread (the excess of the aggregate fair market value of the stock subject to the option over the aggregate option exercise price) of the option after conversion will not exceed the total spread of the unit option that existed immediately before the conversion;

•	with regard to any converted options, on a share-by-share comparison, the ratio of the option exercise price to the fair market value of the shares subject to the option immediately after the conversion cannot be greater than the ratio of the option exercise price to the fair market value of the units subject to the option that existed immediately before the conversion;

•	the converted options and converted restricted stock units will contain all of the terms of the unit options and restricted share units, as applicable, except to the extent such terms are rendered inoperative by the conversion;

•	neither the converted options nor the converted restricted stock units will provide the award holder with additional benefits that the award holder did not have under the unit options or restricted share units that existed immediately before the conversion; and

•	with regard to converted profits interest awards, pursuant to the determination of the Manager of Fulgent LLC, the participation thresholds applicable to all units issued pursuant to profits interest awards (i) will not be applied in determining the number of shares of our common stock to be issued upon conversion of such units and (ii) will not carry over to such shares, such that all units issued pursuant to profits interest awards will convert into shares of our common stock at the same ratio as Fulgent LLC’s units that do not constitute profits interests.

We will provide an award conversion agreement to each Fulgent LLC option and restricted share unit holder that sets forth the terms and conditions related to the conversion of the award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to compensation arrangements with executive officers and directors, which are described under “Management—Non-Employee Director Compensation” and “Executive Compensation,” described below are transactions and series of transactions since January 1, 2013 to which we were or will be a participant in which the amounts involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or beneficial owners of more than 5% of any class of our equity, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest. Except as described below, there have not been, nor are there any currently proposed, any such transactions or series of transactions.

Unit Sales

The following table summarizes our sales of units of Fulgent LLC to our directors, executive officers, beneficial owners of more than 5% of our outstanding equity or any immediate family member of the foregoing persons, but excludes units issued to any such parties as compensation for services, which are discussed under “—Compensation of Vice President, Bioinformatics,” “Management—Non-Employee Director Compensation” and “Executive Compensation.”

	Number of Preferred Units			Aggregate Purchase Price Paid to Us
Name of Owner	Class D-1	Class D-2	Class P
Executive Officers and Directors:
Ming Hsieh(1)	56,000,000	—	51,000,000	$15,500,000

5%+ Stockholders:
Xi Long(2).	—	5,131,579	—	$15,188,234

(1)	Reflects (i) 510 of Fulgent LLC’s former Class A units issued and sold to Mr. Hsieh on September 19, 2012 for a deemed contribution to Fulgent LLC of $4,000,000, which units were converted into 56,000,000 Class D-1 preferred units upon our recapitalization on October 16, 2015, for an aggregate purchase price of $4,592,489 and (ii) 51,000,000 Class P preferred units issued and sold to Mr. Hsieh on October 16, 2015 for an aggregate purchase price of $10,907,511, which were redeemed by Fulgent LLC in connection with the Pharma Split-Off, discussed above under “Pharma Split-Off and Reorganization.” Unit amounts do not reflect a private party sale on May 13, 2016 by Mr. Hsieh to Xi Long of 4,618,421 Class D-1 preferred units, discussed below under “—Private Party Unit Sales and Exchanges.”
(2)	Reflects 5,131,579 Class D-2 preferred units issued and sold to Xi Long on May 17, 2016 for an aggregate purchase price of $15,188,234. Unit and purchase price amounts do not reflect private party sales on May 13, 2016 by certain of Fulgent LLC’s existing members of 4,618,421 Class D-1 preferred units and 5,644,737 Class D common units and Fulgent LLC’s redemption of such units in exchange for Class D-2 preferred units, discussed below under “—Private Party Unit Sales and Exchanges,” as we did not retain any proceeds in connection with such private party unit sales and exchanges.

Private Party Unit Sales and Exchanges

On May 13, 2016, Xi Long purchased 4,618,421 Class D-1 preferred units from Mr. Hsieh, 2,565,789 Class D common units from Dr. Gao and 3,078,948 Class D common units from certain of Fulgent LLC’s other existing members, for an aggregate purchase price of approximately $12.0 million. In connection with such purchases, on May 17, 2016, Fulgent LLC redeemed all of the Class D-1 preferred units and Class D common units acquired by Xi Long from Fulgent LLC’s members in exchange for Fulgent LLC’s issuance to Xi Long of the same number of Fulgent LLC’s Class D-2 preferred units.

Investor’s Rights Agreement

On May 17, 2016, Fulgent LLC entered into the Investor’s Rights Agreement with Xi Long, which we will assume upon completion of the Reorganization. Following our assumption of the agreement, Xi Long will be entitled to rights with respect to the registration of the shares of our common stock that it will acquire upon completion of the Reorganization. For a description of these registration rights, see “Description of Capital Stock—Registration Rights.” In addition, the Investor’s Rights Agreement provides that, as long as Xi Long holds 10,000,000 units of Fulgent LLC or, following this offering, 10,000,000 shares of our common stock, we are required to provide Xi Long certain financial information at the end of each quarter, business plans upon their approval and certain additional information as it may request from time to time. However, we are not required to provide information that we deem in good faith to be a trade secret or similar confidential information, and provided further that we may require Xi Long to execute a confidentiality and nondisclosure agreement prior to disclosure of any such information.

Compensation of Vice President, Bioinformatics

Fulgent LLC’s Vice President, Bioinformatics, James Xie, is the brother of Ming Hsieh. In 2013, 2014 and 2015, Mr. Xie earned the following compensation for his services for Fulgent LLC:

Year	Salary ($)		Cash Bonus ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
2016 (through June 30, 2016)	90,000	(2)	—		—		3,000	(3)	93,000
2015	175,000		10,000	(4)	1,609,203	(5)	—		1,794,203
2014	30,000		—		—		—		30,000
2013	—		—		—		—		—

(1)	Amounts reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 on the basis of the fair market value of the awards on the respective grant dates. Assumptions used in the calculation of these amounts are included in note 9 to Fulgent LLC’s audited consolidated financial statements for the year ended December 31, 2015 included in this prospectus.
(2)	Mr. Xie’s annual base salary for 2016 is $180,000.
(3)	Amount consists of Fulgent LLC’s matching contributions under its 401(k) retirement savings plan.
(4)	Amount consists of Mr. Xie’s cash bonus earned for his services for Fulgent LLC in 2015, which amount was paid to Mr. Xie in 2016.
(5)	Reflects awards granted under the 2015 Plan on October 16, 2015 of (i) 5,000,000 Class D common units with a grant date fair value of $1,568,455, which will become shares of our common stock upon completion of the Reorganization, and (ii) 2,000,000 Class P common units with a grant date fair value of $40,748, which were redeemed by Fulgent LLC in connection with the Pharma Split-Off, discussed above under “Pharma Split-Off and Reorganization.”

Additionally, Mr. Xie is eligible to receive cash bonuses and equity awards on the same basis as our other similarly situated employees.

Pharma Split-Off

On April 4, 2016, we effected the Pharma Split-Off, pursuant to which Fulgent LLC separated the Pharma Business from the business described in this prospectus by redeeming each of its member’s Class P preferred and common units, distributing to each such member substantially identical units of Fulgent Pharma and causing Fulgent Pharma to assume all then-outstanding options to acquire Class P common units. See “Pharma Split-Off and Reorganization” for additional information. Following the Pharma Split-Off, Mr. Hsieh, the Manager and largest equity holder of Fulgent LLC and President and Chief Executive Officer of Fulgent Inc., remains the Manager and largest equity holder of Fulgent Pharma.

Prior to effecting the Pharma Split-Off, Mr. Hsieh contributed $15,500,000 to Fulgent LLC in a series of capital contributions. Mr. Hsieh’s capital contributions were allocated to the business described in this prospectus, which Fulgent LLC conducted directly, and to the Pharma Business. On May 19, 2016, Fulgent LLC, Fulgent Pharma and Mr. Hsieh entered into a contribution and allocation agreement pursuant to which the parties specified and agreed to the allocation of such capital contributions between Fulgent LLC and Fulgent Pharma in the following amounts: $4.6 million was allocated to Fulgent LLC and $10.9 million was allocated to Fulgent Pharma. The agreement also clarified that Mr. Hsieh’s contributions were properly characterized as capital contributions, rather than loans to Fulgent LLC and Fulgent Pharma, notwithstanding a series of promissory notes previously entered into by Mr. Hsieh and Fulgent LLC.

During 2013, 2014 and 2015, the Pharma Business incurred expenses from ANP Technologies, Inc., or ANP, totaling approximately $1.2 million, $1.0 million and $0.8 million, respectively, for services related to patented nanoencapsulation technology and other drug-related services in the oncology drug area, all of which relate to Fulgent LLC’s discontinued operations. Mr. Hsieh owns 20% of the outstanding capital stock of ANP. Additionally, prior to completion of the Reorganization, Dr. Ray Yin, the Chief Executive Officer of ANP, owned more than 5% of Fulgent LLC’s Class D common units, although, following completion of the Reorganization immediately prior to closing this offering, Dr. Yin will own less than 5% of our common stock (assuming that he does not purchase shares in this offering).

Fulgent Pharma is in the process of negotiating a lease agreement directly with the landlord for the space it uses in the facility at which our laboratory and corporate headquarters are located. Since the completion of the Pharma Split-Off and until such a lease agreement is finalized, Fulgent Pharma reimburses us for the portion of the rent we pay that is attributable to the space it uses, which totals approximately $1,000 per month.

Return of Capital Contribution

On August 12, 2016, pursuant to the terms of Fulgent LLC’s operating agreement, Fulgent LLC approved the distribution to Mr. Hsieh, as the sole holder of Class D-1 preferred units, of approximately $4.6 million as a return of Mr. Hsieh’s capital contributions to Fulgent LLC. This return of capital contribution will be paid to Mr. Hsieh before completion of this offering.

Reorganization

Prior to the issuance of shares of our common stock in this offering, we will complete the Reorganization, pursuant to which Fulgent LLC will become our wholly-owned subsidiary and the members of Fulgent LLC will become our stockholders. See “Pharma Split-Off and Reorganization” for additional information.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to              shares of common stock, or approximately     % of the shares offered by this prospectus, for purchase by our employees and directors and the business and personal associates of our management. Any directed shares purchased by our officers and directors will be subject to the 180-day lock-up restriction described under “Underwriting” below. Any other participants in the directed share program will not be subject to any lock-up arrangements with any underwriter with respect to the directed shares sold to them. The number of shares of common stock available for sale to the general public in the offering will be reduced by the number of shares sold pursuant to the directed share program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Limitations on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Additionally, our certificate of incorporation and bylaws require us to indemnify our directors and officers to the maximum extent permitted by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. These documents further provide that we shall pay expenses (including attorneys’ fees) incurred by an director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such director or officer may be entitled to indemnification in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

We have entered or will enter into separate indemnification agreements with each of our directors and officers prior to completion of this offering, which will provide such individuals with indemnification in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director and officer in any action or proceeding arising out of his or her service to us or any of our subsidiaries or any other company or enterprise to which the individual provides services at our request. Subject to certain limitations, these indemnification agreements also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

The limitation of liability and indemnification provisions in our certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We believe the provisions in our certificate of incorporation, bylaws and indemnification agreements discussed above are necessary to attract and retain qualified persons to serve as directors and officers of our company. We also intend to maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, in the opinion of the SEC, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, director nominees, officers or persons to be appointed as our executive officers as to which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Policies and Procedures for Related Party Transactions

Prior to completion of this offering, our board of directors plans to adopt a written related person transaction policy to establish policies and procedures for the review and approval or ratification of all related person transactions. Effective upon completion of this offering, this policy is expected to provide that our related persons, which consist of our executive officers, directors, director nominees, beneficial owners of more than 5% of our common stock and any immediate family member of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material transaction in which we are a participant without the prior review and approval of our audit committee, or a special committee composed solely of disinterested directors in the event it is inappropriate for our audit committee to review the transaction due to a conflict of interest, where a “material transaction” constitutes a transaction in which the amount involved exceeds or is expected to exceed $120,000 in any calendar year. In reviewing, considering and approving or rejecting any such material transaction, we expect that our related person transaction policy will require consideration of the facts and circumstances available and deemed relevant to our audit committee or special committee, including, among others, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Prior to completing this offering, we have not had a written policy for the review and approval of transactions with related persons and Fulgent LLC’s Manager, Mr. Hsieh, has historically reviewed and approved any transaction where a director or officer had a financial interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock at                     , 2016, after giving effect to the Reorganization, which will occur immediately prior to completion of this offering, for:

•	each of our directors and director nominees;

•	each of our executive officers and persons to be appointed as executive officers;

•	all of our current directors, director nominees, executive officers and persons to be appointed as executive officers as a group; and

•	each person, or group of affiliated persons, who beneficially owns more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other derivative securities held by that person that are currently exercisable or convertible or that will become exercisable or convertible within 60 days after                     , 2016, but we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. The information in the table below is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise indicated by the footnotes below, we believe, based on information furnished to us, that the persons named in the table below have sole voting and sole investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property or similar laws.

Applicable percentage ownership is based on              shares of common stock outstanding as of                     , 2016, after giving effect to the Reorganization, which will occur immediately prior to completion of this offering. For purposes of the table below, we have assumed that we will issue and sell              shares of our common stock in this offering. The table below excludes any shares of common stock that may be purchased in this offering pursuant to the directed share program or otherwise.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Fulgent Genetics, Inc., 4978 Santa Anita Avenue, Temple City, California 91780.

	Beneficial Ownership After Giving Effect to the Reorganization and Prior to this Offering		Beneficial Ownership After Giving Effect to the Reorganization and After this Offering
Name of Beneficial Owner	Number	Percent	Number	Percent
Directors, Director Nominees, Executive Officers and Persons to be Appointed as Executive Officers:
Ming Hsieh(1)
John Bolger	—	—	—	—
James J. Mulé	—	—	—	—
Yun Yen(2)
Paul Kim(3)
Hanlin Gao(4)
All directors, director nominees, executive officers and persons to be appointed as executive officers as a group (six persons)

Other 5% Stockholders:
Xi Long(5)

*	Represents beneficial ownership of less than 1%.

(1)	Consists of shares of our common stock to be issued at the effective time of the Reorganization upon the cancellation of (i) 41,381,579 Class D-1 preferred units of Fulgent LLC held of record by Mr. Hsieh and (ii) 10,000,000 Class D-1 preferred units of Fulgent LLC held of record by the Ming Hsieh Annuity Trust, over which Mr. Hsieh possesses sole voting and dispositive power as the sole trustee.
(2)	Consists of shares of our common stock to be issued at the effective time of the Reorganization upon the cancellation of 4,000,000 common units of Fulgent LLC held of record by Dr. Yen.
(3)	Consists of shares of our common stock to be issued at the effective time of the Reorganization upon the cancellation of 2,500,000 common units of Fulgent LLC held of record by Mr. Kim.
(4)	Consists of shares of our common stock to be issued at the effective time of the Reorganization upon the cancellation of 13,434,211 common units of Fulgent LLC held of record by Dr. Gao.
(5)	Consists of shares of our common stock to be issued at the effective time of the Reorganization upon the cancellation of 15,394,737 Class D-2 preferred units of Fulgent LLC held of record by Xi Long. The address for Xi Long is 6 Xinrui Road, Science City, Luogang District, Guangzhou City, Guangdong Province, People’s Republic of China 510663.

DESCRIPTION OF CAPITAL STOCK

The description below of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the full text of the certificate of incorporation and the bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by applicable provisions of Delaware law. The following description gives effect to changes to our capital structure that will occur prior to completion of this offering in connection with the Reorganization. See “Pharma Split-Off and Reorganization” for additional information. As used in the following description, “we,” “us,” “our” and “our company” refers only to Fulgent Inc. and not to its subsidiary.

General

Upon completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock will be undesignated, the rights, preferences, privileges and restrictions of which may be designated from time to time by our board of directors.

Common Stock

Upon completion of this offering, we will have a total of              shares of our common stock outstanding, based on              shares of our common stock issued and outstanding as of June 30, 2016, after giving effect to the exchange of all outstanding units of Fulgent LLC on such date for              shares of our common stock in the Reorganization immediately prior to completion of this offering. The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares of common stock to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors may fix the rights, preferences, privileges and restrictions of our authorized shares of preferred stock in one or more series and authorize their issuance without the approval of our stockholders. These rights, preferences, privileges and restrictions could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. Upon completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Options and Other Equity Awards

Upon completion of the Reorganization, all outstanding options to acquire common units of Fulgent LLC will become options to acquire up to an aggregate of              shares of our common stock, all restricted share

units of Fulgent LLC will become restricted stock units relating to              shares of our common stock and all outstanding common units of Fulgent LLC that constitute profits interests will become          shares of our common stock. See “Executive Compensation—Equity Incentive Plans” for additional information.

Registration Rights

After this offering, Xi Long will be entitled to certain rights with respect to registration under the Securities Act of the shares of our common stock that it will acquire upon completion of the Reorganization. For purposes of the below description, we refer to these shares as “registrable securities.” With respect to these registrable securities, Xi Long possesses registration rights pursuant to the terms of the Investor’s Rights Agreement, which we will assume from Fulgent LLC in connection with the Reorganization.

The registration of shares of our common stock pursuant to the exercise of registration rights would enable a holder of such rights to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. Pursuant to the terms of the Investor’s Rights Agreement, we are generally required to pay the registration expenses, other than underwriting discounts and selling commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below. Under the Investor’s Rights Agreement, we have agreed to indemnify a holder of registrable securities, any underwriter for such a holder and any person, if any, who controls such a holder (within the meaning of the Securities Act or the Exchange Act) against any losses, claims or damages resulting from violation of securities laws and regulations and from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which we sell shares of our common stock, unless such liability arose from reliance on written information furnished by the holder for use in connection the registration of shares, and each holder has agreed to indemnify us against all losses caused by its misstatements or omissions to the extent such losses result from our reliance on written information furnished by the holder for use in connection the registration of shares.

Generally, in an underwritten offering, the underwriter or underwriters, if any, has the right, subject to specified conditions, to limit the number of shares the holders of registrable securities may include in the offering. The demand, piggyback and Form S-3 registration rights described below will expire three years after the completion of this offering, or, with respect to any particular holder, at such earlier time that the holder can sell its shares under Rule 144 under the Securities Act, or Rule 144, during any three-month period.

Demand Registration Rights

On or after May 17, 2019, upon the written request of a holder or holders of a majority of the registrable securities then outstanding that we file a registration statement under the Securities Act covering registrable securities with an anticipated aggregate price to the public of at least $35 million, we will be obligated to give written notice to all holders of registrable securities of such request within 20 days of our receipt of such notice. We will then be obligated to use our best efforts to register the sale of all registrable securities that the holder or holders of registrable securities request in writing to be registered within 20 days after our mailing of a notice to all such holders. We are required to file no more than one registration statement that is declared or ordered effective by the SEC upon exercise of these rights. We may delay the filing of a registration statement for up to 120 days twice in a 12-month period if, in the good faith judgment of our board of directors, such registration would be detrimental to us and our stockholders, and we are not required to file a registration statement during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a registration initiated by us.

Piggyback Registration Rights

If we register any of our securities in connection with a public offering, we would be required to use our best efforts to register all registrable securities that the holders of such registrable securities request in writing be registered within 20 days after our mailing of a notice to all holders of the proposed registration. However, this right does not apply to this offering or to a registration relating to any of our equity incentive plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, a registration on any registration statement form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities or a registration in which the only shares of common stock being registered are shares issuable upon conversion of debt securities that are also being registered.

Form S-3 Registration Rights

Upon the written request of a holder or holders of at least 50% of the registrable securities then outstanding that we file a registration statement on Form S-3 covering registrable securities with an anticipated aggregate price to the public of at least $5 million (net of any underwriters’ discounts or commissions), and provided we are then eligible to file a registration statement on Form S-3, we will be obligated to use our best efforts to register the sale of all registrable securities that such holder or holders request in writing to be registered within 15 days after our mailing of a notice to all holders of such registration on Form S-3. We are required to file no more than two registration statements on Form S-3 per 12-month period upon exercise of these rights. We may delay the filing of a registration statement for up to 120 days if, in the good faith judgment of our board of directors, such registration would be detrimental to us and our stockholders.

Anti-Takeover Provisions

Certain provisions of Delaware law, our certificate of incorporation and/or our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, as described below.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include a number of provisions that may discourage or delay attempts to take over our company or effect change to our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. We believe the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals.

No Cumulative Voting Rights

Because our certificate of incorporation does not provide for cumulative voting rights, stockholders holding a majority of our outstanding voting power will be able to elect all of our directors.

Removal of Directors; Number of Directors; Vacancies

Our bylaws provide that directors may be removed by our stockholders upon the vote of a majority of our outstanding common stock, voting together as a single class, and subject to any rights of holders of any series of preferred stock that we may issue in the future, and that any such removal may be made with or without cause. Further, subject to any rights of holders of any series of preferred stock that we may issue in the future, the authorized number of directors may be changed only by the board of directors. Vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board of directors, only be filled by a majority vote of the directors then serving on the board of directors, even though less than a quorum. These provisions will make it difficult for stockholders to remove directors and will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Stockholder Actions; Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders, thereby eliminating the right of stockholders to act by written consent without a meeting. Our bylaws also provide that special meetings of stockholders may only be called by the Chairman of our board of directors, our President or our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures that must be followed by stockholders seeking to bring business before an annual meeting of our stockholders or to nominate candidates for election as directors at any meeting of our stockholders, which will require any such notice to be delivered to us at a specified time and in a specified form and contain certain specified information. These provisions may preclude our stockholders from bringing matters before our meetings of stockholders or from making nominations for directors at our meetings of stockholders if they do not comply with these requirements.

Issuance of Undesignated Preferred Stock

Our board of directors has the authority, without further action by the holders of our common stock, to issue up to 1,000,000 shares of undesignated preferred stock with rights, preferences, privileges and restrictions, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty claim; any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Listing

We have applied to list our common stock on the NASDAQ Global Market under the trading symbol “FLGT”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is              . The transfer agent’s address is              and its telephone number is              .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market following this offering, or the perception that such sales could occur, could cause the prevailing market price for our common stock to fall and impair our ability to raise capital in the future through the sale of our equity securities.

Upon completion of this offering, we will have a total of          shares of our common stock outstanding, based on          shares of our common stock issued and outstanding as of June 30, 2016, after giving effect to the exchange of all outstanding units of Fulgent LLC on such date for              shares of our common stock in the Reorganization immediately prior to completion of this offering. Of these outstanding shares, all of the          shares of common stock sold in this offering, plus any shares of common stock sold pursuant to the underwriters’ option to purchase additional shares, will be immediately freely tradable without restriction in the public market, except for any such shares that may be held or acquired by our “affiliates,” as that term is defined in Rule 144, which will be restricted securities under the Securities Act, or by our directors and executive officers through the directed share program.

The remaining outstanding shares of our common stock will be “restricted securities,” as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, or Rule 701, which are summarized below. As a result, subject to the lock-up agreements described below and the provisions of Rule 144 or Rule 701, shares of our common stock that will be deemed restricted securities after this offering will be available for sale in the public market as follows:

•	no shares will be available for sale until 180 days after the date of this prospectus, subject to certain limited exceptions provided for in the lock-up agreements; and

•	beginning 181 days after the date of this prospectus, shares of our common stock will become eligible for sale in the public market, of which shares are expected to be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements

All of our directors and officers and all of our security holders prior to this offering (consisting of holders of equity securities of Fulgent LLC prior to the Reorganization) are subject to lock-up agreements that, subject to limited exceptions, prohibit them from offering for sale, selling, contracting to sell, pledging or otherwise disposing of any shares of our common stock, options or other rights to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of 180 days following the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC and Piper Jaffray & Co. See “Underwriting” for additional information.

Registration Rights

We have granted demand, piggyback and Form S-3 registration rights to Xi Long for the resale of shares of our common stock that it will acquire upon completion of the Reorganization. Registration of the resale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates. See “Description of Capital Stock—Registration Rights” for additional information.

Rule 144

In general, beginning 90 days after the date of this prospectus, a person who is not our affiliate for purposes of Rule 144 at any time during the 90 days preceding a sale will generally be entitled to sell any shares of our common stock that the person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to our compliance with the public information requirements of Rule 144. In addition, such a person would be entitled to sell any shares of our common stock that the person has beneficially owned for at least one year, including the holding period of any prior owner other than one of our affiliates, without complying with any of the requirements of Rule 144.

Additionally, in general, beginning 90 days after the date of this prospectus, a person who is our affiliate for purposes of Rule 144, or a person selling shares on behalf of an affiliate, and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after completion of this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by an affiliate or a person selling shares on behalf of an affiliate are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without needing to comply with the public information, holding period, volume limitation or notice requirements of Rule 144. Rule 701 also permits a person who is an affiliate of our company to sell shares acquired pursuant to Rule 701 in reliance upon Rule 144, but without needing to comply with the holding period requirements of Rule 144. All holders of shares acquired pursuant to Rule 701, however, are required by the rule to wait until 90 days after the date of this prospectus before selling these shares pursuant to Rule 701.

Options

We intend to file one or more registration statements on Form S-8 to register under the Securities Act all of the shares of our common stock subject to outstanding options granted under the 2016 Plan in replacement of the options originally granted under the 2015 Plan and to be canceled upon completion of the Reorganization, as well as all of the additional shares of our common stock to be reserved for issuance under the 2016 Plan. These registration statements will become effective immediately upon filing and shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described above and Rule 144 limitations applicable to affiliates. As of                     , 2016, after giving effect to the Reorganization,          shares of our common stock were subject to outstanding options, and          of such shares were vested.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, or Treasury Regulations, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. The IRS or a court may take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, among other things:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON

STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described under “Dividend Policy” above, we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above.

To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a “United States real property interest,” or USRPI, because we are or have been a “United States real property holding corporation,” or USRPHC, within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Piper Jaffray & Co. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Piper Jaffray & Co.
Raymond James & Associates, Inc.
BTIG, LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

At our request, the underwriters have reserved for sale at the initial public offering price up to          shares of common stock, or approximately     % of the shares offered by this prospectus, for purchase by our employees and directors and the business and personal associates of our management. Any directed shares purchased by our officers and directors will be subject to the 180-day lock-up restriction described below. Any other participants in the directed share program will not be subject to any lock-up arrangements with any underwriter with respect to the directed shares sold to them. The number of shares of common stock available for sale to the general public in the offering will be reduced by the number of shares sold pursuant to the directed share program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to          additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock in this offering.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as receipt by the underwriters of officer’s certificates and legal opinions. The offering of the shares by the underwriters is also subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $         per share. The underwriters and selling group members may allow a discount of $         per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions payable by us	$	$	$	$
Expenses payable by us	$	$	$	$

We estimate that our out-of-pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $         million. We have agreed to reimburse the underwriters for expenses of up to $         related to clearance of this offering with the Financial Industry Regulatory Authority, Inc., or FINRA.

We and Fulgent LLC have agreed that neither we nor Fulgent LLC will offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Piper Jaffray & Co. for a period of 180 days after the date of this prospectus. The restrictions described in this paragraph do not apply to:

(a)	the issuance of shares in connection with the Reorganization;

(b)	grants of employee stock options or other equity-based awards pursuant to the terms of our equity inventive plans;

(c)	issuances of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the exercise of such options or other equity-based awards;

(d)	issuances of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options; or

(e)	issuances of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock under certain other circumstances as set forth in the underwriting agreement;

provided that, in the case of clauses (a), (c) and (d), the recipients of such shares of our common stock or securities agree to be bound by a lock-up agreement in the form executed by our directors, officers and existing security holders, and directors, officers and existing security holders of Fulgent LLC.

Our officers and directors and all of our existing security holders, and officers, directors and all existing security holders of Fulgent LLC, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including any membership or equity interests in Fulgent LLC, including interests subject to profits interest thresholds), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Piper Jaffray & Co. for a period of 180 days after the date of this prospectus. The restrictions described in this paragraph do not apply to:

(a)	the transfer, exchange or conversion of interests in Fulgent LLC for shares of our common stock in connection with the Reorganization; provided that any such shares issued upon such transfer, exchange or conversion shall be shares subject to the foregoing restrictions set forth in the lock-up agreement;

(b)	transactions relating to shares of our common stock acquired in the open market on or after the date of this prospectus; provided that no filing by the transferor under the Exchange Act shall be required or shall be voluntarily made in connection with such open market transactions (other than a filing on a Form 5 made after the expiration of the lock-up period);

(c)	the transfer of shares of our common stock or interests in Fulgent LLC (i) to a family member or to a trust formed for the benefit of the lock-up signatory or a family member thereof, (ii) by a bona fide gift, will or intestacy, (iii) if the lock-up signatory is a corporation, partnership, limited liability company, investment fund or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the lock-up signatory, (B) to investment funds under common management with the lock-up signatory or the limited partners, general partners or other principals of such funds or the lock-up signatory or (C) as part of a disposition, transfer or distribution by the lock-up signatory to its equity holders or (iv) if the lock-up signatory is a trust, to a trustor or beneficiary of the trust; provided that in the case of any transfer or distribution pursuant to this clause, each donee, transferee or distributee agrees in writing with Credit Suisse Securities (USA) LLC and Piper Jaffray & Co. to be bound by the terms of such lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the lock-up period); provided further that any transfer pursuant to this clause shall not involve a disposition of value;

(d)	the receipt by the lock-up signatory from us of shares of common stock upon the vesting of securities convertible into or exchangeable for shares of our common stock (including, without limitation, interests in Fulgent LLC) or upon the exercise of options to purchase shares of our common stock, in each case in accordance with their terms pursuant to an employee benefit plan, award or option disclosed in this prospectus, provided that any such shares issued upon such vesting or upon exercise of such option shall be subject to the restrictions set forth in the lock-up agreement;

(e)	the transfer of shares of our common stock to us upon a vesting event of securities convertible into or exchangeable for shares of our common stock (including, without limitation, interests in Fulgent LLC) or upon the exercise of options to purchase shares of our common stock, in each case in accordance with their terms pursuant to an employee benefit plan, award or option disclosed in this prospectus, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the lock-up signatory in connection with such vesting or exercise; provided that no filing under the Exchange Act or other public announcement shall be required or shall be voluntarily made during the lock-up period;

(f)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act during the lock-up period; provided that no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans or other transfers or disposals of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, interests in Fulgent LLC) may be effected pursuant to such plan during the lock-up period; provided further that no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the lock-up signatory or us during the lock-up period;

(g)	the transfer of shares of our common stock or other securities convertible into or exchangeable for shares of our common stock (including, without limitation, interests in Fulgent LLC) pursuant to a qualified domestic order or in connection with a divorce settlement; provided that the transferee shall sign and deliver to Credit Suisse Securities (USA) LLC and Piper Jaffray & Co. a lock-up letter substantially in the form of the lock-up agreement prior to such transfer; provided further that if the lock-up signatory is required to file a report under the Exchange Act, the lock-up signatory shall include a statement in such report to the effect that such transfer was made pursuant to a qualified domestic order or divorce settlement; or

(h)	the transfer of shares of our common stock or other securities convertible into or exchangeable for shares of our common stock (including, without limitation, interests in Fulgent LLC) pursuant to a change of control of us after the date of this prospectus that has been approved by the independent members of our board of directors, provided that in the event that the change of control is not completed, the shares of common stock owned by the lock-up signatory shall remain subject to the restrictions contained in the lock-up agreement.

We have applied to list the shares of common stock on the NASDAQ Global Market under the symbol “FLGT”.

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations among us and the representatives and will not necessarily reflect the market price of the common stock following this offering. The principal factors that were considered in determining the initial public offering price included:

•	the information presented in this prospectus and otherwise available to the underwriters;

•	the history of, and prospects for, the industry in which we compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and results of operations and our current financial condition;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure you that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after this offering.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Selling Restrictions

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor us nor the securities have been or will be filed with or approved by any Swiss regulatory authority. The securities are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority, or FINMA, and investors in the securities will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a “Relevant Member State,” each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21 of the FSMA does not apply to us; and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary securities may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

(a)	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA;

(b)	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, San Diego, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements of Fulgent Therapeutics LLC as of December 31, 2015 and 2014 and for each of the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet as of May 13, 2016 (date of formation) of Fulgent Genetics, Inc. included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and our common stock, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not complete, and in each instance the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We currently do not file periodic reports with the SEC. Upon completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy this information, as well as the registration statement and the exhibits filed with the registration statement, at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the website is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Fulgent Genetics, Inc.

Temple City, California

We have audited the accompanying balance sheet of Fulgent Genetics, Inc. (formerly Fulgent Diagnostics, Inc.), a Delaware corporation (the “Company”), as of May 13, 2016 (date of formation). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of May 13, 2016 (date of formation), in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 9, 2016

FULGENT GENETICS, INC.

Balance Sheet

(in thousands, except par value data and as noted)

May 13, 2016 (Date of Formation)
Assets
Cash	$—

Total assets	$—

Total liabilities	$—

Commitments and contingencies	$—
Stockholders’ equity
Common stock, $0.0001 par value per share, 200,000 shares authorized, 1 share* issued and outstanding as of May 13, 2016	—
Preferred stock, $0.0001 par value per share, 1,000 shares authorized, 0 shares issued and outstanding as of May 13, 2016	—

Total stockholders’ equity	$—

Total liabilities and stockholders’ equity	$—

*	Share amount not in thousands

The accompanying notes are an integral part of this balance sheet.

FULGENT GENETICS, INC.

Notes to the Balance Sheet

May 13, 2016 (Date of Formation)

Note 1—Reorganization

Fulgent Genetics, Inc. (formerly Fulgent Diagnostics, Inc.), a Delaware corporation (the “Company”), was incorporated on May 13, 2016 solely for the purpose of effecting an initial public offering. Dollar and share amounts, except per share dollar amounts, are reported in thousands unless otherwise noted. Prior to completion of and as a condition to closing its initial public offering, the Company will enter into an agreement and plan of merger with a wholly owned subsidiary of the Company to be formed for the sole purpose of such merger (“Merger Sub”), and Fulgent Therapeutics LLC, a California limited liability company (“Fulgent LLC”), pursuant to which (i) Merger Sub will merge with and into Fulgent LLC, with Fulgent LLC surviving the merger as the wholly owned subsidiary of the Company, (ii) each outstanding unit of Fulgent LLC will be cancelled in exchange for a to-be-determined number of shares of the common stock of the Company, and (iii) all outstanding options to acquire common units of Fulgent LLC will become equivalent options to acquire shares of the common stock of the Company and all outstanding common units that constitute “profits interests,” a type of equity award containing a participation threshold that entitles the recipient of the award to participate in the value of Fulgent LLC only to the extent it appreciates from and after the grant date of the award, will become shares of the common stock of the Company (the “Reorganization”). Following the Reorganization and at the time of the closing of its initial public offering, the Company will continue to exist as a holding company with no material assets other than 100% of the equity interests in Fulgent LLC, and the Company will consolidate the financial results of Fulgent LLC and the historical financial statements of Fulgent LLC will be the financial statements of the Company.

The Company has authorized capital stock consisting of 200,000 shares of common stock, $0.0001 par value per share, and 1,000 shares of “blank check” preferred stock, $0.0001 par value per share. On May 13, 2016, Ming Hsieh purchased one share of the Company’s common stock in exchange for cash, which was the only share of the Company outstanding as of May 13, 2016, and which share will be cancelled in connection with the closing of the Reorganization and prior to the closing of the Company’s initial public offering. As of June 9, 2016, no shares of the Company’s preferred stock were outstanding. Upon completion of the Company’s initial public offering, no shares of the Company’s preferred stock will be outstanding, and the Company has no present plans to issue any shares of preferred stock.

Note 2—Basis of Presentation

The accompanying balance sheet was prepared in conformity with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, stockholder’s equity and cash flows have not been presented because this entity has conducted no activities other than activities incidental to its formation and preparation for its initial public offering.

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through June 9, 2016, the date the balance sheet as of May 13, 2016 was issued and updated its evaluation through August 17, 2016, the date the balance sheet was reissued.

On August 2, 2016, pursuant to the approval of the board of directors of the Company, the Company changed its name from Fulgent Diagnostics, Inc. to Fulgent Genetics, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Fulgent Therapeutics LLC

Temple City, California

We have audited the accompanying consolidated balance sheets of Fulgent Therapeutics LLC and subsidiary (the “Company”) as of December 31, 2014 and 2015, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fulgent Therapeutics LLC and subsidiary as of December 31, 2014 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 9, 2016

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FULGENT THERAPEUTICS LLC

Consolidated Balance Sheets

(in thousands, except as noted)

	December 31,
	2014	2015
Assets
Current assets
Cash	$172	$489
Trade accounts receivable, net	387	2,118
Other current assets	151	314
Current assets of discontinued operations	—	9

Total current assets	710	2,930

Fixed assets, net	978	2,469
Non-current assets of discontinued operations	432	433

	1,410	2,902

Total assets	$2,120	$5,832

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$165	$314
Accrued liabilities	137	199
Current liabilities of discontinued operations	134	173

Total current liabilities	436	686

Total liabilities	436	686

Commitments and contingencies (Note 8)
Members’ equity
Class A units—510 units* authorized and issued at December 31, 2014; no units authorized issued, or outstanding at December 31, 2015	12,000	—
Class B units—1,000 units* authorized and 490 issued at December 31, 2014; no units authorized issued, or outstanding at December 31, 2015	—	—
Class D preferred units—no units authorized, issued or outstanding at December 31, 2014; 56,000 units authorized, issued and outstanding at December 31, 2015	—	35,280
Class P preferred units—no units authorized, issued or outstanding at December 31, 2014; 51,000 units authorized, issued and outstanding at December 31, 2015	—	10,710
Class D common units—no units authorized, issued or outstanding at December 31, 2014; 44,000 units authorized and 34,000 issued and outstanding at December 31, 2015	—	10,636
Class P common units—no units authorized, issued or outstanding at December 31, 2014; 49,000 units authorized and 45,000 issued and outstanding at December 31, 2015	—	1,680
Accumulated deficit	(10,316)	(53,160)

Total members’ equity	1,684	5,146

Total liabilities and members’ equity	$2,120	$5,832

*	Unit amounts not in thousands

The accompanying notes are an integral part of these consolidated financial statements.

FULGENT THERAPEUTICS LLC

Consolidated Statements of Operations

(in thousands, except per unit and per share data)

	Year Ended December 31,
	2014	2015
Revenue	$1,278	$9,576
Cost of revenue	936	5,069

Gross profit	342	4,507
Operating expenses:
Research and development	521	4,431
Selling and marketing	581	2,670
General and administrative	230	2,418

Total operating expenses	1,332	9,519

Operating income (loss)	(990)	(5,012)

Interest and other income (expense)	—	27
Income (loss) before income taxes	(990)	(4,985)
Provision for income taxes	—	—

Income (loss) from continuing operations	(990)	(4,985)

Income (loss) from discontinued operations	(3,293)	(3,329)

Net income (loss)	$(4,283)	$(8,314)

Basic and diluted income (loss) per common unit:
Continuing operations—Class D common units—Profits interests*		$(0.21)

Continuing operations:
Weighted-average Class D common units—Profits interests—outstanding—basic and diluted		34,000

Pro forma loss attributable to common stockholders (unaudited):
Pro forma loss per share attributable to common stockholders (unaudited):
Basic and diluted
Shares used in computing pro forma loss per unit attributable to common stockholders (unaudited):
Basic and diluted

*	Loss of $7,239 calculated prospectively from the date the Class D common units subject to profits interest thresholds were issued in the Recapitalization.

The accompanying notes are an integral part of these consolidated financial statements.

FULGENT THERAPEUTICS LLC

Consolidated Statement of Members’ Equity

(in thousands, except as noted)

	Class A Preferred		Class B Common		Class D				Class P				Accumulated Deficit	Total Members’ Equity
					Preferred		Common		Preferred		Common
	Units*	Amount	Units*	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2013	510	$8,000	490	$—		$—		$—		$—		$—	$(6,033)	$1,967

Capital contribution		4,000												4,000
Net loss													(4,283)	(4,283)

Balance at December 31, 2014	510	$12,000	490	$—	—	$—	—	$—	—	$—	—	$—	$(10,316)	$1,684

Capital contribution		3,500												3,500
Recapitalization and deemed distribution	(510)	(15,500)	(490)		56,000	35,280	8,000	2,480	51,000	10,710	39,000	1,560	(34,530)	—
Equity-based compensation							26,000	8,156			6,000	120		8,276
Net loss													(8,314)	(8,314)

Balance at December 31, 2015	—	$—	—	$—	56,000	$35,280	34,000	$10,636	51,000	$10,710	45,000	$1,680	$(53,160)	$5,146

*	Such amounts not in thousands

The accompanying notes are an integral part of these consolidated financial statements.

FULGENT THERAPEUTICS LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2014	2015
Cash flow from operating activities:
Net loss	$(4,283)	$(8,314)
Loss from discontinued operations	(3,293)	(3,329)

Loss from continuing operations	(990)	(4,985)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation	—	8,156
Depreciation and amortization	196	575
Gain on disposal of fixed assets	—	(20)
Provision for bad debt	33	48
Changes in operating assets and liabilities:
Increase in accounts receivable	(416)	(1,779)
Increase in other current assets	(138)	(163)
Increase in accounts payable	150	132
Increase in accrued liabilities	81	62

Cash provided by (used in) continuing operations	(1,084)	2,026
Cash used in discontinued operations	(3,313)	(2,995)

Net cash used in operating activities	(4,397)	(969)

Cash flow from investing activities:
Proceeds from disposal of fixed assets	—	70
Purchases of fixed assets	(731)	(2,100)

Cash used in continuing operations	(731)	(2,030)
Cash used in discontinued operations	(49)	(175)

Net cash used in investing activities	(780)	(2,205)

Cash flow from financing activities:
Capital contributions	4,000	3,500

Net cash provided by financing activities	4,000	3,500

Net increase (decrease) in cash	(1,177)	326

Cash balance at beginning of period	1,349	172
Cash balance at end of period (including $0 and $9 at December 31, 2014 and 2015, respectively, from discontinued operations)	$172	$498

Supplemental cash flow information:
Fixed assets included in accounts payable	$—	$17

Recapitalization	$—	$34,530

The accompanying notes are an integral part of these consolidated financial statements.

FULGENT THERAPEUTICS LLC

Notes to the Consolidated Financial Statements

Note 1—Basis of Presentation

Fulgent Therapeutics LLC was initially formed in June 2011 as a California corporation and converted to a California limited liability company in September 2012. The term the “Company” refers to Fulgent Therapeutics LLC and its former subsidiary unless otherwise noted or the context otherwise requires. The Company’s authorized, issued and outstanding equity interests are referred to as “shares” in its operating agreement, as amended from time to time (the “Operating Agreement”), but are referred to as “units” herein. The Company is managed by its Manager, Ming Hsieh, who is also the Company’s controlling equity holder. Dollar and unit amounts, except per unit dollar amounts, are reported in thousands unless otherwise noted.

The Company is a rapidly growing technology company with an initial focus on offering comprehensive genetic testing to provide physicians with clinically actionable diagnostic information they can use to improve the overall quality of patient care (the “Diagnostics business”). The Company has developed a proprietary technology platform that allows it to offer a broad and flexible test menu while maintaining accessible pricing, high accuracy and competitive turnaround times. The Company’s current test menu offers single-gene tests and various pre-established, multi-gene, disease-specific panels that collectively test for many genetic conditions, including various cancers, cardiovascular diseases and neurological disorders. The Company’s existing customer base consists primarily of hospitals and medical institutions, which are frequent and high-volume users of genetic tests.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and accounts are eliminated in consolidation.

On April 4, 2016, the Company completed the split-off of its former pharmaceutical business (the “Pharma business”) by distributing 100% of the outstanding units of its then subsidiary, Fulgent Pharma LLC (“Fulgent Pharma”), to holders of its Class P preferred and common units. The split-off of the Pharma business is presented as discontinued operations in the accompanying consolidated financial statements for all periods presented. Significant asset and liability categories of the Pharma business are disclosed on the accompanying consolidated balance sheet. Significant assets and liabilities of the discontinued operations consist of fixed assets and accounts payable.

The major components of statements of operations data comprising the loss on discontinued operations are as follows:

	Year Ended December 31
	2014	2015
Operating expenses:
Research and development	$3,013	$2,217
General and administrative	$280	$1,112

Total operating expenses	$3,293	$3,329

Operating loss	$(3,293)	$(3,329)

Net loss	$(3,293)	$(3,329)

Basic and diluted loss per unit of discontinued operations
Per Class P common unit—profits interests*		$(0.15)

Weighted-average Class P common units—profits interests—outstanding		5,796

*	Loss of $896 calculated prospectively from the date the Class P common units subject to profits interest thresholds were issued in the Recapitalization.

Note 2—Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

On an on-going basis, management evaluates its estimates, primarily those related to: (i) revenue recognition criteria, (ii) accounts receivable and allowances for doubtful accounts, (iii) the useful lives of fixed assets, (iv) the valuation of common and preferred units and (v) assumptions used in the Black-Scholes option-pricing model to determine the fair value of options and profits interest awards. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or circumstances. Significant estimates relied upon in preparing these consolidated financial statements include revenue recognition, the determination of the fair value of equity-based awards, equity-based compensation expense and liabilities.

Unaudited Pro Forma Loss per Share

Pro forma basic and diluted loss per share was computed giving effect to the conversion of all Class D units, at a ratio of             , into shares of the common stock of Fulgent Genetics, Inc. (“Fulgent Inc.”) upon completion of a merger pursuant to which a wholly owned subsidiary of Fulgent Inc. will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Fulgent Inc. (the “Reorganization”), which will be completed immediately prior to closing Fulgent Inc.’s initial public offering, as though such conversion had occurred as of January 1, 2015 or the original date of issuance, if later.

Pro Forma Tax Effect of the Reorganization

The pro forma effects for conversion of the Company from a pass-through entity to a taxable entity for tax purposes in the Reorganization was not presented due to the Company’s net loss position. The resulting provision or benefit would be nominal after consideration of the required valuation allowance.

Concentrations of Credit Risk and Suppliers

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash held by financial institutions in the United States. Such deposits may at times exceed federally insured limits.

The Company relies on a limited number of suppliers and, in some cases, sole suppliers, for some of its laboratory instruments and materials and it may not be able to find replacements or immediately transition to alternative suppliers if necessary. The Company uses a single supplier for certain laboratory substances used in the chemical reactions incorporated into its processes, referred to as reagents, as well as for sequencers and various other equipment and materials that it uses in its laboratory operations. The Company’s laboratory operations would be interrupted if it encounters delays or difficulties in securing these reagents, sequencers or other equipment or materials or if it needs a substitute or replacement for any of its suppliers and is not able to locate and make arrangements with an acceptable substitute or replacement. The Company believes there are only a few other manufacturers that are currently capable of supplying and servicing the equipment necessary for its laboratory operations, including sequencers and various associated reagents.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash, accounts receivable and accounts payable. The carrying amounts of these financial instruments approximate fair value due to their short maturities.

Cash

Cash consists primarily of amounts held at depository institutions as demand deposits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount the Company expects to collect. The Company performs credit evaluations of its customers and generally does not require collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information that assists in management’s evaluation. The Company writes off accounts receivable following a review by management and determination that the receivable is uncollectible. At December 31, 2014 and 2015, accounts receivable is net of an allowance for doubtful accounts of $27 and $75, respectively.

A roll-forward of the activity in the Company’s allowance for doubtful accounts is presented below:

	December 31,
	2014	2015
Allowance for doubtful accounts at beginning of year	$—	$27
Bad debt expense	33	48
Deductions	(6)	—

Allowance for doubtful accounts at end of year	$27	$75

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset, generally between three and five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the lease. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in the statement of operations in the period realized.

Software for Internal Use

The Company capitalizes certain costs incurred to purchase computer software for internal use. These costs include purchased software packages for Company use. Capitalized computer software costs are amortized over the estimated useful life of the computer software, which is generally three years. Internally developed software costs are capitalized after management has committed to funding the project, it is probable that the project will be completed and the software will be used for its intended function. Costs that do not meet that criteria and costs incurred on projects in the preliminary and post-implementation phases are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their expected undiscounted future cash flows. If the undiscounted cash flows are insufficient to recover the carrying value, an impairment loss is recorded for the difference between the carrying value and fair value of the asset.

Revenue Recognition

The Company generates revenue from sales of its genetic tests. The Company currently receives payments from: hospitals and medical institutions with which it has direct-bill relationships; research institutions; individual patients and commercial third-party payors.

The Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the fee is fixed or determinable and (iv) collectability is reasonably assured. Criterion (i) is satisfied when the Company has an arrangement or contract in place. Criterion (ii) is satisfied when the Company delivers a report to the ordering physician or test results to the research institution. Determination of criteria (iii) and (iv) are based on management’s judgments regarding whether the fee is fixed or determinable, and whether the collectability of the fee is reasonably assured. The Company recognizes revenue on a cash basis when it cannot conclude that either criterion (iii) or (iv) has been met.

The Company’s test results are delivered electronically, and as such there are no shipping and handling fees incurred by it or billed to customers. The Company’s sales are exempt from state sales taxation due to the nature of the results delivered. As a result, the Company does not charge customers state sales tax.

Overhead Expenses

The Company allocates overhead expenses, such as rent and utilities, to cost of revenue and operating expense categories based on headcount. As a result, an overhead expense allocation is reflected in cost of revenue and each operating expense category.

Cost of Revenue

Cost of revenue reflects the aggregate costs incurred in delivering test results and consists of: personnel costs, including salaries, employee benefit costs, bonuses and equity-based compensation expenses; costs of laboratory supplies; depreciation of laboratory equipment; amortization of leasehold improvements and allocated overhead. Costs associated with performing tests are recorded as tests are processed.

Research and Development Expenses

Research and development expenses represent costs incurred to develop the Company’s technology and future tests. These costs consist of: personnel costs, including salaries, employee benefit costs, bonuses and equity-based compensation expenses; laboratory supplies; consulting costs and allocated overhead. The Company expenses all research and development costs in the periods in which they are incurred.

Selling and Marketing Expenses

Selling and marketing expenses consist of: personnel costs, including salaries, employee benefit costs, bonuses and equity-based compensation expenses; customer service expenses; direct marketing expenses; educational and promotional expenses; market research and analysis and allocated overhead. The Company expenses all selling and marketing costs as incurred.

General and Administrative Expenses

General and administrative expenses include executive, finance and accounting, legal and human resources functions. These expenses consist of: personnel costs, including salaries, employee benefit costs, bonuses and equity-based compensation expenses; audit and legal expenses; consulting costs and allocated overhead. The Company expenses all general and administrative expenses as incurred.

Income Taxes

The Company is organized as a limited liability company and its members have elected to have the Company treated as a partnership for income tax purposes. All taxable income or loss and tax credits generally are reflected in the personal income tax returns of the Company’s members. Accordingly, no provision for federal and state income taxes has been provided in the accompanying consolidated financial statements.

Equity-Based Compensation

The Company’s employee equity-based awards result in a cost that is measured at fair value on an award’s grant date. Equity-based compensation costs are reflected in the accompanying statements of operations based upon the award recipient’s roles within the Company. The Company grants options to its employees that generally vest upon the satisfaction of service period criteria of up to four years and a performance condition. The options have a contractual term of 10 years. Because the performance condition is not met until the occurrence of a qualifying liquidity event or incorporation, each as defined in the Plan (as defined in Note 9 below), no expense has been recorded to date relating to the Company’s options. At the time of a qualifying liquidity event or incorporation, the Company will record equity-based compensation expense based on the grant date fair value of the option awards using the accelerated attribution method. An incorporation will be deemed to have occurred upon completion of the Reorganization, at which time the options will become immediately exercisable, to the extent vested.

Transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur. Options granted to non-employees are not exercisable, whether or not vested, until completion of service and the earlier of a liquidity event or incorporation, each as defined in the Plan. At the time of a qualifying liquidity event or incorporation, the Company will record equity-based compensation expense based on the measurement date fair value of the option awards using the accelerated attribution method. An incorporation will be deemed to have occurred upon completion of the Reorganization, at which time the options will become immediately exercisable, to the extent vested.

The Company has also granted awards of Class D and Class P units to employees and non-employees that are subject to profits interest thresholds, which are sometimes referred to as “profits interests.” These legally outstanding units allow the holder to participate along with other unitholders in distributions only after the designated profits interest threshold amounts are met. These units are immediately vested as of the applicable grant date. The Company also awards employees units not subject to profits interest thresholds. The Company recognizes compensation cost relating to unit awards, including those subject to profit interest thresholds, based on the fair value of the awards.

Members’ Equity (Deficit)

As a limited liability company, owners are referred to as members. More than one class of member exists, each having varying rights, preferences and privileges.

Loss per Unit

Loss per unit prior to the Recapitalization defined and described in Note 3 to these financial statements is not presented, as those units were extinguished and substantially different classes of units were issued that specifically track the performance of the Diagnostics business and Pharma business separately. The per unit impact of the extinguishment, including any deemed distribution, has not been presented and the loss per unit related to the tracking units issued was calculated and presented prospectively from the date of issuance. Subsequent to the Recapitalization, there is no common or preferred unit that tracks or represents the performance of the Company as a whole.

The Operating Agreement sets forth how the profits and losses will be allocated to the capital accounts of its members. The profits and losses of the Diagnostics business and the Pharma business are allocated to the Class D and Class P common and preferred units, respectively. The Manager of the Company approves the method of allocating income to the Diagnostics business and Pharma business. This determination is based on the net income or loss amounts of the corresponding business in accordance with GAAP, consistently applied. The Company believes this method of allocation is systematic and reasonable.

Loss per unit is calculated based upon the allocations specified in the Operating Agreement as if current income was distributed to all participating securities, using the two class method, disregarding the preferred units’ liquidation preferences, as such would be considered a return of capital. The Company’s common and preferred units have the right to participate in income and distributions of the Company but are not obligated to fund losses. As a result, in periods of net loss, the Company allocated losses to the holders of its common units subject to profits interest thresholds, as those units were determined to be the most subordinate unit.

Other Comprehensive Loss

Other comprehensive loss represents all changes in member’s deficit, except those resulting from investments or contributions by members. The Company’s other comprehensive loss consists of its net loss.

Reporting Segment and Geographic Information

Reporting segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company’s chief operating decision maker is its Manager. The Company views its operations and manages its business in one reporting segment.

Operating Leases

The Company has entered into various leases, classified as operating leases, of varying terms and duration for its headquarters located in Temple City, California, which is comprised of various corporate offices and a laboratory certified under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), accredited by the College of American Pathologists (“CAP”) and licensed by the State of California Department of Public Health (“CA DPH”).

Application of New or Revised Accounting Standards

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), a company constituting an “emerging growth company” is, among other things, entitled to rely upon certain reduced reporting requirements.

The Company is an emerging growth company, but has irrevocably elected not to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. As a result, the Company will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies that are not emerging growth companies.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. The standard is effective for public entities for annual and interim periods beginning after December 15, 2017. Early adoption is permitted as of one year prior to the current effective date. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. The effects of this standard on the Company’s financial position, results of operations and cash flows are not yet known.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard requires lessees to recognize a right-of-use asset and a lease liability for all leases except those with a term of 12 months or less. The liability will be equal to the present value of lease payments. The asset will be based on the liability. The standard is effective for the Company for the fiscal year beginning March 30, 2019. Lessees and lessors are required to use a modified retrospective transition method for existing leases. Accordingly, they would apply the new accounting model for the earliest year presented in the financial statements. Adoption of the standard will result in a gross up of the Company’s balance sheet for the right-of-use asset and the lease liability for operating leases. The effects of this standard on the Company’s financial position, results of operations and cash flows are not yet known.

In March 2016, the FASB issued ASU No. 2016-09, Stock Compensation (Topic 718); Improvements to Employee Share-Based Payment Accounting. The new guidance simplifies several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, policy election to account for forfeitures as they occur rather than on an estimated basis and classification on the statement of cash flows. The ASU is effective for annual periods beginning after December 15, 2016, including interim periods within that annual period. Early adoption is permitted. The Company elected to early adopt and has elected to account for forfeitures as they actually occur. The Company had not issued any options prior to 2015 and thus adoption had no impact prior to that period.

Note 3—Recapitalization

The Company historically conducted two lines of business: the Diagnostics business, which the Company conducted directly and which is the only business it is presently pursuing, and the Pharma business, which was conducted by the Company directly until the creation of Fulgent Pharma in 2015, at which time the Pharma business was conducted by Fulgent Pharma.

In October 2015, the Company was recapitalized by canceling the then-existing Class A and Class B units and authorizing and issuing equity interests separated into two series based on these two lines of business (the “Recapitalization”). The holders of the Company’s Class D preferred units and Class D voting and non-voting common units had economic rights based on the assets, income, earnings and profits and any liabilities, expenses, costs and charges of the Diagnostics business, and holders of the Company’s Class P preferred units and Class P voting and non-voting common units had economic rights based on the assets, income, earnings and profits and any liabilities, expenses, costs and charges of the Pharma business. The Class D and Class P units that were created by the October 2015 recapitalization, sometimes referred to as “tracking” units, were intended to “track,” or reflect, the relative performance of the Diagnostics business and the Pharma business, respectively. There was no single security that represented the performance of the Company as a whole.

In the Recapitalization, the holders of Class A units received both Class D and Class P preferred units and the holders of Class B units received both Class D and Class P common units. All of the Class D common units issued in the Recapitalization were subject to a profits interest threshold. In evaluating this transaction, the Company considered that the number of units and ownership interests held by each equity holder changed and the nature of the units changed from units that track the performance of the Company as a whole to units that track the separate businesses. Based on this evaluation, the Company determined that the Recapitalization should be accounted for as the extinguishment of Class A and Class B units and the issuance of Class D and Class P preferred and common units, based on the Company’s application of the qualitative approach. The Class D and Class P preferred and common units were recorded at their fair value with the difference between the fair value and carrying value of $34,530 being recorded as a deemed distribution to Class A and Class B units attributable to the period prior to the issuance of the Class D and Class P units.

Note 4—Fixed Assets

Major classes of fixed assets were as follows:

	Useful Lives	December 31, 2014	December 31, 2015
Computer hardware	3 Years	$56	$601
Computer software	3 Years	57	176
Machinery and equipment	5 Years	210	210
Medical lab equipment	5 Years	869	2,016
General equipment	3 Years	59	59
Furniture and fixtures	5 Years	11	51
Leasehold improvements	Shorter of lease term or estimated useful life	88	256

Sub-Total		$1,350	$3,369
Accumulated depreciation		(372)	(900)

		$978	$2,469

Depreciation expense on fixed assets totaled $575 and $196 in the years ended December 31, 2014 and 2015, respectively.

Note 5—Other Current Assets

Other current assets consisted of the following:

	December 31, 2014	December 31, 2015
Reagents	$141	$212
Payroll tax refund	—	37
Prepaid expenses	10	65

Total	$151	$314

Reagents are used for DNA sequencing applications in the Company’s DNA sequencing equipment.

Note 6—Members’ Equity

The Company’s issued and outstanding capital prior to the Recapitalization consisted of Class A and Class B units. The sole Class A member contributed a total of $12,000 and $15,500 as of December 31, 2014 and 2015, respectively. The Class B members did not make any capital contributions to the Company. Class A units had voting rights and Class B units had no voting rights. Members are at risk for their capital contributions, but have no other obligations to fund losses. Class A and B members could transfer all or any portion of their units only with the consent of the Manager. The Class A and B units were non-redeemable. Pursuant to the Operating Agreement in effect prior to the Recapitalization, distributions were to be made first to the Class A members until such members had received aggregate distributions equal to the sum of the capital contributions made by such members. Thereafter, distributions were to be made pro rata to all members in accordance with such members’ percentage ownership of all outstanding units. No cash distributions had been made as of the Recapitalization.

As described in Note 3, in October 2015, the Company was recapitalized by cancelling its former Class A units, which had liquidation and distribution preferences, and issuing the holder thereof Class D and Class P preferred units with similar liquidation and distribution preferences, and cancelling its former Class B units, which did not have a liquidation or distribution preference, and issuing the holders thereof Class P and Class D common units that also do not have liquidation or distribution preferences and are subject to a profits interest threshold of $0.0476 per unit.

Each outstanding Class D preferred unit, Class D voting common unit, Class P preferred unit and Class P voting common unit is entitled to one vote on matters submitted to a vote of the members. Subject to certain restrictions, members may transfer all or any portion of their units with the consent of the Manager. The following is a summary of units outstanding as of December 31, 2015:

	Voting	Non-Voting
Class D common units	24,000	10,000
Class P common units	42,500	2,500
Class D preferred units	56,000	—
Class P preferred units	51,000	—

All Class D and Class P units are non-redeemable. Class D units track the relative performance of the Diagnostics business and Class P units track the relative performance of the Pharma business, and the distributable amounts, if any, would come from the respective businesses related to those units. After the Recapitalization and until the split-off of the Pharma business on April 4, 2016, there was no single security that tracked or represented the performance of the Company as a whole. As of December 31, 2015, 34,000 Class D common units and 6,000 Class P common units were subject to profits interest thresholds, which must be met prior to distribution to the holder of such units. These profits interest thresholds are $0.0476 and $0.0287 per unit for the Class D and Class P units, respectively. Pursuant to the Operating Agreement in effect subsequent to the Recapitalization, distributions from the Diagnostics business and Pharma business are to be made first pro rata to the members holding Class D and Class P preferred units, respectively, until such members have received aggregate distributions equal to the sum of the capital contributions made by such members to the applicable business. The $15,500 capital contributions made by the former Class A member were allocated as follows: $4,600 and $10,900 to his Class D and Class P preferred units, respectively. Any remaining distributions are then to be made pro rata to all members holding Class D and Class P units in accordance with such members’ percentage ownership of all outstanding Class D and Class P units, respectively, including those units subject to profits interest thresholds after earnings are in excess of the applicable profits interest threshold amount.

No cash distributions have been made as of December 31, 2015. Upon completion of the split-off of the Pharma business, all Class P units were cancelled.

Note 7—Reporting Segment and Geographic Information

The Company views its operations and manages its business in one reporting segment. All long-lived assets are located in the United States.

Revenue by region was as follows:

	Year Ended December 31,
	2014	2015
Revenue:
United States	$640	$5,084
Foreign:
Canada	194	2,658
Other Countries	444	1,834

	$1,278	$9,576

Note 8—Commitments and Contingencies

Operating Leases

The Company has commitments under non-cancelable operating leases of varying terms and duration for its headquarters located in Temple City, California, which is comprised of various corporate offices and a CLIA-certified, CAP-accredited and CA DPH-licensed laboratory. The following table shows the annual base rental cost over the term of the leases:

Obligation Under Facility Leases
Years Ended December 31,
2016	$92
2017	97
2018	23

Total	$212

Rent expense for the fiscal years ended December 31, 2014 and 2015, was $64 and $158, respectively.

Contingencies

From time to time, the Company may be subject to legal proceedings and claims arising in the ordinary course of business. Management does not believe that the outcome of any of these matters will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Note 9—Equity-Based Compensation

The Fulgent Therapeutics LLC 2015 Equity Incentive Plan (the “Plan”) provides for the issuance of equity-based awards to the Company’s eligible employees, directors and consultants. The Plan reserves for issuance pursuant to awards granted under the Plan, including options to acquire such units, an aggregate of 15,000 Class D non-voting common units, 4,500 Class P non-voting common units and 5,500 Class P voting common units. Options typically vest over four years and expire 10 years from the date of grant, and are not exercisable, whether or not vested, until the earlier of a liquidity event or incorporation, each as defined in the Plan. An incorporation will be deemed to have occurred upon completion of the Reorganization, at which time the options will become immediately exercisable, to the extent vested.

Compensation expense related to employee equity-based awards is measured and recognized in the financial statements based on the fair value of the awards. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model. Equity-based compensation expense is recognized using an accelerated attribution method over the requisite service period, which is typically the vesting period of the award.

Equity-based awards issued to non-employees are accounted for at fair value determined by using the Black-Scholes option-pricing model. The fair value of each non-employee equity-based award is re-measured each period until a commitment date is reached, which is generally the vesting date.

The Company has granted fully vested unit awards subject to profits interest thresholds. These unit awards are measured at fair value on the date of grant. The fair value of the unit awards subject to a profits interest threshold is measured using the Black-Scholes option-pricing model.

Determining the fair value of equity-based awards at the grant date requires judgment. The Company’s use of the Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option or other award, risk-free interest rates, assumed dividend yield of the underlying units, expected volatility of the price of the underlying units and the fair value of the underlying units. The assumptions used in the Company’s application of the Black-Scholes option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s equity-based compensation expense could be materially different in the future.

Award Activity

Option Awards

No options were granted prior to the year ended December 31, 2015.

The following table summarizes activity for options to acquire Class D common units in the year ended December 31, 2015:

	Number of Units Subject to Options	Weighted- Average Exercise Price Per Units	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2014	—	—	—	—
Granted	2,080	$0.05	9.8	$645
Exercised	—	—	—	—
Forfeited/canceled	—	—	—	—
Outstanding as of December 31, 2015	2,080	$0.05	9.8	$645
Vested and expected to vest as of December 31, 2015	2,080	$0.05	9.8	$645
Exercisable at December 31, 2015	—	—	—	—

As of December 31, 2015, the Company had recognized $0 expense on option awards granted. Options granted by the Company are not exercisable, whether or not vested, until the earlier of a liquidity event or an incorporation, each as defined in the Plan, which, as of December 31, 2015, were not probable.

The weighted-average grant-date fair value of options to acquire Class D common units granted in the year ended December 31, 2015 was $0.33. As of December 31, 2015, the remaining unrecognized compensation expense of $690 related to these options is expected to be recognized over a weighted-average period of 3.4 years.

The following table summarizes activity for options to acquire Class P common units in the year ended December 31, 2015:

	Number of Units Subject to Options	Weighted- Average Exercise Price Per Unit	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2014	—	—	—	—
Granted	1,810	$0.04	9.8	$0
Exercised	—	—	—	—
Forfeited/canceled	—	—	—	—
Outstanding as of December 31, 2015	1,810	$0.04	9.8	$0
Vested and expected to vest as of December 31, 2015	1,810	$0.04	9.8	$0
Exercisable at December 31, 2015	—	—	—	—

The weighted average grant date fair value of options to acquire Class P common units granted in the year ended December 31, 2015 was $0.04. The options are not exercisable, whether or not vested, until the earlier of a liquidity event or an incorporation, each as defined in the Plan, which, as of December 31, 2015, were not probable. As of December 31, 2015, the remaining unrecognized compensation expense related to these options was $64. These options were assumed by Fulgent Pharma as part of the split-off of the Pharma business and will not result in any recognition of expense by the Company.

Unit Awards

There were no grants of unit awards prior to the year ended December 31, 2015.

The following tables show grants of Class D and Class P unit awards, including units subject to profits interest thresholds, during the year ended December 31, 2015:

	Employee	Non-Employee
Class D:
Profits Interests	26,000	—
Units	—	—

Class P:
Profits Interests	4,500	1,500
Units	—	—

All awards of units subject to profits interest thresholds were fully vested as of the grant date and may be repurchased in whole or in part by the Company at any time during the nine-month period following the termination of the holder’s continuous service. The Company’s repurchase right terminates if not timely exercised by the Company and upon the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended. The participation threshold for each of the awards granted during the year ended December 31, 2015 is $0.0476 per unit and $0.0287 per unit for the Class D and Class P units, respectively. Of the awards granted during the period, all were granted under the Plan except for an award of 16,000 Class D units subject to a profits interest threshold granted to an employee. These units are legally outstanding units of the Company that allow the holder to participate in distributions upon exceeding the designated thresholds. These units are accounted for at fair value and are considered equity instruments.

Fair Value Assumptions

Option Awards to Employees

The following table sets forth weighted-average assumptions used to estimate the fair value of options to acquire Class D common units granted to employees during the year ended December 31, 2015:

Expected term (in years)	6.1
Risk-free interest rates	1.6%
Dividend yield	0
Expected volatility	86.0%

These assumptions and estimates are as follows:

•	Expected Term. The expected term represents the period that the Company’s equity-based awards are expected to be outstanding. The Company determines the expected term assumption based on the vesting terms, exercise terms and contractual terms of the options, and in the case of equity-based awards subject to a profits interest threshold, based on the estimated time to liquidity.

•	Risk-Free Interest Rate. The Company determines the risk-free interest rate by using the equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

•	Dividend Yield. The assumed dividend yield is based on the Company’s expectation that it will not pay dividends in the foreseeable future, which is consistent with its history of not paying dividends.

•	Expected Volatility. The Company does not have sufficient history to estimate the volatility of the price of its common units or the expected term of its options. The Company calculates expected volatility based on historical volatility data of a representative group of companies that are publicly traded. The Company selected representative companies with comparable characteristics to it, including risk profiles and position within the industry, and with historical equity price information sufficient to meet the expected term of the equity-based awards. The Company computes the historical volatility of this selected group using the daily closing prices for the selected companies’ equity during the equivalent period of the calculated expected term of its equity-based awards. The Company will continue to use the representative group volatility information until the historical volatility of its equity is relevant to measure expected volatility for future option grants.

•	Forfeiture Rate. The Company has early adopted ASU No. 2016-09, Stock Compensation (Topic 718); Improvements to Employee Share-Based Payment Accounting, and has elected to account for forfeitures as they occur.

There were no options to acquire Class P common units granted to employees during the year ended December 31, 2015.

Option Awards to Non-Employees

Equity-based compensation expense related to options granted to non-employees is recognized as the options are earned. The fair value of the options is more reliably measurable than the fair value of the services received. The fair value of non-employee options is calculated at each reporting date, using the Black-Scholes option-pricing model, until the award vests or there is a substantial incentive for the non-employee not to perform the required services.

The following table sets forth the weighted-average assumptions used to estimate the fair value of options to acquire Class D and Class P common units granted to non-employees during the year ended December 31, 2015:

	Class D	Class P
Expected term (in years)	10	10
Risk-free interest rates	2.3%	2.3%
Dividend yield	0	0
Expected volatility	94.8%	98.0%

Unit Awards to Employees and Non-Employees

The fair value of the unit awards is more reliably measurable than the fair value of the services received. The fair value of awards subject to profits interest thresholds is calculated at each reporting date using the Black-Scholes option-pricing model. The following table sets forth weighted-average assumptions used to estimate the fair value of Class D and Class P common unit awards subject to profits interest thresholds granted to employees and non-employees during the year ended December 31, 2015:

	Class D	Class P
Employee:
Expected term (in years)	2	2
Risk-free interest rates	0.6%	0.6%
Dividend yield	0	0
Expected volatility	68.1%	75.8%
Non—Employee:
Expected term (in years)	*	2
Risk-free interest rates	*	0.6%
Dividend yield	*	0
Expected volatility	*	75.6%

* no grants awarded

Determination of the Fair Value of Common Units on Grant Dates

The Company is a privately held company with no active public market for its common units. Therefore, in determining the fair value of equity-based awards, the Manager considered valuations prepared by an independent third party.

The independent third party performed the valuations in a manner consistent with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “Practice Aid”). In conducting the valuations, the Company considered all objective and subjective factors that it believed to be relevant in each valuation conducted, including management’s best estimate of the Company’s business condition, prospects and operating performance at each valuation date. Within the valuations, a range of factors, assumptions and methodologies were used. The significant factors included:

•	the fact that the Company is a privately held company with illiquid securities;

•	the Company’s stage of commercialization;

•	the likelihood of achieving a liquidity event for the Company’s equity, such as an initial public offering, given prevailing market conditions;

•	the Company’s historical operating results;

•	valuations of comparable public companies;

•	the Company’s discounted future cash flows, based on its projected operating results; and

•	the Company’s capital structure, including the rights and preferences of its various classes of equity.

There are significant judgments and estimates inherent in these valuations. These judgments and estimates include assumptions regarding the Company’s future operating performance, stage of commercial growth, average selling price, continued penetration into hospital and medical institution customers, reimbursement from commercial third-party payors, the timing of a potential initial public offering or other liquidity event and the determination of the appropriate valuation method at each valuation date. If the Company had made different assumptions, its equity-based compensation expense, income (loss) applicable to common unitholders and income (loss) per unit applicable to common unitholders could have been materially different.

The valuations utilized the market approach, the income approach or a combination of both. The market approach and the income approach are both acceptable valuation methods in accordance with the Practice Aid. There are three general methodologies under the market approach:

•	Guideline Company Method. This method involves the identification and analysis of publicly traded companies that are comparable to the subject company. Pricing multiples of the publicly traded companies are applied to representative financial metrics of the subject company.

•	Similar Transaction Method. This method includes the identification of transactions in which the targets are comparable to the subject company. This method can also include identification of transactions completed by the most likely buyers in the subject company’s industry. Transaction multiples from the identified transactions are applied to the representative financial metrics of the subject company.

•	Precedent Transaction Method. By considering the sale price of equity in a recent financing, the equity value can be “backsolved” using an option-pricing model that gives consideration to a company’s capitalization structure and rights of preferred and common equity holders.

Under the income approach, enterprise value can be estimated using the discounted cash flow (“DCF”) method, which assumes:

•	a business is worth today what it can generate in future cash to its owners;

•	cash received today is worth more than an equal amount of cash received in the future; and

•	future cash flows can be reasonably estimated.

The DCF analysis is comprised of the sum of the present value of two components: discrete period projected cash flows and a residual or terminal value.

Additionally, each valuation reflects a marketability discount, resulting from the illiquidity of the Company’s common units.

As provided in the Practice Aid, there are several approaches for allocating enterprise value of a privately held company among the securities held in a complex capital structure. The possible methodologies include the probability-weighted expected return method (“PWERM”), the option-pricing method (“OPM”), the current-value method or a hybrid of the PWERM and the OPM, which is referred to as the hybrid method. Under the PWERM, equity is valued based upon the probability-weighted present value of expected future returns, considering various future outcomes available to the Company, as well as the rights of each class of equity. The OPM treats common equity and preferred equity as call options on the enterprise’s value. The exercise prices associated with these call options vary according to the liquidation preference of the preferred equity, the preferred equity conversion price, the exercise prices of common equity options and other features of a company’s equity capital structure. The current-value method, which is generally only used for early stage companies, is based on first determining enterprise value using a market, income or asset-based approach, and then allocating that value to the preferred equity based on its liquidation preference or conversion value, whichever would be greater.

The valuation of Class D units related to awards of Class D units and options to acquire Class D units granted in the year ended December 31, 2105 incorporated the income approach (Gordon Growth Analysis) and the market approach (Guideline Public Company Method) in determining the value, and the Company applied 50% weight to each approach. The valuation of Class P units related to awards of Class P units and options to acquire Class P units granted in the year ended December 31, 2015, incorporated the market approach (Precedent Transactions Method), utilizing OPM to backsolve.

Equity-Based Compensation Expense

The following table summarizes equity-based compensation expense for the year ended December 31, 2015 included in the statements of operations as follows:

	Class D	Class P
Cost of revenue	$1,673	—
Research and development	$3,241	—
Selling and marketing	$1,569	—
General and administrative	$1,673	—
Discontinued operations	—	$120

Total	$8,156	$120

Equity-based compensation expense of $120 recorded in the year ended December 31, 2015 was related to the Pharma business and is included in discontinued operations.

Note 10—Loss per Unit

The Company extinguished its Class A and Class B units and issued its Class D and Class P common and preferred units as of October 16, 2015. The Class D common and preferred units track the performance of the Diagnostics business and the Class P common and preferred units track the performance of the Pharma business, and the distributable amounts, if any, would come from the respective businesses related to those units. The Class D and Class P units subject to profits interest thresholds were determined to be the most subordinate unit. Basic and diluted loss per unit for the period from October 16, 2015 through December 31, 2015, the period during which the Class D and Class P common and preferred units were outstanding during the year ended December 31, 2015, was calculated as follows:

	Continuing Operations	Discontinued Operations	Total
Loss for the period from October 16, 2015 through December 31, 2015	$(7,239)	$(896)	(8,135)
Loss allocated to Class D common units–profits interests	$(7,239)	—	—
Loss allocated to Class P common units–profits interests	—	$(896)	—
Weighted-average Class D common units–profits interests–outstanding, basic and diluted	34,000	—	—
Weighted-average Class P common units–profits interests–outstanding, basic and diluted	—	5,796	—
Loss per Class D common unit–profits interests–basic and diluted	$(0.21)	—	—
Loss per Class P common unit–profits interests–basic and diluted	—	$(0.15)	—

The Company’s common and preferred units have the right to participate in earnings and distributions of the Company but are not obligated to fund losses. As a result, in periods of net loss, the Company allocated losses to the holders of its common units subject to profits interest thresholds, as they were determined to be the most subordinate unit.

The following options to acquire Class D and Class P common units have been excluded from the calculations of diluted loss per unit because they are contingently exercisable.

	Continuing Operations	Discontinued Operations
Class D common unit options	2,080	—
Class P common unit options	—	1,810

Note 11—Employee Benefit Plans

The Company offers a 401(k) retirement savings plan (the “401(k) Plan”) for its employees, including its executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. The Company matches contributions to the 401(k) Plan based on the amount of salary deferral contributions the participant makes to the 401(k) Plan. The Company will match up to 3% of an employee’s compensation that the employee contributes to his or her 401(k) Plan account. Total Company matching contributions to the 401(k) Plan were $21 and $37 in the years ended December 31, 2014 and 2015, respectively.

Note 12—Related Party

During 2014 and 2015, the Pharma business incurred expenses to ANP Technologies, Inc. (“ANP”) totaling $1,025 and $800, respectively, for services related to patented nanoencapsulation technology and other drug-related services in the oncology drug area and related expense is recorded in discontinued operations. The Chief Executive Officer of ANP is a unitholder of the Company and the Company’s Manager is a shareholder of ANP.

Note 13—Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through June 9, 2016, the date the consolidated financial statements as of December 31, 2014 and 2015 were issued.

Split-Off

On April 4, 2016, the Company completed the split-off all of the business, assets and liabilities of the Pharma business. To effect the split-off, the Company redeemed each member’s Class P units, distributed to each such member substantially identical shares of Fulgent Pharma and caused Fulgent Pharma to assume all then-outstanding options to purchase Class P common units. The split-off is presented as discontinued operations on the accompanying consolidated financial statements for all periods presented. See Note 1 for additional information.

Xi Long Financing

In May 2016, the Company completed a transaction with Xi Long USA, Inc. (“Xi Long”), an independent investor, and certain members of the Company. In this transaction, (i) Xi Long acquired 4,618 Class D-1 preferred units and 5,645 Class D common units from certain existing members of the Company for an aggregate purchase price of $11,977, which units were required to be redeemed by the Company in exchange for its issuance to Xi Long of an equivalent number of Class D-2 preferred units, and (ii) the Company sold an additional 5,132 Class D-2 preferred units to Xi Long for gross proceeds of $15,188. The Company incurred issuance costs of $185 for the transaction, resulting in net proceeds to the Company of $15,003.

On April 4, 2016, in anticipation of the financing, the Company renamed its existing Class D preferred units as Class D-1 preferred units.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FULGENT THERAPEUTICS LLC

Condensed Consolidated Balance Sheets

(in thousands, except as noted)

(unaudited)

	December 31, 2015	June 30, 2016
Assets
Current assets
Cash	$489	$16,060
Trade accounts receivable, net	2,118	2,793
Other current assets	314	2,948
Current assets of discontinued operations	9	—

Total current assets	2,930	21,801

Fixed assets, net	2,469	4,977
Non-current assets of discontinued operations	433	—

	2,902	4,977

Total assets	$5,832	$26,778

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$314	$4,633
Accrued liabilities	199	442
Current liabilities of discontinued operations	173	—

Total current liabilities	686	5,075

Total liabilities	686	5,075

Commitments and contingencies (Note 8)
Members’ equity
Class D-1 convertible preferred units—56,000 units authorized, issued or outstanding at December 31, 2015; 51,382 units authorized, issued and outstanding at June 30, 2016	35,280	33,617
Class D-2 convertible preferred units—no units authorized, issued or outstanding at December 31, 2015; 15,395 units authorized, issued and outstanding at June 30, 2016	—	32,452
Class P preferred units—51,000 units authorized, issued and outstanding at December 31, 2015; no units authorized, issued or outstanding at June 30, 2016	10,710	—
Class D common units—44,000 units authorized and 34,000 issued and outstanding at December 31, 2015; 51,250 units authorized and 30,855 issued and outstanding at June 30, 2016	10,636	10,494
Class P common units—49,000 units authorized and 45,000 issued and outstanding at December 31, 2015; no units authorized, issued or outstanding at June 30, 2016	1,680	—
Accumulated deficit	(53,160)	(54,860)

Total members’ equity	5,146	21,703

Total liabilities and members’ equity	$5,832	$26,778

See accompanying notes to unaudited condensed consolidated financial statements.

FULGENT THERAPEUTICS LLC

Condensed Consolidated Statements of Operations

(in thousands, except per unit and per share data)

(unaudited)

	Six Months Ended June 30,
	2015	2016
Revenue	$3,769	$7,411
Cost of revenue	1,425	2,715

Gross profit	2,344	4,696
Operating expenses:
Research and development	470	1,217
Selling and marketing	477	778
General and administrative	246	2,346

Total operating expenses	1,193	4,341

Operating income (loss)	1,151	355

Interest and other income (expense)	20	(5,449)
Income (loss) before income taxes	1,171	(5,094)
Provision for income taxes	—	—

Income (loss) from continuing operations	1,171	(5,094)

Income (loss) from discontinued operations	(1,299)	41

Net income (loss)	$(128)	$(5,053)

Basic and diluted income (loss) per common unit:
Continuing operations—Class D common units—profits interests		$(0.27)

Continuing operations:
Weighted-average Class D common units—profits interests—outstanding—basic and diluted		32,511

Pro forma income (loss) attributable to common stockholders (unaudited):
Pro forma income (loss) per share attributable to common stockholders (unaudited):
Basic and diluted
Shares used in computing pro forma loss per share attributable to common stockholders (unaudited):
Basic and diluted

See accompanying notes to unaudited condensed consolidated financial statements.

FULGENT THERAPEUTICS LLC

Condensed Consolidated Statement of Members’ Equity

(in thousands)

(unaudited)

	Class D						Class P				Accumulated	Total Members
	Preferred D-1		Preferred D-2		Common		Preferred		Common
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Equity
Balance at December 31, 2015	56,000	$35,280			34,000	$10,636	51,000	$10,710	45,000	$1,680	$(53,160)	$5,146
Split-off of Pharma business							(51,000)	(10,710)	(45,000)	(1,680)	$11,900	(490)
Issuance of Class D-2 convertible preferred units (net of $185 issuance costs)			15,395	$32,452								32,452
Repurchase and retirement of Class D-1 preferred units	(4,618)	$(1,663)										(1,663)
Deemed dividend on retirement of Class D-1 preferred units											$(3,727)	(3,727)
Repurchase and retirement of Class D common units					(5,645)	$(1,767)					$(4,820)	(6,587)
Equity-based compensation					2,500	$1,625						1,625
Net loss											$(5,053)	(5,053)

Balance at June 30, 2016	51,382	$33,617	15,395	$32,452	30,855	$10,494	$—	$—	—	$—	$(54,860)	$21,703

See accompanying notes to unaudited condensed consolidated financial statements.

FULGENT THERAPEUTICS LLC

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2015	2016
Cash flow from operating activities:
Net loss	$(128)	$(5,053)
Income (loss) from discontinued operations	(1,299)	41

Income (loss) from continuing operations	1,171	(5,094)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity-based compensation	—	1,625
Depreciation and amortization	214	447
Gain on disposal of fixed assets	(20)	—
Provision for bad debt	2	(26)
Fair value adjustment recorded upon issuance of Class D-2 preferred units	—	5,472
Changes in operating assets and liabilities:
Increase in accounts receivable	(920)	(649)
Increase in other current assets	(148)	(202)
Increase in accounts payable	311	568
Increase in accrued liabilities	22	243

Cash provided by continuing operations	632	2,384
Cash used in discontinued operations	(1,268)	(31)

Net cash provided by (used in) operating activities	(636)	2,353

Cash flow from investing activities:
Proceeds from disposal of fixed assets	70	—
Purchases of fixed assets	(669)	(563)

Cash used in continuing operations	(599)	(563)
Cash used in discontinued operations	(89)	—

Net cash used in investing activities	(688)	(563)

Cash flow from financing activities:
Cash distributed in split-off of Pharma business	—	(159)
Capital contributions	1,500	—
Payment of initial public offering costs	—	(1,072)
Proceeds from issuance of Class D-2 preferred units	—	27,165
Repurchase and retirement of Class D-1 preferred and Class D common units	—	(11,977)
Issuance costs of Class D-2 preferred units	—	(185)

Net cash provided by financing activities	1,500	13,772

Net increase in cash	176	15,562

Cash balance at beginning of period (including $0 and $9 at January 1, 2015 and 2016, respectively, from discontinued operations)	172	498
Cash balance at end of period (including $0 at June 30, 2015 and 2016 from discontinued operations)	$348	$16,060

Supplemental cash flow information:
Fixed assets included in accounts payable	$1,069	$2,409
Deferred initial public offering costs included in accounts payable	$—	$1,359

See accompanying notes to unaudited condensed consolidated financial statements.

FULGENT THERAPEUTICS LLC

Notes to the Condensed Consolidated Financial Statements

(unaudited)

Note 1—Basis of Presentation

Fulgent Therapeutics LLC was initially formed in June 2011 as a California corporation and converted to a California limited liability company in September 2012. The term the “Company” refers to Fulgent Therapeutics LLC and its former subsidiary unless otherwise noted or the context otherwise requires. The Company’s authorized, issued and outstanding equity interests are referred to as “shares” in the Company’s operating agreement, as amended from time to time (the “Operating Agreement”), but are referred to as “units” herein. The Company is managed by its Manager, Ming Hsieh, who is also the Company’s controlling equity holder. Dollar and unit amounts, except per unit dollar amounts, are reported in thousands unless otherwise noted.

The Company is a rapidly growing technology company with an initial focus on offering comprehensive genetic testing to provide physicians with clinically actionable diagnostic information they can use to improve the overall quality of patient care (the “Diagnostics business”). The Company has developed a proprietary technology platform that allows it to offer a broad and flexible test menu while maintaining accessible pricing, high accuracy and competitive turnaround times. The Company’s current test menu offers single-gene tests and pre-established, multi-gene, disease-specific panels that collectively test for many genetic conditions, including various cancers, cardiovascular diseases and neurological disorders. The Company’s existing customer base consists primarily of hospitals and medical institutions, which are frequent and high-volume users of genetic tests.

The accompanying interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2015. All intercompany transactions and accounts are eliminated in consolidation. The accompanying interim condensed consolidated balance sheet and statement of members’ equity as of June 30, 2016, and the interim condensed consolidated statements of operations and cash flows for the six months ended June 30, 2016 and 2015 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2016 and the results of operations and cash flows for the six months ended June 30, 2016 and 2015. The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the year ending December 31, 2016 or for any other future year or interim period.

In April 2016, the Operating Agreement was amended and restated to provide for the distribution of the Company’s wholly owned subsidiary, Fulgent Pharma LLC (“Fulgent Pharma”), in full redemption and cancellation of the Class P preferred and common units. On April 4, 2016, the Company completed the split-off of Fulgent Pharma and the pharmaceutical business operated by Fulgent Pharma (the “Pharma business”) by redeeming all of the then-outstanding Class P preferred and common units and distributing to each holder of such units substantially identical shares of Fulgent Pharma and causing Fulgent Pharma to assume all then-outstanding options to acquire Class P common units that had been issued by the Company. All Class P preferred and common units were immediately cancelled upon redemption. The split-off of the Pharma business was a pro-rata distribution to all of the holders of Class P preferred and common units, but did not involve the holders of the Company’s Class D units. The Manager and controlling unitholder of the Company is also the Manager and controlling unitholder of Fulgent Pharma. Therefore, the Company concluded that the transaction should be accounted for as a common control transaction and the recorded amount of Fulgent Pharma’s net assets was transferred to the holders of Class P preferred and common units and no gain or loss was recorded.

The split-off of the Pharma business is presented as discontinued operations in the accompanying interim condensed consolidated financial statements for all periods presented. Significant asset and liability categories of the Pharma business are disclosed on the accompanying interim condensed consolidated balance sheet. Significant assets and liabilities of the discontinued operations consist of fixed assets and accounts payable.

The major components of statements of operations data comprising the income (loss) on discontinued operations are as follows:

	Period Ended
	June 30, 2015	April 4, 2016
Operating expenses:
Research and development	$488	$350
General and administrative	$810	$9

Total operating expenses	$1,298	$359

Operating income (loss)	$(1,298)	$(359)

Interest and other income (expense)	(1)	$400

Net income (loss)	$(1,299)	$41

Other income from discontinued operations includes $0.4 million of litigation settlement proceeds received by the Pharma business prior to the date of the split-off.

Note 2—Summary of Significant Accounting Policies

See the summary of the Company’s significant accounting policies set forth in the notes to its consolidated financial statements for the year ended December 31, 2015. Except as described below, no such policies materially changed during the six months ended June 30, 2016.

Unaudited Pro Forma Loss per Share

Pro forma basic and diluted loss per share was computed giving effect to (i) the conversion of all Class D units, at a ratio of             , into shares of the common stock of Fulgent Genetics, Inc. (“Fulgent Inc.”) upon completion of a merger pursuant to which a wholly owned subsidiary of Fulgent Inc. will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Fulgent Inc. (the “Reorganization”), which will be completed immediately prior to closing Fulgent Inc.’s initial public offering, as though such conversion had occurred as of January 1, 2016 or the original date of issuance, if later.

Pro Forma Tax Effect of the Reorganization

The pro forma effects for conversion of the Company from a pass-through entity to a taxable entity for tax purposes in the Reorganization was not presented due to the Company’s net loss position. The resulting provision or benefit would be nominal after consideration of the required valuation allowance.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct incremental legal and accounting fees relating to the Company’s initial public offering, are capitalized. The deferred offering costs will be offset against the proceeds upon completion of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of June 30, 2016, the Company capitalized $2.4 million of deferred offering costs in other current assets on the accompanying interim condensed consolidated balance sheet.

Note 3—Income (Loss) per Unit

The following table presents the calculation of basic and diluted income (loss) per unit for the six months ended June 30, 2016:

	Continuing Operations	Discontinued Operations	Total
Income (loss)	$(5,094)	$41	$(5,053)
Deemed dividend on redemption of Class D-1 preferred units	$(3,727)		$(3,727)
Net income (loss) available to common unitholders	$(8,821)	$41	$(8,780)
Income (loss) allocated to Class D common units—profits interests	$(8,821)	—
Income (loss) allocated to Class P common units—profits interests	—	—
Income (loss) allocated to Class P common units	—	$18
Income (loss) allocated to Class P preferred units	—	$23

Weighted-average Class D common units—profits interests—outstanding, basic and diluted	32,511	—
Weighted-average Class P common units—profits interests—outstanding, basic and diluted	—	—

Weighted-average Class P common units outstanding, basic and diluted	—	20,357

Weighted-average Class P preferred units outstanding, basic and diluted	—	26,621

Income (loss) per Class D common unit—profits interests, basic and diluted	$(0.27)	—
Income per Class P common unit—profits interests, basic and diluted	—	—
Income per Class P common unit, basic and diluted	—	—
Income per Class P preferred unit, basic and diluted	—	—

On April 4, 2016, the Company completed the split-off of the Pharma business. The financial results of the Pharma business are included in the Company’s results as discontinued operations, and the weighted-average Class P preferred and common units related to the Pharma business were computed through the separation date of April 4, 2016.

The Company’s common and preferred units have the right to participate in earnings and distributions of the Company but are not obligated to fund losses. As a result, in periods of net loss, the Company allocated losses to the holders of its common units subject to profits interest thresholds, as they were determined to be the most subordinate unit. No income has been allocated to common units subject to profits interest thresholds, as the distribution thresholds on such units have not been met as of June 30, 2016.

The following options to acquire Class D and Class P common units have been excluded from the calculations of diluted income (loss) per unit because they are contingently issuable.

	Continuing Operations	Discontinued Operations
Class D common unit options	4,478	—
Class P common unit options	—	1,810

Note 4—Fixed Assets

Major classes of fixed assets were as follows:

	Useful Lives	December 31, 2015	June 30, 2016
Computer hardware	3 Years	$601	$828
Computer software	3 Years	176	310
Machinery and equipment	5 Years	210	210
Medical lab equipment	5 Years	2,016	4,465
General equipment	3 Years	59	59
Furniture & fixtures	5 Years	51	62
Leasehold improvements	Shorter of lease term or estimated useful life	256	390

Sub-Total		$3,369	$6,324
Accumulated depreciation		(900)	(1,347)

		$2,469	$4,977

Depreciation expense on fixed assets totaled $214 and $447 in the six months ended June 30, 2015 and 2016, respectively.

Note 5—Other Current Assets

Other current assets consisted of the following:

	December 31, 2015	June 30, 2016
Deferred initial public offering costs	$—	$2,431
Reagents	212	312
Prepaid expenses	65	195
Payroll tax refund	37	—
Other	—	10

Total	$314	$2,948

Reagents are used for DNA sequencing applications in the Company’s DNA sequencing equipment.

Note 6—Members’ Equity

In October 2015, the Company was recapitalized (the “Recapitalization”) by cancelling its former Class A units, which had liquidation and distribution preferences, and issuing the holder thereof Class D and Class P preferred units with similar liquidation and distribution preferences, and cancelling its former Class B units, which did not have a liquidation or distribution preference, and issuing the holders thereof Class P and Class D common units that also do not have liquidation or distribution preferences and are subject to a profits interest threshold of $0.0476 per unit.

The following is a summary of units outstanding as of December 31, 2015:

	Voting	Non-Voting
Class D common units	24,000	10,000
Class P common units	42,500	2,500
Class D preferred units	56,000	—
Class P preferred units	51,000	—

Class D units track the relative performance of the Diagnostics business and Class P units track the relative performance of the Pharma business, and the distributable amounts, if any, would come from the respective businesses related to those units. After the Recapitalization until the split-off of the Pharma business on April 4, 2016, there was no single security that tracked or represented the performance of the Company as a whole. As of December 31, 2015, 34,000 Class D common units and 6,000 Class P common units were subject to profits interest thresholds, which must be met prior to distribution to the holder of such units. These profits interest thresholds are $0.0476 and $0.0287 per unit for the Class D and Class P units, respectively. Pursuant to the Operating Agreement in effect subsequent to the Recapitalization, distributions from the Diagnostics business and Pharma business are to be made first pro rata to the members holding Class D and Class P preferred units, respectively, until such members have received aggregate distributions equal to the sum of the capital contributions made by such members to the applicable business. The $15,500 capital contributions made by the former Class A member were allocated as follows: $4,600 and $10,900 to his Class D and Class P preferred units, respectively. Any remaining distributions are then to be made pro rata to all members holding Class D and Class P units in accordance with such members’ percentage ownership of all outstanding Class D and Class P units, respectively, including those units subject to profits interest thresholds after earnings are in excess of the applicable profits interest threshold amount. No cash distributions had been made as of December 31, 2015.

In April 2014 the Operating Agreement was amended and restated to provide for the distribution of the Company’s wholly owned subsidiary, Fulgent Pharma, in full redemption and cancellation of the Class P preferred and common units. In addition, the Class D preferred units were renamed Class D-1 preferred units and were modified to add conversion rights. In evaluating the change in Class D preferred units, the Company considered that the number of units and ownership interests held by each unitholder was unchanged, the nature of the units was unchanged and the addition of the conversion feature did not add any substantive value to the units, as upon conversion any preferences in distribution would be relinquished. Based on this evaluation, the Company determined that the change in Class D preferred units to Class D-1 preferred units should be accounted for as a modification, based on the Company’s application of the qualitative approach. No change in fair value occurred as a result of the modification.

In May 2016, the Company completed a transaction with Xi Long USA, Inc. (“Xi Long”), an independent investor, and certain members of the Company. In this transaction, (i) Xi Long acquired 4,618 Class D-1 preferred units and 5,645 Class D common units from certain existing members of the Company for an aggregate purchase price of $11,977, which units were required to be redeemed by the Company in exchange for its issuance to Xi Long of an equivalent number of Class D-2 preferred units, and (ii) the Company sold an additional 5,132 Class D-2 preferred units to Xi Long for gross proceeds of $15,188. The Company incurred issuance costs of $185 for the transaction, resulting in net proceeds to the Company of $15,003. The Company immediately cancelled the redeemed Class D common and Class D-1 preferred units upon completion of the transaction. The Company accounted for this transaction as: (i) the retirement of the redeemed Class D common units, (ii) the extinguishment of the redeemed Class D-1 preferred units, with the excess of the consideration transferred over the related carrying amount recorded as a deemed dividend in the amount of $3,727, and (iii) the issuance of 15,395 Class D-2 preferred units for $32,637. As a result of the transaction, Xi Long acquired an aggregate of 15,395 Class D-2 preferred units for an aggregate purchase price of $27,165, even though, at issuance, the fair value of 15,395 Class D-2 preferred units as evidenced by the Company’s then most recent third-party valuation was $32,637. The $5,472 difference between the fair value of, and the aggregate consideration paid by Xi Long for, the Class D-2 preferred units issued in the transaction was not attributable to any stated rights or privileges. Rather, the Company, Xi Long and the members of the Company that were party to the transaction determined to complete the transaction in line with their discussions, notwithstanding that the fair value of the Class D-2 preferred units as evidenced by the Company’s third-party valuation had increased from the time these discussions were initiated to the time the transaction was completed. The $5,472 difference was determined to be a cost of completing the transaction with Xi Long and was recorded as an expense in the accompanying condensed consolidated statement of operations.

The following is a summary of units outstanding as of June 30, 2016:

	Voting	Non-Voting
Class D common units	22,908	7,947
Class D-1 preferred units	51,382	—
Class D-2 preferred units	15,395	—

The Class D-1 and Class D-2 preferred units have the following rights and preferences:

Conversion Rights

Prior to any automatic conversion of the preferred units in connection with the closing of an initial public offering, each (i) Class D-1 preferred unit is convertible at the option of the holder into one Class D voting common unit and (ii) Class D-2 preferred unit is convertible at the option of the holder into the number of Class D voting common units determined by dividing the Original Issue Price for such Class D-2 preferred unit, as set forth in the Operating Agreement, by the applicable conversion price then in effect for such Class D-2 preferred unit, which as of June 30, 2016 was on a one-for-one basis. The conversion price for each Class D-2 preferred unit is subject to adjustment in the event of certain dilutive issuances of Class D common units. In the event the Company issues any Additional Shares, as defined in the Operating Agreement, after the original issue date of the preferred units, without consideration or for a consideration per unit less than the conversion price applicable to a class of preferred units in effect immediately prior to such issuance, the conversion price for such class in effect immediately prior to each such issuance shall be adjusted according to a formula set forth in the Operating Agreement.

All Class D-2 preferred units are automatically convertible into Class D common units (i) upon the closing of an underwritten public offering in which the public offering price is at least $4.4397 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock issued in the initial public offering) or the gross proceeds raised equal or exceed $50,000 in the aggregate (before the underwriting discounts and commissions) or (ii) on the date specified by vote or written consent of the holders of at least a majority of the then outstanding Class D-2 preferred units voting together as a single class.

Voting and Transfer Rights

Each outstanding Class D-1 and Class D-2 preferred unit, as well as each outstanding Class D voting common unit, is entitled to one vote on matters submitted to a vote of the members. Subject to certain restrictions, members may transfer all or any portion of their units with the consent of the Manager.

Dividends

The holders of preferred units are entitled to receive non-cumulative dividends in preference to any dividends on common units, in each case, only when and if declared by the Company’s Manager.

Distribution Preference

Distributions may be made to the unitholders, at such times and in such amounts as the Manager may determine in its sole discretion and in the event of a Liquidation Event (as defined in the Operating Agreement), as follows:

•	First, pro rata to the holders of Class D-1 preferred units in accordance with such unitholders’ percentage ownership of all outstanding Class D-1 preferred units, until such unitholders have received aggregate distributions equal to the sum of the capital contributions made or deemed made by such unitholders but not exceeding $4,592 in aggregate;

•

Second, pro rata to the holders of Class D-1 preferred units and the holders of Class D-2 preferred units in proportion to the capital contributions of $27,165 made or deemed made by such unitholders until such unitholders have received aggregate distributions equal to the sum of the capital contributions made or deemed made by such unitholders, or, with respect to the holders of Class D-1 preferred units, until such unit holders have received their capital contributions made or deemed made by such unitholders not exceeding $4,592 in the aggregate; and

•	Thereafter, pro rata to all Class D unitholders in accordance with such unitholders’ percentage ownership of all outstanding Class D units.

Redemption Rights

None of the Company’s units have redemption rights.

Note 7—Reporting Segment and Geographic Information

The Company views its operations and manages its business in one reporting segment. All long-lived assets are located in the United States.

Revenue by region was as follows:

	Six Months Ended
	June 30, 2015	June 30, 2016
Revenue:
United States	$1,939	$4,137
Foreign:
Canada	1,076	1,739
Other Countries	754	1,535

	$3,769	$7,411

Note 8—Commitments and Contingencies

Operating Leases

The Company has commitments under non-cancelable operating leases of varying terms and duration for its headquarters located in Temple City, California, which is comprised of various corporate offices and a laboratory certified under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), accredited by the College of American Pathologists (“CAP”) and licensed by the State of California Department of Public Health (“CA DPH”). Rent expense for the six months ended June 30, 2015 and 2016 was $68 and $125, respectively.

Contingencies

From time to time, the Company may be subject to legal proceedings and claims arising in the ordinary course of business. Management does not believe that the outcome of any of these matters will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Note 9—Equity-Based Compensation

The Fulgent Therapeutics LLC Amended and Restated 2015 Equity Incentive Plan (the “Plan”) provides for the issuance of equity-based awards to the Company’s eligible employees, directors and consultants. The Plan reserves for issuance pursuant to awards granted under the Plan, including options to acquire such units an aggregate of 15,000 Class D non-voting common units, 4,500 Class P non-voting common units and 5,500 Class P voting common units. Options typically vest over four years and expire 10 years from the date of grant, and are not exercisable whether or not vested, until the earlier of a liquidity event or incorporation, each as defined in the Plan. An incorporation will be deemed to have occurred upon completion of the Reorganization, at which time the options will become immediately exercisable, to the extent vested. On April 4, 2016, the Company completed the split-off of Fulgent Pharma and the Pharma business, by (i) redeeming all of the outstanding Class P units, (ii) distributing to each Class P unitholder substantially identical shares of Fulgent Pharma and (iii) causing Fulgent Pharma to assume the options to purchase Class P units that had been issued by the Company.

Compensation expense related to employee equity-based awards is measured and recognized in the financial statements based on the fair value of the awards. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model. Equity-based compensation expense is recognized on an accelerated attribution method over the requisite service period, which is typically the vesting period of the award.

Equity-based awards issued to non-employees are accounted for at fair value determined by using the Black-Scholes option-pricing model. The fair value of each non-employee equity-based award is re-measured each period until a commitment date is reached, which is generally the vesting date.

The Company has granted fully vested unit awards and unit awards subject to profits interest thresholds. These unit awards are measured at fair value on the date of grant. The fair value of the unit awards subject to a profits interest threshold is measured using the Black-Scholes option-pricing model.

Determining the fair value of equity-based awards at the grant date requires judgment. The Company’s use of the Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option or other award, risk-free interest rates, assumed dividend yield of the underlying units, expected volatility of the price of the underlying units and the fair value of the underlying units. The assumptions used in the Company’s application of the Black-Scholes option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s equity-based compensation expense could be materially different in the future.

Award Activity

Option Awards

The following table summarizes activity for options to acquire Class D common units in the six months ended June 30, 2016:

	Number of Units Subject to Options	Weighted- Average Exercise Price Per Unit	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2015	2,080	$0.05	9.8	$645
Granted	2,418	$0.13	9.7
Exercised	—	—	—
Forfeited/canceled	(20)	$0.05	—
Outstanding as of June 30, 2016	4,478	$0.09	9.5	$6,493
Vested and expected to vest as of June 30, 2016	4,478	$0.09	9.5	$6,493
Exercisable at June 30, 2016	—	—	—	—

The weighted-average grant date fair value of options to acquire Class D common units granted in the six months ended June 30, 2016 was $0.98. As of June 30, 2016, the remaining unrecognized compensation expense of $3.0 million related to these options is expected to be recognized over a weighted-average period of 3.3 years.

There were no grants of options to acquire Class P common units in the six months ended June 30, 2016.

As of June 30, 2016, the Company had recognized $0 expense on option awards granted. Options granted by the Company are not exercisable, whether or not vested, until the earlier of a liquidity event or an incorporation, each as defined in the Plan, which, as of June 30, 2016, were not probable.

Unit Awards

The following table shows grants of Class D unit awards, including units subject to profits interest thresholds, during the six months ended June 30, 2016:

	Employee	Non-Employee
Profit Interests	—	—
Units	2,500	—

The Class D common units issued in the six months ended June 30, 2016 were related to one award granted to an employee during the period. These units were granted outside of the Plan, were immediately vested and are not subject to a profits interest threshold.

There were no awards of Class P units during the six months ended June 30, 2016.

Fair Value Assumptions

Option Awards to Employees

The following table sets forth weighted-average assumptions used to estimate the fair value of options to acquire Class D common units granted to employees during the six months ended June 30, 2016:

Expected term (in years)	6.1
Risk-free interest rates	1.4%
Dividend yield	0
Expected volatility	95.5%

These assumptions and estimates are as follows:

•	Expected Term. The expected term represents the period that the Company’s equity-based awards are expected to be outstanding. The Company determines the expected term assumption based on the vesting terms, exercise terms and contractual terms of the options, and in the case of equity-based awards subject to a profits interest threshold, based on the estimated time to liquidity.

•	Risk-Free Interest Rate. The Company determines the risk-free interest rate by using the equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

•	Dividend Yield. The assumed dividend yield is based on the Company’s expectation that it will not pay dividends in the foreseeable future, which is consistent with its history of not paying dividends.

•	Expected Volatility. The Company does not have sufficient history to estimate the volatility of the price of its common units or the expected term of its options. The Company calculates expected volatility based on historical volatility data of a representative group of companies that are publicly traded. The Company selected representative companies with comparable characteristics to it, including risk profiles and position within the industry, and with historical equity price information sufficient to meet the expected term of the equity-based awards. The Company computes the historical volatility of this selected group using the daily closing prices for the selected companies’ equity during the equivalent period of the calculated expected term of its equity-based awards. The Company will continue to use the representative group volatility information until the historical volatility of its equity is relevant to measure expected volatility for future option grants.

•	Forfeiture Rate. The Company has early adopted Accounting Standards Update No. 2016-09, Stock Compensation (Topic 718); Improvements to Employee Share-Based Payment Accounting, and has elected to account for forfeitures as they occur.

Option Awards to Non-Employees

Equity-based compensation expense related to options granted to non-employees is recognized as the options are earned. The fair value of the options is more reliably measurable than the fair value of the services received. The fair value of non-employee options is calculated at each reporting date, using the Black-Scholes option-pricing model, until the award vests or there is a substantial incentive for the non-employee not to perform the required services.

The following table sets forth the weighted-average assumptions used to estimate the fair value of options to acquire Class D common units granted to non-employees during the six months ended June 30, 2016:

Expected term (in years)	10
Risk-free interest rates	1.8%
Dividend yield	0
Expected volatility	98.7%

Unit Awards to Employees

A Class D common unit award granted in January 2016 was recorded based on the estimated fair value of common units on the grant date and resulted in equity-based compensation expense of $1.6 million.

Determination of Fair Value of Common Units on Grant Dates

The Company is a privately held company with no active public market for its common units. Therefore, in determining the fair value of equity-based awards, the Manager considered valuations prepared by an independent third party. For the valuation of Class D units related to awards of Class D units and options to acquire Class D units granted in the six months ended June 30, 2016, the Company incorporated the probability-weighted expected return method (“PWERM”) and utilized the market approach (Precedent Transactions Method) incorporating the Xi Long financing (see Note 6), applying a 20% discount for lack of marketability. Under the PWERM, the value of common equity is estimated based upon an analysis of future values for the enterprise assuming various scenarios. A company’s enterprise value is estimated at the date of various assumed potential future outcomes. Each enterprise value is allocated among the different classes of equity based on the rights and characteristics of each class. The resultant equity value is based upon the probability-weighted present value of expected future investment returns.

Equity-Based Compensation Expense

The following table summarizes equity-based compensation expense for the six months ended June 30, 2016 included in the statements of operations as follows:

Class D
Cost of revenue	$—
Research and development	—
Selling and marketing	—
General and administrative	1,625
Discontinued operations	—

Total	$1,625

Note 10—Subsequent Events

On August 12, 2016, pursuant to the terms of the Operating Agreement, the Company approved the distribution to Mr. Hsieh, as the sole holder of the Company’s Class D-1 preferred units, of approximately $4,592 as a return of Mr. Hsieh’s capital contributions to the Company. This return of capital contribution will be paid to Mr. Hsieh before completion of the initial public offering of Fulgent Inc., which will occur immediately following the Reorganization.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Immediately prior to closing this offering, Fulgent Therapeutics LLC will become a wholly owned subsidiary of Fulgent Genetics, Inc., a holding company and the issuer of common stock in this offering, in a transaction that we refer to as the “Reorganization.” Unless the context otherwise requires, (i) the term “Fulgent LLC” refers to Fulgent Therapeutics LLC, (ii) the term “Fulgent Inc.” refers to Fulgent Genetics, Inc. and (iii) the terms “Fulgent,” the “company,” “we,” “us” and “our” refer, for periods prior to completion of the Reorganization, to Fulgent LLC and, for periods after completion of the Reorganization, to Fulgent Inc. and its consolidated subsidiary after giving effect to the Reorganization.

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of our common stock in this offering. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NASDAQ Global Market listing fee.

Amount Paid or to be Paid
SEC registration fee		$5,035
FINRA filing fee		8,000
NASDAQ Global Market listing fee		*
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, or DGCL, and allow us to indemnify other employees and agents as set forth in the DGCL. These documents further provide that we shall pay expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such director or officer may be entitled to indemnification in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

In addition to the foregoing provisions of our certificate of incorporation and bylaws, our directors and officers may be indemnified by us pursuant to Section 145 of the DGCL, or Section 145. Section 145 authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made by a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits a corporation to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have entered or will enter into separate indemnification agreements with each of our directors and officers prior to completion of this offering, which will provide such individuals with indemnification in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director and officer in any action or proceeding arising out of his or her service to us or any of our subsidiaries or any other company or enterprise to which the individual provides services at our request. Subject to certain limitations, these indemnification agreements also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

The limitation of liability and indemnification provisions in our certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We believe the provisions in our certificate of incorporation, bylaws and indemnification agreements discussed above are necessary to attract and retain qualified persons to serve as directors and officers of our company. We also intend to maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act of 1933, as amended, or Securities Act, and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, in the opinion of the SEC, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Fulgent Inc.

The registrant, Fulgent Inc., was formed solely for the purpose of effecting this offering and, until the completion of the Reorganization, will not have issued any securities other than to Ming Hsieh in connection with its formation. In connection with the offering of the securities being registered hereby, Fulgent Inc. will issue an aggregate of              shares of its common stock in the Reorganization, as described under “Pharma Split-Off and Reorganization” in the prospectus included in this registration statement. This issuance will be exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof because it will not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions will be involved in the transaction; no general solicitation will be used; the recipients of the securities will have represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and have adequate access through their relationship with us to information about us; and all of the securities will be issued as restricted securities for purposes of the Securities Act.

Fulgent LLC

The descriptions below set forth information regarding all securities issued and sold by Fulgent LLC within the past three years that were not registered under the Securities Act, and the consideration, if any, received for such securities. None of these transactions involved any public offering of securities based on the specific facts of each transaction described below. As a result, we believe each transaction was exempt from the registration requirements of the Securities Act as described below.

Class D-1 Preferred Units

On October 16, 2015, we issued 56,000,000 Class D-1 preferred units to our founder and Manager, Mr. Hsieh, in consideration of his capital contribution of $4,592,489 to the business described in this prospectus. This issuance was exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof because it did not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions were involved in the transaction; no general solicitation was used; the recipient of the securities represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and had adequate access through his relationship with us to information about us; and all of the securities were issued as restricted securities for purposes of the Securities Act.

Class D Voting Common Units

On October 16, 2015, we issued an aggregate of 24,000,000 Class D voting common units that constitute profits interests and are subject to a participation threshold amount of $0.0476 per unit to three members of our management team in consideration of their service for our company. On January 27, 2016, we issued 2,500,000 Class D voting common units to Paul Kim, our Chief Financial Officer, as an inducement to entering into employment with us. These issuances were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof because it did not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions were involved in the transaction; no general solicitation was used; the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and had adequate access through their relationship with us to information about us; and all of the securities were issued as restricted securities for purposes of the Securities Act.

Class D Non-Voting Common Units

On October 16, 2015, we issued an aggregate of 10,000,000 Class D non-voting common units that constitute profits interests and are subject to a participation threshold amount of $0.0476 per unit to two members of our management team in consideration of their service for our company. These issuances were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 thereunder because the securities were issued under written compensatory plans intended to comply with Rule 701 and the recipients of these securities were bona fide service providers to us at the time of grant.

Options to Acquire, and Restricted Share Units Relating to, Class D Non-Voting Common Units

Between October 16, 2015 and June 30, 2016, we issued options to acquire an aggregate of 4,798,000 Class D non-voting common units subject to exercise prices of $0.05 and $1.62 per unit. Of these, as of June 30, 2016, options to acquire an aggregate of 320,000 Class D non-voting common units had been forfeited or cancelled, no options had been exercised and options to acquire an aggregate of 4,478,000 Class D non-voting common units remained outstanding, and between June 30, 2016 and the date of this filing, options to acquire an aggregate of 10,000 Class D non-voting common units subject to an exercise price of $0.05 per unit have been forfeited or cancelled and no options have been exercised. Between June 30, 2016 and the date of this filing, we issued options to acquire an aggregate of 45,000 Class D non-voting common units subject to an exercise price of $1.62 per unit. Of these, no options have been forfeited, cancelled or exercised. As a result, options to acquire an aggregate of 4,513,000 Class D non-voting common units remain outstanding as of the date of this filing. These issuances were all exempt from the registration requirements of the Securities Act in reliance upon Rule 701 thereunder because the securities were issued under written compensatory plans intended to comply with Rule 701 and the recipients of these securities were bona fide service providers to us at the time of grant.

On August 12, 2016, we issued restricted share units relating to an aggregate of 500,000 Class D non-voting common units to a member of our management team in consideration of his service for our company. Of these, no restricted share units have settled or been forfeited or cancelled. This issuance was exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof because it did not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions were involved in the transaction; no general solicitation was used; the recipient of the securities represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and had adequate access through his relationship with us to information about us; and all of the securities were issued as restricted securities for purposes of the Securities Act.

Class D-2 Preferred Units

On May 17, 2016, we sold 5,131,579 Class D-2 preferred units to Xi Long USA, Inc., or Xi Long, for an aggregate purchase price of $15,188,234. On May 17, 2016, we exchanged for Class D-2 preferred units, on a one-for-one basis, an aggregate of 10,263,158 Class D-1 preferred and Class D common units acquired by Xi Long from our other members on May 13, 2016. These issuances were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof and Regulation D thereunder because it did not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions were involved in the transaction; no general solicitation was used; the recipient of the securities represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and had adequate access to information about us; and all of the securities were issued as restricted securities for purposes of the Securities Act.

Distribution of Units of Fulgent Pharma in Pharma Split-Off

On April 4, 2016, Fulgent LLC separated its former pharmaceutical business, or the Pharma Business, which was conducted through Fulgent LLC’s former subsidiary, Fulgent Pharma LLC, or Fulgent Pharma. This separation is referred to as the Pharma Split-Off. Fulgent LLC’s Class P preferred units and Class P voting and non-voting common units had economic rights based on the assets, income, earnings and profits and any liabilities, expenses, costs and charges of the Pharma Business. At the time of the Pharma Split-Off, Fulgent LLC had seven members and 10 optionholders, each of which had provided services to Fulgent Pharma and had a pre-existing relationship with Fulgent LLC and Fulgent Pharma and access to information about each company. To effect the Pharma Split-Off, Fulgent LLC redeemed each member’s Class P preferred and common units, distributed to each such member substantially identical units of Fulgent Pharma and caused Fulgent Pharma to assume all then-outstanding options to acquire Class P common units. This issuance was exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof because it did not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions were involved in the transaction; no general solicitation was used; the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and had adequate access through their relationship with Fulgent Pharma and its management to information about Fulgent Pharma; and all of the securities were issued as restricted securities for purposes of the Securities Act.

Class P Preferred Units

On October 16, 2015, we issued 51,000,000 Class P preferred units to our founder and Manager, Mr. Hsieh, in consideration of his capital contribution of $10,907,511 to the Pharma Business. This issuance was exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof because it did not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions were involved in the transaction; no general solicitation was used; the recipient of the securities represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and had adequate access through his relationship with us to information about us; and all of the securities were issued as restricted securities for purposes of the Securities Act.

Class P Voting Common Units

On October 16, 2015, we issued an aggregate of 39,000,000 Class P voting common units that constitute profits interests and are subject to a participation threshold amount of $0.0287 per unit to two members of our management team in consideration of their service for our company. These issuances were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof because it did not involve any public offering of securities based on the following facts: no underwriters, underwriting discounts or commissions were involved in the transaction; no general solicitation was used; the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and had adequate access through their relationship with us to information about us; and all of the securities were issued as restricted securities for purposes of the Securities Act.

On October 16, 2015, we issued an aggregate of 3,500,000 Class P voting common units that constitute profits interests and are subject to a participation threshold amount of $0.0287 per unit to two members of our management team in consideration of their service for our company. These issuances were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 thereunder because the securities were issued under written compensatory plans intended to comply with Rule 701 and the recipients of these securities were bona fide service providers to us at the time of grant.

Class P Non-Voting Common Units

Between October 16, 2015 and April 4, 2016, the date of the Pharma Split-Off, we issued an aggregate of 2,500,000 Class P non-voting common units that constitute profits interests and are subject to a participation threshold amount of $0.0287 per unit to two members of our management team in consideration of their service for our company. These issuances were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 thereunder because the securities were issued under written compensatory plans intended to comply with Rule 701 and the recipients of these securities were bona fide service providers to us at the time of grant.

Options to Acquire Class P Non-Voting Common Units

On October 16, 2015, we issued options to acquire an aggregate of 1,810,000 Class P non-voting common units subject to an exercise price of $0.04 per unit. As of the April 4, 2016, the date of the Pharma Split-Off, no options had been forfeited, cancelled or exercised. These issuances were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 thereunder because the securities were issued under written compensatory plans intended to comply with Rule 701 and the recipients of these securities were bona fide service providers to us at the time of grant.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

See the Exhibit Index immediately following the signature page to this registration statement, which is incorporated herein by reference.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	For the purpose of determining any liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Temple City, California, on the 2nd day of September, 2016.

FULGENT GENETICS, INC.

By:	/s/ Ming Hsieh
Ming Hsieh
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ming Hsieh and Paul Kim, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ming Hsieh	President, Chief Executive Officer and Director	September 2, 2016
Ming Hsieh	(Principal Executive Officer)

/s/ Paul Kim	Chief Financial Officer	September 2, 2016
Paul Kim	(Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement, including Form of Lock-Up Agreement.

2.1†	Form of Agreement and Plan of Merger, by and among the registrant, Fulgent MergerSub, LLC and Fulgent Therapeutics LLC.

3.1†	Certificate of Incorporation of the registrant.

3.1.1†	Certificate of Amendment to Certificate of Incorporation of the registrant.

3.2†	Bylaws of the registrant.

4.1*	Form of Certificate of Common Stock of the registrant.

4.2†	Investor’s Rights Agreement, dated May 17, 2016, by and between Fulgent Therapeutics LLC and Xi Long USA, Inc.

5.1*	Opinion of Morrison & Foerster LLP.

10.1#†	Form of Indemnification Agreement, entered or to be entered into between the registrant and each of its officers and directors prior to completion of this offering.

10.2#†	Amended and Restated 2015 Equity Incentive Plan of Fulgent Therapeutics LLC.

10.3#†	Form of Notice of Option Grant and Option Agreement under the Amended and Restated 2015 Equity Incentive Plan of Fulgent Therapeutics LLC.

10.4#†	Form of Notice of Profits Interest Grant and Profits Interest Agreement under the Amended and Restated 2015 Equity Incentive Plan of Fulgent Therapeutics LLC.

10.5#†	Form of Notice of Restricted Share Unit Grant and Restricted Share Unit Agreement under the Amended and Restated 2015 Equity Incentive Plan of Fulgent Therapeutics LLC.

10.6#†	Form of 2016 Omnibus Incentive Plan of the registrant.

10.7#†	Form of Notice of Stock Option Award and Stock Option Award Agreement under the 2016 Omnibus Incentive Plan of the registrant.

10.8#†	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement under the 2016 Omnibus Incentive Plan of the registrant.

10.9#†	Form of Option Substitution Award under the 2016 Omnibus Incentive Plan of the registrant.

10.10#†	Form of Notice of Restricted Stock Unit Substitution Award and Restricted Stock Unit Agreement under the 2016 Omnibus Incentive Plan of the registrant.

10.11#†	Employment Agreement, dated May 25, 2016, by and among Fulgent Therapeutics LLC, the registrant and Ming Hsieh.

10.12#†	Employment Agreement, dated May 25, 2016, by and among Fulgent Therapeutics LLC, the registrant and Paul Kim.

10.13#†	Amended and Restated Employment Agreement, dated May 25, 2016, by and among Fulgent Therapeutics LLC, the registrant and Hanlin Gao.

10.14#†	Severance Agreement, dated July 7, 2016, by and among Fulgent Therapeutics LLC, the registrant and Ming Hsieh.

10.15#†	Severance Agreement, dated July 7, 2016, by and among Fulgent Therapeutics LLC, the registrant and Paul Kim.

Exhibit Number	Description of Document

10.16#†	Severance Agreement, dated July 7, 2016, by and among Fulgent Therapeutics LLC, the registrant and Hanlin Gao.

10.17†	Contribution and Allocation Agreement, dated May 19, 2016, by and among Fulgent Therapeutics LLC, Fulgent Pharma LLC and Ming Hsieh.

10.18†	Form of Fourth Amended and Restated Operating Agreement of Fulgent Therapeutics LLC, to be in effect upon completion of the Reorganization (included as an exhibit to Exhibit 2.1).

10.19†	Commercial Leases, dated April 14, 2015, April 28, 2016, March 24, 2016 and August 1, 2016, by and between E & E Plaza LLC and Fulgent Therapeutics LLC.

21.1†	Subsidiaries of the registrant.

23.1†	Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to the financial statements of the registrant.

23.2†	Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to the financial statements of Fulgent Therapeutics LLC.

23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1†	Power of Attorney (included on the signature page hereto).

99.1†	Consent of John Bolger to be named a director nominee.

99.2†	Consent of Yun Yen to be named a director nominee.

99.3†	Consent of James J. Mulay (Mulé) to be named a director nominee.

*	To be filed by amendment.
†	Filed herewith.
#	Management contract or compensatory plan, contract or arrangement.